UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON D.C. 20549
SCHEDULE 14C
(Rule 14c-101)
INFORMATION REQUIRED IN INFORMATION STATEMENT
SCHEDULE 14C INFORMATION
Information Statement Pursuant to Section 14(c)
of the Securities Exchange Act of 1934
(Amendment No. ____)
Check the appropriate box:
☒ Preliminary Information Statement.
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2)).
☐ Definitive Information Statement.
CARDO MEDICAL, INC.
(Name of Registrant as Specified In Its Charter)
Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☒	Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.
(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): The proposed maximum value of the transaction was based upon $14,660,000 in cash. The filing fee was determined by multiplying the proposed maximum value of the transaction by .0002.

(4)	Proposed maximum aggregate value of transaction: $14,660,000

(5)	Total fee paid: $2,932

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

[•], 2011
Dear Stockholder:
     We are furnishing this Information Statement to the stockholders of Cardo Medical, Inc., a Delaware corporation (“Cardo Medical”), in connection with the sale of substantially all of the assets of Cardo Medical and its wholly owned subsidiary, Cardo Medical, LLC, consisting of all of the assets of Cardo Medical’s joint arthroplasty division (which we refer to as our Reconstructive Division), to Arthrex, Inc. (“Arthrex”), pursuant to an asset purchase agreement dated as of January 24, 2011. In addition, Cardo Medical has received the authorization to sell all of the assets of its Spine Division, on terms and conditions to be determined by the Board of Directors of Cardo Medical, as soon as practicable after the closing of the transaction. Immediately following the closing of the transaction and pursuant to the terms of the asset purchase agreement, Cardo Medical will file an amendment to its Certificate of Incorporation to change its name to Tiger X Medical, Inc. A copy of the asset purchase agreement and the form of an amendment to the Certificate of Incorporation is included as Appendix A and B, respectively, to the enclosed Information Statement.
     The asset purchase agreement, the transactions contemplated thereby, the authorization to sell all of the assets of the Spine Division, and the name change have been approved by Cardo Medical’s Board of Directors. As permitted by Delaware law and our Certificate of Incorporation, Cardo Medical has received a written consent from the majority stockholders of Cardo Medical approving the asset purchase agreement, the transactions contemplated thereby, the authorization to sell all of the assets of the Spine Division, and the name change.
     ACCORDINGLY, STOCKHOLDERS ARE NOT BEING ASKED FOR PROXIES TO VOTE THEIR SHARES WITH RESPECT TO THE ASSET PURCHASE AGREEMENT, THE TRANSACTIONS CONTEMPLATED THEREBY, THE AUTHORIZATION TO SELL THE ASSETS OF THE SPINE DIVISION, OR THE NAME CHANGE. NO PROXY CARD HAS BEEN ENCLOSED WITH THIS INFORMATION STATEMENT AND NO MEETING OF STOCKHOLDERS WILL BE HELD TO CONSIDER THE ASSET PURCHASE AGREEMENT, THE TRANSACTIONS CONTEMPLATED THEREBY, THE AUTHORIZATION TO SELL ALL OF THE ASSETS OF THE SPINE DIVISION, OR THE NAME CHANGE.
     The sale of assets described in the enclosed Information Statement will not become effective until at least 20 calendar days following the date of mailing of the enclosed Information Statement to our stockholders.
     WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.
     The enclosed Information Statement is being provided to you pursuant to Rule 14c-2 under the Securities Exchange Act of 1934, as amended, and Delaware law. It contains a description of the asset purchase agreement, the transactions contemplated thereby, the authorization to sell all of the assets of the Spine Division, and the name change. We encourage you to read the Information Statement, including Appendix A, B, and C thoroughly. You may also obtain information about us from publicly available documents filed with the Securities and Exchange Commission.
Sincerely,
Andrew A. Brooks, M.D.
Chairman of the Board and Chief Executive Officer

CARDO MEDICAL, INC.
7625 Hayvenhurst Avenue, Suite 49, Van Nuys, California 91406
____________________
NOTICE OF ADOPTION AND APPROVAL OF ASSET PURCHASE AGREEMENT,
SALE OF SPINE DIVISION AND AMENDMENT TO CERTIFICATE OF INCORPORATION
BY WRITTEN CONSENT OF STOCKHOLDERS
____________________
[•], 2011
To the Stockholders of Cardo Medical, Inc.:
     NOTICE IS HEREBY GIVEN, pursuant to Section 228 of the General Corporation Law of the State of Delaware (“Delaware Law”) that, on January 24, 2011, the holders of a majority of the outstanding shares of Cardo Medical, Inc., a Delaware corporation (“we,” “us” or “Cardo Medical”), entitled to vote thereon, acting by written consent without a meeting of stockholders, took the following action:
(1)	authorized, adopted and approved the execution, delivery and performance of an asset purchase agreement, dated January 24, 2011, by and among Cardo Medical, our wholly owned subsidiary, Cardo Medical, LLC, a Delaware limited liability company, and Arthrex, Inc., a Delaware corporation (“Arthrex”), and approved the transactions contemplated thereby,

(2)	authorized, as soon as practicable after the closing contemplated by the asset purchase agreement, Cardo Medical to sell all of the assets of its Spine Division on terms and conditions to be determined by the Board of Directors of Cardo Medical, and

(3)	approved the filing of an amendment to Cardo Medical’s Certificate of Incorporation to change its name to Tiger X Medical, Inc. immediately after the closing of the asset sale.
     Pursuant to the asset purchase agreement, we will sell substantially all of our assets, consisting of all of the assets of our joint arthroplasty division (which we refer to as our Reconstructive Division), to Arthrex in exchange for cash consideration of $9,960,000 plus the value of our inventory and property, plant and equipment relating to our Reconstructive Division calculated as of the closing date, the assumption by Arthrex of certain executory liabilities of the Company under contracts being assumed by Arthrex, and the payment of a royalty equal to 5% of net sales of our Reconstructive Division products acquired pursuant to the Asset Purchase Agreement, to be paid in cash on a quarterly basis for a term up to and including the 20th anniversary of the closing date. We estimate the value of our inventory and property, plant and equipment relating to our Reconstructive Division as of the closing date will be approximately $4.7 million. Immediately after the closing of the transaction and pursuant to the terms of the asset purchase agreement, we will file an amendment to our Certificate of Incorporation to change our name to Tiger X Medical, Inc.
     As permitted by Delaware Law, no meeting of stockholders of Cardo Medical is being held to vote on the approval of the asset purchase agreement, the transactions contemplated thereby, the authorization to sell all of the assets of the Spine Division, or the name change because such transactions have been approved by the requisite stockholders in an action by written consent of the stockholders of Cardo Medical. The terms and conditions of the asset purchase agreement, the transactions contemplated thereby, the authorization to sell all of the assets of the Spine Division, and the name change are described in detail in the enclosed Information Statement.
By Order of the Board of Directors,
Joshua B. Weingard
Chief Legal Officer and Corporate Secretary

INFORMATION STATEMENT
Introduction
SUMMARY
A NOTE ABOUT FORWARD-LOOKING STATEMENTS
Summary Information In Question And Answer Format
Use of Proceeds

CARDO MEDICAL, INC.
INFORMATION STATEMENT
Introduction
     This Information Statement is being furnished to the stockholders of Cardo Medical, Inc., a Delaware corporation (“Cardo Medical”), in connection with the prior approval of our Board of Directors of, and receipt of approval by written consent of the majority stockholders of Cardo Medical for, (1) the sale of substantially all of Cardo Medical’s assets, consisting of all of the assets of our joint arthroplasty division (which we refer to as our Reconstructive Division), to Arthrex, Inc. (“Arthrex”) (the “Asset Sale”), (2) the future sale of all of the assets of our Spine Division on terms and conditions to be determined by the Board of Directors of Cardo Medical (the “Spine Division Sale”), and (3) immediately after the closing of the Asset Sale, an amendment to Cardo Medical’s Certificate of Incorporation to change its name to Tiger X Medical, Inc. (the “Name Change”). The Asset Sale will be effective pursuant to the Asset Purchase Agreement, dated as of January 24, 2011, by and among Cardo Medical, our wholly owned subsidiary, Cardo Medical, LLC, a Delaware limited liability company (“Cardo LLC”), and Arthrex (the “Asset Purchase Agreement”). A copy of the Asset Purchase Agreement and a form of the amendment to the Certificate of Incorporation is included as Appendix A and B, respectively, to the enclosed Information Statement.
     The Board of Directors believes that the approval and consummation of the Asset Purchase Agreement, the transactions contemplated thereby, the Spine Division Sale, and the Name Change are in the best interest of Cardo Medical. Accordingly, on January 24, 2011, the Board approved the Asset Purchase Agreement, the transactions contemplated thereby, the Spine Division Sale, and the Name Change and directed that these items be presented to the stockholders of Cardo Medical holding a majority of the issued and outstanding shares of Cardo Medical’s common stock.
     Under Delaware law and our Certificate of Incorporation, the affirmative vote of a majority of the issued and outstanding shares of Cardo Medical’s Common Stock, par value $0.001 per share (“Common Stock”), as of the close of business on January 24, 2011, the record date, is required to approve the Asset Purchase Agreement, the transactions contemplated thereby, the Spine Division Sale, and the Name Change. Under our Certificate of Incorporation, each share of Common Stock is entitled to one vote per share. As of January 24, 2011, there were issued and outstanding 230,293,141 shares of Common Stock. As permitted by the Delaware General Corporation Law, on January 24, 2011, Cardo Medical received a written consent in lieu of a meeting of stockholders from holders of 133,689,430 shares of Common Stock representing 58% of the total issued and outstanding shares of voting stock of Cardo Medical approving the Asset Purchase Agreement, the transactions contemplated thereby, the Spine Division Sale, and the Name Change.
     WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY. NO PROXY CARD HAS BEEN ENCLOSED AND NO MEETING OF STOCKHOLDERS WILL BE HELD TO CONSIDER THE ASSET PURCHASE AGREEMENT, THE TRANSACTIONS CONTEMPLATED THEREBY, THE SPINE DIVISION SALE, OR THE NAME CHANGE.
     The Asset Sale will not become effective until at least 20 calendar days following the date of mailing of this Information Statement to our stockholders. The Name Change will not become effective until the closing of the Asset Sale. The Spine Division Sale will not become effective unless and until a definitive agreement is reached with a purchaser of the assets of the Spine Division, and then upon the terms and conditions provided therein.
     This Information Statement is furnished for the purposes of informing stockholders, in the manner required under the Securities Exchange Act of 1934, as amended, and under Delaware law, of the Asset Sale, the Spine Division Sale and the Name Change before they are consummated and the taking of action by a majority of the stockholders of Cardo Medical by written consent. This Information Statement is first being mailed on or about [· ], 2011 to holders of record of Common Stock as of the close of business on January 24, 2011.
     THE INFORMATION IN THIS INFORMATION STATEMENT REGARDING ARTHREX HAS BEEN SUPPLIED BY ARTHREX.

SUMMARY
     This Information Statement is being furnished to the stockholders of Cardo Medical, Inc. (“Cardo Medical”), a Delaware corporation, in connection with the prior approval by our Board of Directors, and receipt of approval by written consent of our majority stockholders, for (1) the Asset Sale, which is the sale of substantially all of our assets, consisting of all of the assets of our Reconstructive Division, to Arthrex, pursuant to the Asset Purchase Agreement, (2) the Spine Division Sale, which is the future sale of all of the assets of our Spine Division on terms and conditions to be determined by the Board of Directors of Cardo Medical, and (3) immediately after the closing of the Asset Sale, the Name Change, which is an amendment to our Certificate of Incorporation to change our name to Tiger X Medical, Inc. The terms “we,” “our,” “Cardo,” and the “Company” in this Information Statement refer collectively to Cardo Medical, Inc. and Cardo Medical, LLC, unless the context requires reference to Cardo Medical only. References to “you” are to the stockholders of Cardo Medical, Inc.
     The summary that follows highlights selected information contained elsewhere in this Information Statement. It may not contain all of the information that is important to you. To fully understand the Asset Sale, the Spine Division Sale, and the Name Change, and for a more complete description of the Asset Sale, the Spine Division Sale, and the Name Change, and related matters, you should carefully read this Information Statement in its entirety, including the Asset Purchase Agreement, the form of an amendment to the Certificate of Incorporation, and the fairness opinion included as Appendix A, B, and C, respectively.
Parties To The Asset Sale
Cardo Medical, Inc. (see page 13)
7625 Hayvenhurst Avenue
Suite 49
Van Nuys, California 91406
(818) 780-6677
www.cardomedical.com (The information contained on the Company’s website shall not be deemed part of this Information Statement.)
     Cardo Medical, Inc., a Delaware corporation, is an orthopedic medical device company specializing in designing, developing and marketing high performance reconstructive joint devices and spinal surgical devices.
Cardo Medical, LLC (see page 13)
7625 Hayvenhurst Avenue
Suite 49
Van Nuys, California 91406
(818) 780-6677
     Cardo Medical, LLC, a Delaware corporation, is a wholly owned subsidiary of the Company.
Arthrex, Inc. (see page 13)
1370 Creekside Boulevard
Naples, Florida 34108
(239) 643-5553
www.arthrex.com (The information contained on Arthrex’s website shall not be deemed part of this Information Statement.)
     Arthrex, Inc., a Delaware corporation, is a privately held corporation committed to providing the finest quality products and educational services to meet the special needs of orthopaedic surgeons and their patients.

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The Asset Sale (see page 13)
     On January 24, 2011, our Board of Directors at a special meeting adopted and approved the Asset Purchase Agreement and the transactions contemplated thereby. Pursuant to the Asset Purchase Agreement, we intend to sell and Arthrex intends to purchase substantially all of the Company’s assets, consisting of all of the assets of our Reconstructive Division. We will sell substantially all of our assets to Arthrex in exchange for cash consideration of $9,960,000 plus the value of our inventory and property, plant and equipment relating to our Reconstructive division calculated as of the closing date, the assumption by Arthrex of certain executory liabilities of the Company under contracts being assumed by Arthrex, and the payment of a royalty equal to 5% of net sales of our Reconstructive Division products being acquired pursuant to the Asset Purchase Agreement, to be paid in cash on a quarterly basis for a term up to and including the 20th anniversary of the closing date. Following the execution of the Asset Purchase Agreement, we received a $250,000 deposit from Arthrex to be credited against the cash consideration due at closing. From the cash consideration paid at closing, $900,000 will be deposited with an escrow agent for a period of twelve months from the closing date to be used for any adjustments to the value of our inventory and property, plant and equipment relating to our Reconstructive Division and for post closing indemnification claims which may be asserted by Arthrex with respect to losses, damages, costs, expenses, suits, actions or obligations related to unassumed liabilities and payment of certain taxes. We estimate that the value of our inventory and property, plant and equipment relating to our Reconstructive Division as of the closing date will be approximately $4.7 million. The assets excluded from the Asset Sale include the assets of our Spine Division, cash and cash equivalents, all receivables and accounts receivable, prepaid items and deposits, and real property leases and leasehold improvements.
     If the proposed Asset Sale is consummated:
•	The Company will continue to be a public company;

•	The Company intends to find a buyer for the Company’s assets in its Spine Division and consummate such sale as soon as possible following the Asset Sale;

•	The Company’s common stock will continue to trade on the OTC Bulletin Board; and

•	The Company will use the proceeds from the Asset Sale to pay: (i) accrued salaries and payroll taxes, (ii) sums due to certain creditors, (iii) transaction expenses, and (iv) working capital purposes.
Spine Division Sale (see page 13)
     On January 24, 2011, our Board of Directors at a special meeting adopted and approved the Spine Division Sale, which is the future sale of all of the assets of our Spine Division on terms and conditions to be determined by the Board of Directors of Cardo Medical in the future.
Reasons For The Asset Sale and The Spine Division Sale (see page 17)
     The Board of Directors and management of the Company have concluded that based on the Company’s losses from operations, negative cash flows from operations, accumulated deficit and limited cash to fund future operations, as well as its recent reduction in workforce, the Company’s inability to raise additional funds and its review of strategic and liquidity alternatives, it would be in the Company’s best interest to sell substantially all of the Company’s assets at a fair price. In addition, for the years ended December 31, 2009 and 2008, the Company recorded net losses of approximately $5.1 million and $5.7 million, respectively. For the nine months ended September 30, 2010 and 2009, the Company recorded losses of approximately $11.1 million and $3.8 million, respectively. For the years ended December 31, 2009 and 2008, the Company’s accumulated deficit totaled approximately $11.2 million and $6.1 million, respectively. For the nine months ended September 30, 2010 and 2009, the Company accumulated deficit totaled approximately $22.2 million and $9.9 million, respectively. The Company has also received a “going concern” opinion from its independent auditors for the years ended December 31, 2009 and 2008. As a result, the Board of Directors and management decided that it is in the best interest of the Company to pursue a sale transaction for all of the assets of its Reconstructive Division to Arthrex, and to obtain the authorization to sell in the future all of the assets of its Spine Division.

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Opinion Of Inverness Advisors Regarding the Asset Sale (see page 25)
     On January 24, 2011, Inverness Advisors, a division of KEMA Partners LLC, our financial advisor (“Inverness”), rendered its oral opinion to our Board of Directors and subsequently confirmed in writing, that, as of that date, and based upon and subject to the various considerations, assumptions and limitations set forth in its opinion, the Consideration (as defined therein) to be received by Cardo and its affiliate Cardo Medical, LLC in the Asset Sale was fair, from a financial point of view, to Cardo. The Asset Sale is also referred to as the Transaction in this Information Statement.
     The analyses undertaken and matters considered by Inverness in rendering its opinion are summarized in the section of this information statement entitled “Opinion of Our Financial Advisor,” and the full text of the written opinion of Inverness is attached to this information statement as Annex C. We encourage you to read the opinion carefully in its entirety for a complete description of the assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken by Inverness in rendering its opinion. The opinion was directed to our board of directors and does not constitute a recommendation by Inverness to our board of directors or any other person as to any matter relating to the asset purchase agreement or the Transaction.
The Name Change (see page 13)
     On January 24, 2011, our Board of Directors at a special meeting adopted and approved, subject to the closing of the Asset Sale, an amendment to our Certificate of Incorporation to change our name to Tiger X Medical, Inc. Pursuant to the terms of the Asset Purchase Agreement, immediately after the closing, we are required to change our name, logos, trade dress, trade names, trademarks, service marks and the like to new names that are reasonably satisfactory to Arthrex and do not use the words “Cardo” or any variation thereof. The Name Change will not become effective until the closing of the Asset Sale.
Approval of the Board of Directors and Stockholders (see page 13)
     The Board of Directors of Cardo Medical, after careful consideration, has adopted and approved the Asset Purchase Agreement, the transactions contemplated thereby, the Spine Division Sale, and the Name Change and has recommended that Cardo Medical’s stockholders vote for the adoption and approval of these items. Immediately following the execution of the Asset Purchase Agreement on January 24, 2011, stockholders holding 58% of Cardo Medical’s shares of common stock outstanding executed a written consent in lieu of a stockholders meeting approving the Asset Purchase Agreement, the transactions contemplated thereby, the Spine Division Sale, and the Name Change.
Use of Proceeds (see page 18)
     The Asset Purchase Agreement provides that, at closing, we will receive a total cash consideration of $9,960,000 plus the value of our inventory and property, plant and equipment relating to our Reconstructive Division calculated as of the closing date. From the cash consideration paid at closing, $900,000 will be deposited with an escrow agent for a period of twelve months from the closing date to be used for any adjustments to the value of the our inventory and property, plant and equipment relating to our Reconstructive Division and for post closing indemnification claims which may be asserted by Arthrex with respect to losses, damages, costs, expenses, suits, actions or obligations related to unassumed liabilities and payment of certain taxes. The Company anticipates that approximately $2.5 million will be used to pay: (i) accrued salaries and payroll taxes, (ii) sums due to certain creditors (iii) transaction expenses and (iv) working capital purposes.

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Structure of the Company After the Asset Sale (see page 17)
     After completion of the Asset Sale, the Company will hold:
•	cash and cash equivalents in the approximate amount of $11.3 million, excluding $900,000 held in escrow;

•	accounts receivable in the approximate amount of $450,000; and

•	the limited liability company interests of Cardo Medical, LLC.
     After the Asset Sale, our ongoing operations will consist of our Spine Division operations, the collection of accounts receivable, the collection of royalty payments pursuant to the terms of the Asset Purchase Agreement, and the payment of any liabilities.
Consulting Agreements After The Asset Sale (see page 17)
     It is anticipated that Dr. Andrew Brooks, Michael Kvitnitsky, and Derrick Romine will each enter into a consulting agreement with Arthrex at or prior to the closing of the Asset Sale. The consulting agreements for Messrs. Kvitnitsky and Romine have a term of three (3) months, which may be extended by mutual agreement of Arthrex and the consultant thereunder. Mr. Kvitnitsky will receive monthly compensation of $18,333.33 for consulting fees and $1,783.33 for monthly benefits. Mr. Romine will receive monthly compensation of $15,000.00 for consulting fees and $1,550.00 for monthly benefits. Each consulting agreement provides that the consultant will not compete with Arthrex during the term of the agreement, will not disclose any confidential information of Arthrex and will assign any inventions to Arthrex that were created during the term of the consulting agreement and that relate to Arthrex’s business or were created in connection with the consulting services or using Arthrex’s property. The agreements permit the consultant to (i) continue as a consultant to, or director, officer or employee of, Cardo Medical and/or its subsidiaries in connection with the Spine Division Sale, provided that such involvement does not materially interfere with the performance of his duties under the consulting agreement, or (ii) own, directly or indirectly, any equity securities (including stock options) of Cardo Medical that he holds as of the date of the Asset Purchase Agreement. The consulting agreement with Dr. Brooks will be on such terms as are mutually agreed upon by Dr. Brooks and Arthrex.
Dissenters’ Rights (see page 31)
     The stockholders of the Company are not entitled to seek dissenters’ or appraisal rights under Delaware law in connection with the Asset Sale, the Spine Division Sale, or Name Change.
Certain Federal Income Tax Consequences (see page 31)
     The Asset Sale will be treated by the Company as a taxable transaction for federal income tax purposes. It is anticipated that any gain resulting from the Asset Sale will be offset against the Company’s net operating loss carryforwards. However, utilization of these carryforwards generates an alternative minimum tax for federal income tax purposes. At this time, we are unable to determine the alternative tax liability generated due to the utilization of these carryforwards.
     If the Spine Division Sale is consummated in the future, the Spine Division Sale will be treated by the Company as a taxable transaction for federal income tax purposes. It is anticipated that any gain from the Spine Division Sale will be offset against the Company’s net operating loss carryforwards. As noted above, the utilization of these carryforwards generates an alternative minimum tax for federal tax purposes. At this time, we are not able to estimate the alternative tax liability which will be generated due to the utilization of these carryforwards in connection with the Spine Division Sale.
Accounting Treatment (see page 31)
     Upon completion of the Asset Sale, we will remove from our consolidated balance sheet all of the assets of our Reconstructive Division sold to Arthrex and will reflect therein the effect of the receipt and the use of the proceeds of the Asset Sale. We will record a gain on the sale of assets to Arthrex equal to the difference between the purchase price received and the book value of the assets sold in our consolidated statement of operations.

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     If the Spine Division Sale is consummated in the future, we will remove from our consolidated balance sheet the assets of our Spine Division and will reflect therein the effect of the receipt and the use of the proceeds of the Spine Division Sale. We will record a gain or loss, as applicable, on the sale of the assets of our Spine Division equal to the difference between the purchase price received and the book value of the assets sold in our consolidated statement of operations.
Government Approval (see page 31)
     Except for compliance with the applicable regulations of the Securities and Exchange Commission in connection with this Information Statement and of the Delaware General Corporation Law in connection with the Asset Sale, the Spine Division Sale, and the Name Change, we are not required to comply with any federal or state regulatory requirements, and no federal or state regulatory approvals are required in connection with Asset Sale, the Spine Division Sale, or the Name Change.
Interests of the Continuing Stockholders (see page 33)
     Following the Asset Sale, the Spine Division Sale and the Name Change, the current stockholders of the Company will continue to own 100% of the outstanding common stock of the Company.
A NOTE ABOUT FORWARD-LOOKING STATEMENTS
     This Information Statement contains certain forward-looking statements, including statements regarding our “expectations,” “beliefs,” “goals,” “hopes,” “strategies,” and the like. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and are including this statement for purposes of invoking those safe harbor provisions. Such forward-looking statements involve known and unknown risks, uncertainties and other important factors that are subject to change at any time and from time to time and that could cause our actual results, performance or achievements to differ materially from our expectations of future results, performance or achievements expressed or implied by such forward-looking statements. Factors that could cause actual results or developments to differ materially from those described in or contemplated or implied by such forward-looking statements include, without limitation, the risk that the assumptions upon which the forward-looking statements are based ultimately may prove to be incorrect or incomplete, the ability of the companies to satisfy the conditions to the closing of the Asset Sale and to consummate the Asset Sale transaction, and unanticipated events that could impact the value of our inventory, property, plant and equipment relating to the assets of our Reconstructive Division and/or the royalty payments and as a result impact the closing consideration, as well as other risks and uncertainties that are described in our filings with the Securities and Exchange Commission. Although we believe that the expectations reflected in our forward-looking statements are reasonable, we cannot guarantee future events or results. Except as may be required under federal law, we undertake no obligation to update publicly any forward-looking statements for any reason, even if new information becomes available or other events occur.

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Summary Information In Question And Answer Format
     The following information in question and answer format, summarizes many of the material terms of the Asset Sale, the Spine Division Sale, and the Name Change. For a complete description of the material terms of the Asset Sale, the Spine Division Sale, and the Name Change, you are advised to carefully read this entire Information Statement and the other documents referred to herein. The actual terms and conditions of the Asset Sale are contained in the Asset Purchase Agreement and the exhibits thereto. The Asset Purchase Agreement is included as Appendix A to this Information Statement. The form of an amendment to our Certificate of Incorporation to effect the Name Change is included as Appendix B to this Information Statement. The fairness opinion is included as Appendix C to this Information Statement.
Q.	What Vote Is Required To Approve The Asset Sale and The Spine Division Sale?

A.	Approval of the Asset Sale and the Spine Division Sale requires the affirmative vote of the holders of not less than a majority of Cardo Medical’s issued and outstanding common stock entitled to vote thereon.

Q.	What Vote Is Required To Approve The Name Change?

A.	Approval of the Name Change requires the affirmative vote of the holders of not less than a majority of Cardo Medical’s issued and outstanding common stock entitled to vote thereon.

Q.	What Constitutes A Majority Of The Company’s Outstanding Common Stock?

A.	On January 24, 2011, the Company had 230,293,141 shares of Common Stock issued and outstanding and as a result 115,146,571 constitutes a majority of the shares of Common Stock issued and outstanding.

Q.	Who Voted In Favor Of The Asset Sale, The Spine Division Sale, And The Name Change?

A.	Dr. Andrew Brooks, Cardo Medical’s Chairman of the Board and Chief Executive Officer, Mikhail (Michael) Kvitnitsky, Cardo Medical’s President, Chief Operating Officer and a director of Cardo Medical, Derrick Romine, Cardo Medical’s Chief Financial Officer, Thomas Morgan, a director of Cardo Medical, indirectly through a trust and a limited liability company, Ronald Richards, a director of Cardo Medical, Steven D. Rubin, a director of Cardo Medical, Dr. Subbarao Uppaluri, a director of Cardo Medical, and Frost Gamma Investments Trust, a greater than 10% holder of our common stock, voted an aggregate of 133,689,430 shares in favor of the adoption and approval of the Asset Purchase Agreement, the transactions contemplated thereby, the Spine Division Sale, and the Name Change. Such shares represent 58% of the shares of common stock outstanding. Such individuals shall be referred to as the “Majority Stockholders”. See “Voting Securities and Principal Holders Thereof” at page 32.

Q.	Will the Stockholders that Voted In Favor Of The Asset Purchase Agreement and the Name Change Have Any Relationship With Arthrex Following The Closing Of The Asset Sale?

A.	Yes. It is anticipated that Dr. Andrew Brooks, Michael Kvitnitsky, and Derrick Romine will each enter into a consulting agreement with Arthrex following the closing of the Asset Sale. The consulting agreements for Messrs. Kvitnitsky and Romine have a term of three (3) months, which may be extended by mutual agreement of Arthrex and the consultant thereunder. Mr. Kvitnitsky will receive monthly compensation of $18,333.33 for consulting fees and $1,783.33 for monthly benefits. Mr. Romine will receive monthly compensation of $15,000.00 for consulting fees and $1,550.00 for monthly benefits. Each consulting agreement provides that the consultant will not compete with Arthrex during the term of the agreement, will not disclose any confidential information of Arthrex and will assign any inventions to Arthrex that were created during the term of the consulting agreement and that relate to Arthrex’s business or were created in connection with the consulting services or using Arthrex’s property. The agreements permit the consultant to (i) continue as a consultant to, or director, officer or employee of, Cardo Medical and/or its subsidiaries in connection with the Spine Division Sale, provided that such involvement does not materially interfere with the performance of his duties under the consulting agreement, or (ii) own, directly or indirectly, any equity securities (including stock options) of Cardo Medical that he holds as of the date of the Asset Purchase Agreement. The consulting agreement with Dr. Brooks will be on such terms as are mutually agreed upon by Dr. Brooks and Arthrex.

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Q.	Why Isn’t The Company Holding A Stockholders Meeting To Vote On The Asset Purchase Agreement, The Transactions Contemplated Thereby, The Spine Division Sale, And The Name Change?

A.	In order to lawfully close on the proposed Asset Sale, authorize the Spine Division Sale, and effect the Name Change, Delaware law requires that a majority of shares of Common Stock issued and outstanding vote in favor of the adoption and approval of the Asset Purchase Agreement and the transactions contemplated thereby, the Spine Division Sale, and the Name Change. The stockholders voting in favor of the Asset Purchase Agreement, the transactions contemplated thereby, the Spine Division Sale, and the Name Change represent 58% of the shares outstanding, or a majority of the outstanding shares. Therefore, management concluded that because approving a transaction by the written consent of stockholders can be accomplished quicker than distributing a notice of meeting and proxy statement, and conducting a stockholders meeting, management and the Board of Directors decided not to conduct a meeting of stockholders. Instead, promptly following the execution of the Asset Purchase Agreement, stockholders owning approximately 58% of the shares signed a written consent approving the Asset Purchase Agreement, the transactions contemplated thereby, the Spine Division Sale, and the Name Change.

Q.	What Are The Terms Of The Asset Purchase Agreement?

A.	On January 24, 2011, our Board of Directors at a special meeting, adopted and approved the Asset Purchase Agreement, a copy of which is included as Appendix A to this Information Statement, pursuant to which we intend to sell, and Arthrex intends to purchase, substantially all of our assets, consisting of all of the assets of our Reconstructive Division. Pursuant to the asset purchase agreement, we will sell substantially all of our assets to Arthrex in exchange for cash consideration of $9,960,000 plus the value of our inventory and property, plant and equipment relating to our Reconstructive Division calculated as of the closing date, the assumption by Arthrex of certain executory liabilities of the Company under contracts being assumed by Arthrex, and the payment of a royalty equal to 5% of net sales of our Reconstructive Division products acquired pursuant to the Asset Purchase Agreement, to be paid in cash on a quarterly basis for a term up to and including the 20th anniversary of the closing date. Following the execution of the Asset Purchase Agreement, we received a $250,000 deposit from Arthrex to be credited against the cash consideration due at closing. From the cash consideration paid at closing, $900,000 will be deposited with an escrow agent for a period of twelve months from the closing date to be used for any adjustments to the value of our inventory and property, plant and equipment relating to our Reconstructive Division and for post closing indemnification claims which may be asserted by Arthrex with respect to losses, damages, costs, expenses, suits, actions or obligations related to unassumed liabilities and payment of certain taxes. We estimate the value of our inventory and property, plant and equipment relating to our Reconstructive Division as of the closing date will be approximately $4.7 million. The assets excluded from the Asset Sale include the assets of our Spine Division, cash and cash equivalents, all receivables and accounts receivable, prepaid items and deposits, and real property leases and leasehold improvements.

Q.	Why Is The Company Selling Its Assets?

A.	The Board of Directors and management of the Company have concluded that based on the Company’s losses from operations, negative cash flows from operations, accumulated deficit and limited cash to fund future operations, as well as its recent reduction in workforce, and its review of strategic and liquidity alternatives, it would be in the Company’s best interest to sell substantially all of the Company’s assets at a fair price. In addition, for the years ended December 31, 2009 and 2008, the Company recorded net losses of approximately $5.1 million and $5.7 million, respectively. For the nine months ended September 30, 2010 and 2009, the Company recorded losses of approximately $11.1 million and $3.8 million, respectively. For the years ended December 31, 2009 and 2008, the Company’s accumulated deficit totaled approximately $11.2 million and $6.1 million, respectively. For the nine months ended September 30, 2010 and 2009, the Company accumulated deficit totaled approximately $22.2 million and $9.9 million, respectively. The Company has also received a “going concern” opinion from its independent auditors for the years ended December 31, 2009 and 2008. As a result, the Board of Directors and management decided that it is in the best interest of the Company to pursue a sale transaction for all of the assets of its Reconstructive Division to Arthrex, and to obtain the authorization to sell in the future all of the assets of its Spine Division.

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Q.	Why Is The Company Changing Its Name?

A.	Pursuant to the terms of the Asset Purchase Agreement, immediately after the closing of the Asset Sale, we are required to change our name, logos, trade dress, trade names, trademarks, service marks and the like to new names that are reasonably satisfactory to Arthrex and do not use the words “Cardo” or any variation thereof, except in connection with (i) satisfaction of certain obligations under the Asset Purchase Agreement, (ii) collection of certain receivables, and (iii) the administration and sale of existing contracts and other existing rights related to assets not purchased by Arthrex for the period of time following closing until the sale of such assets. Immediately after the closing of the Asset Sale, we will file an amendment to our Certificate of Incorporation to change our name to Tiger X Medical, Inc. A copy of the form of an amendment to our Certificate of Incorporation to effect the Name Change is included as Appendix B to this Information Statement. The Name Change will not become effective until the closing of the Asset Sale.

Q.	What Will Happen To The Company After The Asset Sale?

A.	Following the Asset Sale,
•	The Company will continue to be a public company;

•	The Company intends to find a buyer for the Company’s assets in its Spine Division and consummate such sale as soon as possible following the Asset Sale;

•	The Company’s common stock will continue to trade on the OTC Bulletin Board; and

•	The Company will use the proceeds from the Asset Sale to pay: (i) accrued salaries and payroll taxes, (ii) sums due to certain creditors, (iii) transaction expenses, and (iv) working capital purposes.
Q.	What Steps Has The Board Of Directors Taken To Assure That The Price To Be Paid By Arthrex Is Fair To The Public Stockholders?

A.	The Board of Directors engaged Inverness Advisors to review the Asset Sale. On January 24, 2011, Inverness Advisors issued a fairness opinion to the effect that the consideration to be received by the Company in the Asset Sale is fair to the Company from a financial point of view.

Q.	What Factors Were Considered By Management And The Board Of Directors In Deciding To Sell Substantially All Of The Company’s Assets?

Management and the Board of Directors considered a number of factors before deciding to execute the Asset Purchase Agreement, including but not limited to, the following:
•	the Company’s losses from operations, negative cash flows from operations, accumulated deficit and limited cash to fund future operations, as well as its recent reduction in workforce;

•	the terms and conditions of the proposed Asset Sale;

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•	the belief that the offered purchase price by Arthrex, is the highest price that the Company will obtain for all of the assets of its Reconstructive Division; and

•	the fact that Arthrex offered a 5% royalty on future sales of Reconstructive Division products, providing the Company with potential future upside.
Q.	How Is The Purchase Price For The Asset Sale Being Financed By Arthrex?

A.	Arthrex has advised the Company that the total amount of funds required to be delivered to the Company at closing will be funded from Arthrex’s cash on hand or cash from operations. See “Information About Arthrex.”

Q.	What Rights Do Stockholders Have To Dissent From The Asset Sale, The Spine Division Sale, And The Name Change?

A.	The stockholders of the Company do not have the right to seek the appraisal of their shares under Delaware law.

Q.	What Are The Conditions Of The Asset Sale?

A.	The following list includes what the Board of Directors and Management believe are the material conditions to the Asset Sale, all of which must be satisfied at the time of the closing. In view of the fact that interpretations of “materiality” can be subjective, the list is qualified by reference to the Asset Purchase Agreement which is attached as Appendix A to this Information Statement. You are urged to carefully read this entire document including the Asset Purchase Agreement.
•	at least 20 calendar days will have passed since an Information Statement pursuant to Rule 14c-2 under the Exchange Act has been filed with the SEC and transmitted to every stockholder of the Company from whom proxy authorization or consent is not solicited;

•	delivery of payoff and release letters from the holders of the Company’s indebtedness to Arthrex;

•	delivery of evidence reasonably satisfactory to Arthrex of the satisfaction and release of all liens encumbering the purchased assets;

•	execution and delivery of consulting or employment agreements by each of Andrew Brooks, Brett Cassidy, Derrick Romine, Michael Kvitnitsky and John Kuczynski;

•	there are no legal restraints making the transactions contemplated by the Asset Purchase Agreement illegal, or otherwise restraining, prohibiting or materially delaying consummation of the transactions;

•	certain material consents required for the consummation of the Asset Purchase shall have been obtained; and

•	the respective representations and warranties made in the Asset Purchase Agreement by each of the parties to the Asset Purchase Agreement shall be true and correct.
Q.	What Are The Income Tax Consequences Of The Asset Sale?

A.	The Asset Sale will be treated by the Company as a taxable transaction for federal income tax purposes. It is anticipated that any gain resulting from the Asset Sale will be offset against the Company’s net operating loss carryforwards. However, utilization of these carryforwards generates an alternative minimum tax for federal income tax purposes. At this time, we cannot determine the alternative tax liability. See “Certain Federal Income Tax Consequences.”

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Q.	What Are The Income Tax Consequences Of The Spine Division Sale?

A.	The income tax consequences of the Spine Division Sale will depend on the structure of such transaction. If the Spine Division Sale is structured as a sale of assets and is consummated in the future, the Spine Division Sale will be treated by the Company as a taxable transaction for federal income tax purposes. It is anticipated that any gain from the Spine Division Sale will be offset against the Company’s net operating loss carryforwards. As noted above, the utilization of these carryforwards generates an alternative minimum tax for federal tax purposes. At this time, we are not able to estimate the alternative tax liability which will be generated due to the utilization of these carryforwards in connection with the Spine Division Sale. See “Certain Federal Income Tax Consequences.”

Q.	How Will The Asset Sale Be Accounted For?

A.	Upon completion of the Asset Sale, we will remove from our consolidated balance sheet all of the assets of our Reconstructive Division sold to Arthrex and will reflect therein the effect of the receipt and the use of the proceeds of the Asset Sale. We will record a gain on the sale of assets to Arthrex equal to the difference between the purchase price received and the book value of the assets sold in our consolidated statement of operations.

Q.	How Will The Spine Division Sale Be Accounted For?

A.	If the Spine Division Sale is consummated in the future, and is structured as an asset sale, we will remove from our consolidated balance sheet the assets of our Spine Division and will reflect therein the effect of the receipt and the use of the proceeds of the Spine Division Sale. We will record a gain or loss, as applicable, on the sale of the assets of our Spine Division equal to the difference between the purchase price received and the book value of the assets sold in our consolidated statement of operations.

Q.	Are Any Governmental Approvals Required In Connection With The Asset Sale, The Spine Division Sale, And The Name Change?

A.	Except for compliance with the applicable regulations of the Securities and Exchange Commission in connection with this Information Statement and of the Delaware General Corporation Law in connection with the Asset Sale, the Spine Division Sale, and the Name Change, we are not required to comply with any federal or state regulatory requirements, and no federal or state regulatory approvals are required in connection with Asset Sale, the Spine Division Sale, or the Name Change.

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Approval of the Board of Directors and Stockholders
     Our ability to sell substantially all of our assets without a meeting of our stockholders is authorized by Section 228 of the Delaware General Corporation Law. That section generally provides that a Delaware corporation may substitute for action on a matter by its stockholders at a meeting the written consent of the holders of outstanding shares of capital stock holding at least the minimum number of votes which would be necessary to authorize or take the action at a meeting at which all shares entitled to vote on the matter are present and voted. In accordance with this provision, we obtained the written consent in lieu of a meeting of stockholders representing a majority of the total issued and outstanding shares of voting stock of the Company approving the Asset Purchase Agreement, the transactions contemplated thereby, the Spine Division Sale, and the Name Change. As a result of the action of the majority of the Company’s stockholders, we are not soliciting proxies, and there will be no further stockholder action on the Asset Purchase Agreement, the transactions contemplated thereby, the Spine Division Sale, or the Name Change.
     Holders of record of the Company’s Common Stock, are entitled to notice of the action taken by written consent approving the Asset Purchase Agreement, the transactions contemplated thereby, the Spine Division Sale, and the Name Change.
     Under Delaware law and our Certificate of Incorporation, the affirmative vote of a majority of the issued and outstanding shares of the Company’s Common Stock as of the close of business on January 24, 2011 is required to approve the Asset Purchase Agreement and the transactions contemplated thereby, the Spine Division Sale, and the Name Change. Under our Certificate of Incorporation, each share of Common Stock is entitled to one vote per share. As of January 24, 2011, there were outstanding 230,293,141 shares of Common Stock. As permitted by the Delaware General Corporation Law, on January 24, 2011, the Company received a written consent in lieu of a meeting of stockholders from holders of 133,689,430 shares of Common Stock representing 58% of the total issued and outstanding shares of voting stock of the Company approving the Asset Purchase Agreement, the transactions contemplated thereby, the Spine Division Sale, and the Name Change.
     The action by written consent approving the Asset Purchase Agreement, the transactions contemplated thereby, the Spine Division Sale, and the Name Change was effective on January 24, 2011.
The Asset Sale To Arthrex
     The terms and conditions of the Asset Sale, which is the sale of substantially all of our assets, consisting of all of the assets of our Reconstructive Division, to Arthrex, are set forth in the Asset Purchase Agreement, dated as of January 24, 2011. A copy of the Asset Purchase Agreement, excluding the schedules thereto, is included as Appendix A to this Information Statement. The description in this Information Statement of the terms and conditions of the Asset Sale and of the Asset Purchase Agreement is a summary only and may not contain all of the information that is important to you. To fully understand the Asset Sale and the terms of the Asset Purchase Agreement, you should carefully read in its entirety the copy of the Asset Purchase Agreement included as Appendix A.
The Spine Division Sale
     The Company has been authorized to execute the Spine Division Sale, which is the future sale of all of the assets of our Spine Division.
The Name Change
     Pursuant to the terms of the Asset Purchase Agreement, immediately after the closing, we are required to change our name, logos, trade dress, trade names, trademarks, service marks and the like to new names that are reasonably satisfactory to Arthrex and do not use the words “Cardo” or any variation thereof, except in connection with (i) satisfaction of certain obligations under the Asset Purchase Agreement, (ii) collection of certain

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receivables, and (iii) the administration and sale of existing contracts and other existing rights related to assets not purchased by Arthrex for the period of time following closing until the sale of such assets. Immediately after the closing of the Asset Sale, we will file an amendment to our Certificate of Incorporation to change our name to Tiger X Medical, Inc.
Parties To The Asset Sale
Information About Cardo Medical, Inc.
Cardo Medical, Inc.
7625 Hayvenhurst Avenue
Suite 49
Van Nuys, California 91406
(818) 780-6677
www.cardomedical.com (The information contained on the Company’s website shall not be deemed part of this Information Statement.)
     We are an orthopedic medical device company specializing in designing, developing and marketing high performance reconstructive joint devices and spinal surgical devices. Reconstructive joint devices are used to replace knee, hip and other joints that have deteriorated through disease or injury. Spinal surgical devices involve products to stabilize the spine for fusion and reconstructive procedures. Within these areas, we are focused on developing surgical devices, instrumentation and techniques that will enable surgeons to move what are typically inpatient surgical procedures to the outpatient world. We commercialize our reconstructive joint devices through our Reconstructive division and our spine devices through our Spine Division. We launched and commenced sales of our first product in December 2006, which was a high performance unicompartmental knee replacement. We commenced sales of our other reconstructive products in 2007 and our spine products in 2008.
     We are headquartered in Van Nuys, California. Our common stock is quoted on the National Association of Securities Dealers, Inc., Over-the-Counter Bulletin Board, under the trading symbol “CDOM.OB.”
Information About Cardo Medical, LLC
Cardo Medical, LLC
7625 Hayvenhurst Avenue
Suite 49
Van Nuys, California 91406
(818) 780-6677
     Cardo Medical, LLC, a Delaware corporation, is a wholly owned subsidiary of the Company. The business of Cardo Medical, LLC is the same as the business of Cardo Medical, Inc., as described above.
Information About Arthrex, Inc.
Arthrex, Inc.
1370 Creekside Boulevard
Naples, Florida 34108
(239) 643-5553
     www.arthrex.com (The information contained on Arthrex’s website shall not be deemed part of this Information Statement.)
     Arthrex, headquartered in Naples, Florida, is a worldwide leader in sports medicine product development and educational services for orthopaedic surgeons. Incorporated since 1984, Arthrex is a privately held corporation committed to providing the finest quality products and educational services to meet the special needs of orthopaedic surgeons and their patients. Arthrex has a focused dedication to creative

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product development and medical education with an experienced, devoted team of professionals who are truly committed to continuing this tradition. Over 5,000 products for arthroscopic and minimally invasive orthopaedic surgical procedures have been developed by Arthrex and are currently marketed worldwide. Our goal is to make technically demanding surgical procedures easier, safer and reproducible
Background Of The Asset Sale
     As discussed in our press release from October 7, 2010 announcing company-wide layoffs, we explored ways to raise additional capital during 2010 and were unsuccessful. As mentioned in the press release, we continued to seek alternative sources of capital, including the selling of some or all of our assets, as well as exploring strategic alliances.
     As a result of our press release, representative from Arthrex called Dr. Brooks to inquire about a potential sale of our assets. On October 15, 2010, Cardo Medical’s management met with the management of Arthrex in Naples, Florida, for preliminary discussions, including an overview of our business and a product review.
     During the week of October 18, 2010, we met with various investment banking firms, including Inverness Advisors, a division of KEMA Partners LLC (“Inverness”), to discuss the potential engagement of one of the firms as our financial advisor.
     On October 19, 2010, our board of directors held a telephonic meeting during which the board of directors approved the engagement of Inverness on such terms as management deemed appropriate. On October 20, 2010, Inverness and members of our management initiated discussions regarding potential buyers, the sale process, transaction issues and market conditions.
     On October 31, 2010, we engaged Inverness to provide investment banking services as we explored our strategic alternatives, including a sale of equity or assets.
     Throughout October and November 2010, Inverness worked with potential parties interested in purchasing us, including both financial and strategic buyers. During this period, approximately 29 parties were contacted, either telephonically, by email or by both methods of communication. Of those contacted, ten parties expressed an interest in and executed mutual non-disclosure and confidentiality agreements (NDAs) and subsequently began the due diligence process.
     On November 4, 2010, our board of directors held a telephonic meeting during which management and Inverness provided an update on the status of on-going discussions with Arthrex as well as the status of the various other on-going discussions.
     On November 11, 2010, prospective purchasers were directed to submit preliminary proposals by November 29, 2010.
     On December 3, 2010, our board of directors held a telephonic meeting during which management and Inverness provided a process update, summarized the three preliminary indications of interest that had been received by us. Inverness was directed to allow the three parties to proceed with due diligence.
     On December 11, 2010, prospective purchasers were directed to submit revised proposals and their comments to the first draft of the asset purchase agreement that had been prepared by Cardo’s counsel by December 22, 2010.

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     On December 14, 2010, our board of directors held a telephonic meeting during which management and Inverness provided a process update and summarized the four preliminary indications of interest that had been received by us.
     On December 22, 2010, Arthrex submitted its revised proposal and their first round of comments to the draft asset purchase agreement.
     On December 23, 2010, our board of directors held a telephonic meeting during which management and Inverness provided a process update, summarized the revised proposal from Arthrex, one preliminary indication of interest that was received by us on December 21, 2010 and the three preliminary indications of interest that had been received by us previously. Our board decided to continue negotiations with Arthrex, primarily because their proposal involved substantially all of our assets and their proposal resulted in a higher purchase price compared to the other indications of interest received.
     Throughout the remainder of 2010 and the beginning of 2011, we held due diligence meetings and follow up sessions with representatives of Arthrex. We continued to negotiate with Arthrex the terms and conditions of the transaction and the proposed asset purchase agreement. On December 27, 2010, we responded to Arthrex’s first round of comments to the asset purchase agreement.
     During late December 2010, Arthrex’s management observed certain surgical procedures involving our products. Furthermore, during the first week of January 2011, Dr. Andrew Brooks performed a laboratory demonstration of our products with Arthex management in Naples, Florida.
     On January 7, 2011, our board of directors held a telephonic meeting during which management and Inverness provided a process update with respect to the Arthrex negotiations and due diligence process.
     On January 12, 2011, our board of directors held a telephonic meeting during which management and Inverness provided a process update with respect to the Arthrex negotiations and counsel to the Company updated the board of directors on the status of the open issues under the asset purchase agreement, including a discussion of open issues and timing of the transaction. Additionally, Inverness made a presentation to the board of directors with respect to its preliminary valuation analysis for the transaction as it was proposed at that time, including a selected public companies analysis, selected precedent transaction analysis, discounted cash flow analysis and other analysis.
     Senior management of Arthrex and the Company met in our New Jersey location during the week of January 17, 2011 to address business diligence and open issues regarding the transaction.
     On January 21, 2011, as a result of the status of diligence and negotiations, our management and Arthrex’s management discussed changing the structure of the transaction from substantially all of the Company’s assets for both its reconstructive division and spine division to substantially all of the Company’s assets for only its reconstructive division.
     On January 24, 2011, our board of directors held a telephonic meeting during which management updated the board of directors on the negotiations with Arthrex and presented management’s recommendation that the board of directors approve Cardo entering into the agreement with Arthrex. Inverness made an updated presentation to the board of directors with respect to its valuation analysis for the proposed revised transaction, including a selected public companies analysis, selected precedent transaction analysis and discounted cash flow analysis. At the meeting, representatives of Inverness also

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delivered Inverness’s oral opinion, subsequently confirmed in writing that as of January 24, 2011, and based upon and subject to the various considerations, assumptions and limitations set forth in its opinion, the Consideration (as defined therein) to be received by Cardo and its affiliate Cardo Medical in the transaction was fair, from a financial point of view, to Cardo. Thereafter, the Cardo board of directors, having taken into consideration the information presented and discussed, approved and adopted the asset purchase agreement and the transactions contemplated thereby, approved the filing of the name change to Tiger X Medical, Inc. immediately after the closing of the asset sale and approved the sale of all of the assets of the Spine Division on the terms and conditions to be determined by the Board of Directors as soon as practicable after the closing of the transactions contemplated by the asset purchase agreement, and voted to recommend that the majority stockholders of Cardo approve the foregoing.
Reasons For The Asset Sale And The Spine Division Sale
     The Board of Directors and management of the Company have concluded that based on the Company’s losses from operations, negative cash flows from operations, accumulated deficit and limited cash to fund future operations, as well as its recent reduction in workforce, the Company’s inability to raise additional funds and its review of strategic and liquidity alternatives, it would be in the Company’s best interest to sell substantially all of the Company’s assets at a fair price. In addition, for the years ended December 31, 2009 and 2008, the Company recorded net losses of approximately $5.1 million and $5.7 million, respectively. For the nine months ended September 30, 2010 and 2009, the Company recorded losses of approximately $11.1 million and $3.8 million, respectively. For the years ended December 31, 2009 and 2008, the Company’s accumulated deficit totaled approximately $11.2 million and $6.1 million, respectively. For the nine months ended September 30, 2010 and 2009, the Company accumulated deficit totaled approximately $22.2 million and $9.9 million, respectively. The Company has also received a “going concern” opinion from its independent auditors for the years ended December 31, 2009 and 2008. As a result, the Board of Directors and management decided that it is in the best interest of the Company to pursue a sale transaction for all of the assets of its Reconstructive Division to Arthrex, and to obtain the authorization to sell in the future all of the assets of its Spine Division.
Special Factors Regarding the Asset Sale
     There are many factors that our stockholders should consider in reviewing the information contained in this Information Statement. Such factors include, but are not limited to, those set forth below and elsewhere in this
     Information Statement.
•	We will continue to incur claims, liabilities and expenses, which will reduce the realizable value of our remaining assets.

•	We will continue to incur the expenses of complying with public company reporting requirements.

•	We have an obligation to continue to comply with the applicable reporting requirements of the Securities Exchange Act of 1934, as amended, even though compliance with such reporting requirements is economically burdensome.
Assets Subject To Sale
     The assets to be sold to Arthrex consist of substantially all of our assets, consisting of all the assets of our Reconstructive Division, and include the following:
•	assets, properties and rights used primarily in connection with the reconstructive joint devices business;

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•	all goodwill associated with the reconstructive joint devices business;

•	all customer data, vendor data, subscriber lists, manuals and business procedures related to the reconstructive joint devices business; and

•	intangible property and permits related to the reconstructive joint devices business.
Use of Proceeds
     The Asset Purchase Agreement provides that, at closing, we will receive a total cash consideration of $9,960,000 plus the value of our inventory and property, plant and equipment relating to the Reconstructive Division calculated as of the closing date. From the cash consideration paid at closing, $900,000 will be deposited with an escrow agent for a period of twelve months from the closing date to be used for any adjustments to the value of the our inventory and property, plant and equipment relating to our Reconstructive Division and for post closing indemnification claims which may be asserted by Arthrex with respect to losses, damages, costs, expenses, suits, actions or obligations related to unassumed liabilities and payment of certain taxes. The Company anticipates that approximately $2.5 million will be used to pay: (i) accrued salaries and payroll taxes, (ii) sums due to certain creditors and (iii) transaction expenses.
Structure Of The Company After The Asset Sale
     After completion of the Asset Sale, the Company will hold:
•	cash and cash equivalents in the approximate amount of $11.3 million, excluding $900,000 held in escrow; and

•	accounts receivable in the approximate amount of $450,000.
     After the Asset Sale, our ongoing operations will consist of our Spine Division operations, the collection of accounts receivable, the collection of royalty payments pursuant to the terms of the Asset Purchase Agreement, and the payment of any liabilities. The Company intends to find a buyer for the Company’s assets in its Spine Division and consummate such sale as soon as possible following the Asset Sale.
Consulting Agreements After The Asset Sale
     It is anticipated that Dr. Andrew Brooks, Michael Kvitnitsky, and Derrick Romine will each enter into a consulting agreement with Arthrex at or prior to the closing of the Asset Sale. The consulting agreements for Messrs. Kvitnitsky and Romine have a term of three (3) months, which may be extended by mutual agreement of Arthrex and the consultant thereunder. Mr. Kvitnitsky will receive monthly compensation of $18,333.33 for consulting fees and $1,783.33 for monthly benefits. Mr. Romine will receive monthly compensation of $15,000.00 for consulting fees and $1,550.00 for monthly benefits. Each consulting agreement provides that the consultant will not compete with Arthrex during the term of the agreement, will not disclose any confidential information of Arthrex and will assign any inventions to Arthrex that were created during the term of the consulting agreement and that relate to Arthrex’s business or were created in connection with the consulting services or using Arthrex’s property. The agreements permit the consultant to (i) continue as a consultant to, or director, officer or employee of, Cardo Medical and/or its subsidiaries in connection with the Spine Division Sale, provided that such involvement does not materially interfere with the performance of his duties under the consulting agreement, or (ii) own, directly or indirectly, any equity securities (including stock options) of Cardo Medical that he holds as of the date of the Asset Purchase Agreement. The consulting agreement with Dr. Brooks will be on such terms as are mutually agreed upon by Dr. Brooks and Arthrex.

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Terms of the Asset Purchase Agreement
     The following is a summary of the significant provisions of the Asset Purchase Agreement. To fully understand the transactions contemplated by the Asset Purchase Agreement, you should carefully read in its entirety the copy of the Asset Purchase Agreement that is included as Appendix A to this Information Statement and is incorporated herein by reference.
Purchase Price
     The Asset Purchase Agreement provides that at closing Arthrex will (i) pay to the Company $9,960,000 in cash plus the value of the Company’s inventory and property, plant and equipment relating to the Reconstructive Division calculated as of the closing date, (ii) assume certain executory liabilities of the Company under contracts being assumed by Arthrex, and (iii) pay to the Company a royalty equal to 5% of the net sales of the Company’s Reconstructive Division products acquired pursuant to the Asset Purchase Agreement (as discussed below), in cash, on a quarterly basis, for a period up to and including the 20th anniversary of closing. The Company estimates the value of the inventory and property, plant and equipment relating to the Reconstructive Division to be $4.7 million. Following the execution of the Asset Purchase Agreement, Arthrex delivered to the Company a $250,000 deposit, which amount will be credited against the cash consideration at closing.
Royalty
     As partial consideration for the purchase of the assets of our Reconstructive Division pursuant to the Asset Purchase Agreement, Arthrex shall pay Cardo Medical an amount equal to 5% of net sales of the products of our Reconstructive Division acquired pursuant to the Asset Purchase Agreement, and any successor products or improvements, alterations or derivations thereof that utilize certain intellectual property acquired from the Company. The royalty shall be paid in cash on a quarterly basis, for a period up to and including the 20th anniversary of the closing under the Asset Purchase Agreement. Net sales means the consolidated net sales of Arthrex and its subsidiaries (including any licensing fees and/or royalties) attributable to the sales of such products less commissions, returns, customer allowances and rebates, collection losses and customer discounts. In the event of a sale, transfer or other disposition, directly or indirectly (including by merger, asset sale, equity sale, consolidation, reorganization or otherwise) by Arthrex of the right to sell or manufacture any such products, Arthrex shall cause the purchaser to assume the obligations of Arthrex to pay the royalty with respect to such products.
     Arthrex shall have a right to set-off against the payment of the Royalty due to Cardo Medical hereunder solely to the extent of any and all out-of-pocket costs and expenses (including amounts paid in settlement and reasonable attorneys fees and expenses) incurred in good faith after consultation with counsel and paid by Arthrex, arising out of claims by unaffiliated third parties alleging infringement of intellectual property rights to the extent based on intellectual property acquired pursuant to the Asset Purchase Agreement. If it is ultimately determined that such amounts were not due to Arthrex, then any royalty to which Arthrex exercised its right of set-off shall be paid to Cardo Medical and shall bear interest at a rate equal to 8% per annum. Until such time as the royalty has achieved a net present value of $3,000,000, using a discount rate of 8% per annum, Arthrex agrees to use commercially reasonable efforts to promote the sale of such products. Notwithstanding the foregoing, control of all business decisions concerning the business acquired and such products shall be the absolute right of Arthrex.
Purchase Price Adjustment
     At least two (2) business days prior to the closing, the Company and Arthrex shall agree upon a good faith estimate of the value of the Company’s inventory and property, plant and equipment relating to the Reconstructive Division calculated as of the closing date, and based on such estimate, the estimated cash consideration payable at closing. With respect to property, plant and equipment, the Company and Arthrex have agreed that such value will be the net book value of such assets as of the closing, prepared in accordance with GAAP. With respect to inventory, the Company and Arthrex have agreed that such value will be the gross cost value of the saleable and non-obsolete finished goods inventory, work in process and packaging material of the Reconstructive Division business as of the closing, without inclusion of a reserve for slow moving inventory.

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     Following the closing, the Company and Arthrex will prepare a final determination of such value. If the parties cannot agree, they will submit the dispute to an independent accounting firm for resolution pursuant to the terms of the Asset Purchase Agreement. If such value, as finally determined, exceeds the estimated value at closing, then Arthrex will pay to the Sellers such excess. If such value as finally determined is less than the estimated value at closing, then an amount equal to such shortfall will be paid by the Sellers to Arthrex from the escrow account.
Escrow
     At closing, Arthrex, the Company and JPMorgan Chase Bank, National Association, as escrow agent, shall enter into an Escrow Agreement, pursuant to which Arthrex will withhold $900,000 from the purchase price paid at closing and shall deposit the escrow amount with the escrow agent for a period of 12 months. This amount will be held to satisfy any purchase price adjustments as a result of any disputes regarding the value of the Company’s inventory and property, plant and equipment relating to the Reconstructive Division and any claims for indemnification that Arthrex may have with respect to unassumed liabilities and taxes.
Representations And Warranties
     The Asset Purchase Agreement contains various representations and warranties made by the Company for the benefit of Arthrex relating to, among other things:
(a)	its organization, good standing, qualification to do business, corporate power and authority;

(b)	its corporate authorization in relation to the Asset Purchase Agreement, the related transactions and related transaction documents to which it is a party;

(c)	the enforceability of the Asset Purchase Agreement and each of the transaction documents related to the Asset Purchase Agreement;

(d)	the absence of any subsidiaries other than Cardo Medical, LLC;

(e)	the absence of conflict with its organizational documents, material contracts or material permits and applicable law as a result of the execution and delivery of, and performance under, the Asset Purchase Agreement;

(f)	the absence of any finders’, brokers’ or agents’ fees or commissions or similar compensation in connection with the transactions contemplated by the Asset Purchase Agreement (except for amounts payable by the Company and disclosed to Arthrex);

(g)	the compliance of its financial statements and SEC filings with the requirements of the Securities Act or the Exchange Act;

(h)	the absence of certain changes, events and conditions;

(i)	the absence of undisclosed liabilities;

(j)	the absence of litigation;

(k)	real estate;

(l)	good and valid title to and lack of encumbrances upon such purchased assets;

(m)	compliance with laws and permits;

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(n)	employment matters;

(o)	employee benefit plans;

(p)	tax matters;

(q)	material agreements;

(r)	intangible property;

(s)	environmental matters;

(t)	warranty and product liability;

(u)	insurance;

(v)	customers and suppliers; and

(w)	receipt of a fairness opinion from Inverness Advisors that the sale of the purchased assets as contemplated by the Asset Purchase Agreement is fair to the Company from a financial perspective.
     The Asset Purchase Agreement also contains various representations and warranties made by Arthrex for the benefit of the Company relating to, among other things:
(a)	its organization and good standing;

(b)	its corporate authorization in relation to the Asset Purchase Agreement, the related transactions and related transaction documents to which it is a party;

(c)	the enforceability of the Asset Purchase Agreement and each of the transaction documents related to the Asset Purchase Agreement;

(d)	the absence of any finders’, brokers’ or agents’ fees or commissions or similar compensation in connection with the transactions contemplated by the Asset Purchase Agreement;

(e)	the absence of any suit, action or other proceeding pending or threatened by any governmental authority seeking to restrain or prohibit the closing;

(e)	the possession of sufficient funds to fund the purchase price at the closing of the transaction; and

(f)	the absence of conflict with its organizational documents, material contracts or material permits and applicable law as a result of the execution and delivery of, and performance under, the Asset Purchase Agreement.

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Covenants and Agreements of the Company and Arthrex
     The Company and Arthrex have set forth various covenants and agreements in the Asset Purchase Agreement, including the following:
     Further Assurances. Both the Company and Arthrex will take further actions as may be reasonably necessary to effectuate and comply with all of the terms of the Asset Purchase Agreement and the transactions contemplated thereby.
     Conduct of Business Pending Closing. Until the closing, except as otherwise provided in the Asset Purchase Agreement or consented to in writing by Arthrex, the Company will operate in the ordinary course of business and use commercially reasonable efforts to maintain and preserve intact its current organization, business and franchise.
     Certain Tax Returns and Indemnity. All transfer, documentary, sales, use, registrations and other taxes, all penalties, interest and additions to such tax, and all fees incurred in connection with the sale and transfer of the assets to be purchased by Arthrex pursuant to the Asset Purchase Agreement will be paid 50% by Arthrex and 50% by the Company. The Company shall also be liable for all taxes applicable to the purchased assets and the Reconstructive Division for taxable periods on or before the closing date.
     Publicity. No press release or other public announcement related to the Asset Purchase Agreement or the transactions contemplated hereby will be issued by either Arthrex or the Company without the prior approval of the other party, which shall not be unreasonably withheld, except as may be required by law, any governmental authority, or the rules of any exchange or organization on which the Company’s securities trade.
     Employee Matters. Prior to closing, Arthrex will offer employment or consulting agreements to certain employees and/or consultants of the Company on such terms and conditions as agreed upon by Arthrex. In the case of Andrew Brooks, Michael Kvitnitsky, Derrick Romine, John Kuczynski and Dina Weissman, Arthrex agrees to allow such employees to consult, continue employment or otherwise be associated with the Company and/or its subsidiaries after the closing in connection with the Spine Division Sale, so long as such services to the Company are (i) in compliance with the respective confidentiality obligations pursuant to the consulting or employment agreement entered into between such person and Arthrex, and (ii) do not materially interfere with the performance of such person’s duties under such agreements.
     Use of Name. From and after closing, the Company shall not use the name “Cardo Medical” or any similar name or any logo, trade name, trademark, except in connection with (i) satisfaction of certain obligations under the Asset Purchase Agreement, (ii) collection of certain receivables, and (iii) the administration and sale of existing contracts and other existing rights related to assets not purchased by Arthrex for the period of time following closing until the sale of such assets.
     Information Statement. The Company agreed to file this Information Statement no later than January 31, 2011, and that this Information Statement would be in compliance with applicable SEC rules and regulations. The Company agreed to provide, and did provide, Arthrex and its counsel an opportunity to review and comment upon this Information Statement prior to its filing.
     Transition. From the closing until the Spine Division Sale, but in no event longer than six months after the closing, Arthrex will permit the Company reasonable access to and use of computer hardware and software included in the purchased assets as needed to facilitate such sale.
     Confidentiality. The Confidentiality Agreement previously entered into between the Company and Arthrex in connection with the negotiations of the Asset Purchase Agreement remains in effect until closing (except as related to the Company’s other businesses and the assets not purchased by Arthrex, which shall remain in effect after closing), and the Company will treat and hold as confidential information or data concerning the business of Arthrex, the purchased assets and assumed liabilities.

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     Governmental Approvals and Other Third-Party Consents. Both the Company and Arthrex will use commercially reasonably efforts to obtain all governmental consents, authorizations, orders and approvals required for the execution and delivery of, and performance of the obligations under, the Asset Purchase Agreement.
     Books and Records. For a period of 7 years after closing, Arthrex will retain all books and records of the Company relating to periods prior to closing, and afford the Company and its representatives reasonable access to such books and records.
     Warranty Obligations. The Company is responsible for all warranties issued by the Company with respect to products and services sold by the Company’s reconstructive joint device business prior to closing and shall timely perform such warranty services at their own cost.
     Collection of Accounts Receivable. The Company has the right to collect all accounts receivable relating to the Company’s Reconstructive Division prior to closing in accordance with its past practices, provided that we agreed that we would not file a collections action against any customer of the business without the prior written consent of Arthrex, not to be unreasonably withheld. All amounts received by Arthrex in respect of these accounts receivable shall be promptly remitted to the Company.
     Exclusivity. Until the Asset Purchase Agreement is terminated or the date of closing, whichever is earliest, the Company and its respective affiliates, employees, agents and representatives will not initiate or engage in any discussions or negotiations with any person with respect to the sale of all or any material part of the purchased assets or the Company’s Reconstructive Division or enter into any agreement or commitment with respect to any of the foregoing transactions.
     Material Vendors. Prior to or at closing, the Company will pay all amounts owed to its material vendors, as identified in the Asset Purchase Agreement.
Conditions To Closing; Closing Date
     The closing of the transactions contemplated by the Asset Purchase Agreement is scheduled to take place thirty (30) days following the execution of the Asset Purchase Agreement, or on February 23, 2010, unless the conditions of the obligations of Arthrex or the Company have not been satisfied or waived in accordance with the Asset Purchase Agreement by such date, in which case the closing shall take place two days after the satisfaction or waiver of such conditions, but not later than ninety (90) days following the execution of the Asset Purchase Agreement unless the parties otherwise consent thereto.
     The obligations of both Arthrex and the Company to complete the transactions contemplated by the Asset Purchase Agreement are subject to the satisfaction or waiver of, among others, the following conditions:
(a)	No governmental authority has enacted, issued or entered any order that makes the transactions contemplated by the Asset Purchase Agreement illegal or otherwise restrains or prohibits the consummation of the transaction;

(b)	The Company has received all required governmental consents, authorizations, orders and approvals, none of which has been revoked;

(c)	At least 20 calendar days has passed since this Information Statement has been filed with the SEC and transmitted to every record holder of the Company’s shares from whom proxy authorization or consent is not solicited; and

(d)	No action, suit, litigation or other proceeding is pending to restrain, prevent, change or materially delay the closing.

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     Arthrex’s obligation to complete the transactions contemplated by the Asset Purchase Agreement are subject to the satisfaction or waiver of, among others, the following conditions:
(a)	The Company’s representations and warranties in the Asset Purchase Agreement must be true and correct in all respects, except where failure of such representations and warranties to be true and correct would not have a material adverse effect;

(b)	The Company has duly performed and complied in all material respects with all agreements, covenants and conditions required by the Asset Purchase Agreement;

(c)	The Company has delivered to Arthrex certain agreements, assignments, and consents as described in the Asset Purchase Agreement; and

(d)	Arthrex has received evidence of the Company’s prepaid product liability insurance in the amount of at least $5 million in the aggregate for the three-year period following closing subject to the terms of the Asset Purchase Agreement.
     The Company’s obligations to complete the transactions contemplated by the Asset Purchase Agreement are subject to the satisfaction or waiver of, among others, the following conditions:
(a)	Arthrex’s representations and warranties in the Asset Purchase Agreement are true and correct in all respects, except where failure of such representations and warranties to be true and correct would not have a material adverse effect;

(b)	Arthrex has duly performed and complied in all material respects with all agreements, covenants and conditions required by the Asset Purchase Agreement;

(c)	Arthrex has delivered to the Company cash consideration minus the deposit and minus the escrow amount pursuant to the Asset Purchase Agreement, and to the escrow agent the escrow amount pursuant to the Escrow Agreement; and

(d)	Arthrex has delivered to the Company certain agreements, assignments, and consents as described in the Asset Purchase Agreement; and
     This Information Statement is being sent to you on or about January ___, 2010. We currently expect that the transactions contemplated by the Asset Purchase Agreement will close on or after February ___, 2010, which is 20 calendar days following the mailing date of this Information Statement.
Termination
     The Asset Purchase Agreement and the transactions contemplated thereby may be terminated at any time prior to closing:
•	The mutual written agreement of the Company and Arthrex;

•	by Arthrex, at its option, if there has been a material breach, inaccuracy in or failure to perform any of the representations, warranties, covenants, or agreements made by the Company that would give rise to the failure of any of the closing conditions specified in the Asset Purchase Agreement and such breach, inaccuracy or failure is incapable of being cured by the Company within 90 days following the execution of the Asset Purchase Agreement;

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•	by Arthrex, at its option, if any of the closing conditions precedent to its obligations have not been fulfilled or waived within 90 days following the execution of the Asset Purchase Agreement (unless such failure shall be due to the failure of Arthrex to perform or comply with its obligations);

•	by the Company, as its option, if there has been a material breach, inaccuracy in or failure to perform any of the representations, warranties, covenants, or agreements made by Arthrex that would give rise to the failure of any of the closing conditions specified in the Asset Purchase Agreement and such breach, inaccuracy or failure is incapable of being cured by Arthrex within 90 days following the execution of the Asset Purchase Agreement;

•	by the Company, at its option, if any of the closing conditions precedent to its obligations have not been fulfilled or waived within 90 days following the execution of the Asset Purchase Agreement (unless such failure shall be due to the failure of the Company to comply with its obligations);

•	by Arthrex or the Company, if there shall be any law that makes consummation of the transactions contemplated by the Asset Purchase Agreement illegal or prohibited, or any governmental authority shall have issued a final, nonappealable order restraining or enjoining such transactions.
     In the event of the termination of the Asset Purchase Agreement, there will be no liability on the part of Arthrex or the Company except (a) the availability of specific performance, under certain circumstances, and (b) liability for any breach of any provision thereof arising prior to such termination. In the event this Agreement is terminated other than as a result of a material breach by Arthrex, the deposit shall be refunded to Arthrex in full. In the event of a termination of this Agreement as a result of a material breach by Arthrex, the deposit shall be forfeited to and retained by the Company; provided that such forfeiture shall not limit the Company’s remedies for damages. Notwithstanding the foregoing, neither Arthrex nor the Company shall be entitled to recover any monetary damages in respect of any breach of the Asset Purchase Agreement prior to termination in excess of $750,000.
Indemnification
     The Company has agreed to defend, indemnify and hold harmless Arthrex and its affiliates, successors and assigns from and against any and all losses, damages, costs, expenses, suits, actions, claims, deficiencies, liabilities or obligations related to, caused by or arising from any Excluded Liabilities or certain Taxes, as such terms are defined in the Asset Purchase Agreement. The funds held in escrow pursuant to the Escrow Agreement may be used to indemnify Arthrex. The Asset Purchase Agreement provides that there is no post-closing survival of representations and warranties of any party, and therefore there is no indemnification for breaches thereof.
Opinion of Inverness Advisors
     On October 31, 2010, Cardo Medical, Inc. engaged Inverness Advisors, a division of KEMA Partners LLC (“Inverness”) to provide it with financial advisory services and a fairness opinion in connection with a possible merger, sale or other strategic business combination. On January 24, 2011, Inverness rendered its oral opinion to our Board of Directors and subsequently confirmed in writing, that, as of that date, and based upon and subject to the various considerations, assumptions and limitations set forth in its opinion, the Consideration (as defined below) to be received by Cardo and its affiliate Cardo Medical, LLC (collectively with Cardo, “Sellers”) in the Transaction was fair, from a financial point of view, to Cardo. As used in this information statement and in the opinion, the term “Consideration” means the assumption by Arthrex of the Assumed Liabilities (as defined in the asset purchase agreement), the payment of the Royalty (as defined in the asset purchase agreement) by Arthrex to Cardo and the payment of cash proceeds equal to the sum of U.S. $9,960,000 plus the Closing Asset Value (as defined in the asset purchase agreement) by Arthrex to Sellers, subject to adjustment as provided for in the asset purchase agreement.

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     The full text of the written opinion of Inverness, dated as of January 24, 2011, is attached to this information statement as Annex C. The opinion sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken by Inverness in rendering its opinion. We encourage you to read the entire opinion carefully. Inverness’s opinion was directed to Cardo’s Board of Directors and addressed only the fairness, from a financial point of view, of the Consideration pursuant to the Transaction to Cardo as of the date of the opinion. It did not address any other aspects of the Transaction and does not constitute a recommendation to the Board of Directors of Cardo or any other person as to any matter relating to the asset purchase agreement or the Transaction. The summary of the opinion of Inverness set forth in this information statement is qualified in its entirety by reference to the full text of the opinion.
     In connection with rendering its opinion, Inverness, among other things:
•	reviewed a draft of the asset purchase agreement dated January 21, 2011, including the financial terms and conditions set forth therein;

•	reviewed Cardo’s audited financial results for the fiscal year ended December 31, 2009, Cardo’s unaudited financial statements for the nine months ended September 30, 2010 and a preliminary draft of Cardo’s unaudited statement of operations for the quarter ended December 31, 2010;

•	reviewed certain other business, operating and financial data of Cardo and the reconstructive division of Sellers (the “Division”), prepared and furnished to Inverness by Cardo’s management, including certain financial forecasts, projections and analyses for the Division prepared and furnished to Inverness by Cardo’s management for the fiscal years ending December 31, 2010 through 2013 (the “Forecasts”);

•	held discussions with the senior management team of Cardo concerning the business, past and current operations, financial condition and future prospects of the Division, the effects of the Transaction on the financial condition and future prospects of Cardo, and certain other matters Inverness believed necessary or appropriate to Inverness’s inquiry;

•	compared the financial performance of the Division with that of certain other companies whose securities are traded in public markets that Inverness deemed relevant;

•	compared the financial terms of the Transaction with the financial terms, to the extent publicly available, of other transactions that Inverness deemed relevant;

•	reviewed Cardo’s annual report on Form 10-K for the fiscal year ended December 31, 2009, and Cardo’s quarterly report on Form 10-Q for the fiscal quarter ended September 30, 2010;

•	reviewed certain other publicly available business, operating and financial information of Cardo and the Division; and

•	made such other studies and inquiries, and reviewed such other data, and considered such other factors as Inverness deemed, in its sole judgment, to be necessary, appropriate or relevant.
     In arriving at its opinion, Inverness assumed and relied upon the accuracy and completeness of all financial and other information supplied or otherwise made available to it by Cardo and all publicly-available financial and other information regarding Cardo and its affiliates reviewed by Inverness, and did not independently verify any such information or assume any responsibility or liability therefor. With regard to all of the foregoing information, Inverness relied upon the assurances of the senior management team of Cardo that all such information was complete and accurate in all material respects and that they were unaware of any facts or circumstances that would make such information incomplete or misleading in any material respect. Except as set forth in the opinion, and without limiting any of the various considerations, assumptions and limitations set forth therein, Cardo imposed no other instructions or limitations on Inverness with respect to the investigations made or the procedures followed by it in rendering its opinion.
     Inverness was not requested to conduct and did not conduct a physical inspection of the properties or facilities of Cardo, nor did Inverness conduct any valuation or appraisal of any of the Purchased Assets (as defined in the asset purchase agreement) or any other assets or liabilities of Sellers, nor were any such valuations or appraisals provided to Inverness. Inverness did not evaluate the solvency of either Seller under any state, federal or other laws relating to bankruptcy, insolvency or similar matters, and did not undertake independent analysis of any pending or threatened litigation, regulatory action, possible unasserted claims or other contingent liabilities, to which Sellers or any of their affiliates is a party or may be subject, and at the direction of Cardo and with its consent, Inverness’s opinion made no assumption concerning, and therefore did not consider, the possible assertion of claims, outcomes or damages arising out of any such matters.

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     With respect to the Forecasts provided to Inverness by Cardo, Inverness, with Cardo’s consent, assumed that such Forecasts were prepared in good faith on reasonable bases reflecting management’s then-current best estimates and judgments of the Division’s future financial performance were it not to be sold to Arthrex. Inverness also assumed, with Cardo’s consent, that the financial results reflected in such Forecasts would be realized in the amounts and at the times projected, and Inverness assumed no responsibility for and expressed no view as to such Forecasts or the assumptions on which they were based. Inverness was also informed by the senior management team of Cardo that the ability to realize such results would require Cardo to raise additional financing in an amount that exceeds the amount of financing readily available to Cardo as of the date of the opinion. Further, without limiting the foregoing, Inverness, with Cardo’s consent, assumed, without independent verification, that the historical and projected financial information provided by Cardo accurately reflected the historical and projected operations of Cardo and the Division, and that there had been no material change in the assets, financial condition, business or prospects of Cardo or the Division since the respective dates of the most recent financial statements made available to Inverness.
     Inverness made no independent investigation of any legal matters involving Sellers or Arthrex, and has assumed the correctness of all statements with respect to legal matters made or otherwise provided to Cardo and Inverness by Cardo’s counsel or by Arthrex’s counsel.
     The opinion did not constitute a recommendation to our Board of Directors or any other person with respect to the Transaction, and did not address the relative merits of the Transaction over any other alternative transactions which may have been available to Cardo. Inverness expressed no opinion as to the underlying business decision of Cardo to effect the Transaction, the structure, or accounting treatment or taxation consequences of the Transaction or the availability or the advisability of any alternatives to the Transaction. Inverness expressed no opinion with respect to any other reasons, legal, business, or otherwise, that may have supported the decision of the Board of Directors of Cardo to approve or cause Cardo to enter into the asset purchase agreement or consummate the Transaction. No opinion was expressed with respect to the fairness (financial or otherwise) of the amount, nature or any other aspect of any compensation payable to any of the officers, directors or employees of Cardo, or class of such persons, whether independently or relative to the Consideration, including whether such compensation is reasonable in the context of the Transaction, and Inverness also expressed no opinion as to the price at which the common stock of Cardo would trade upon announcement of the Transaction or at any future time. Inverness made no independent investigation of any legal, accounting or tax matters affecting Cardo, and assumed the correctness of all legal, accounting and tax advice given to Cardo and its board of directors. The opinion did not address the fairness of any specific portion of the Consideration or any other particular component of the Transaction, did not address the fairness of the allocation of the Consideration between Sellers, and did not address the fairness to the stockholders of Cardo of the portion of the Consideration that may ultimately become distributable to such stockholders following consummation of the Transaction.
     Inverness’s opinion was based on market, economic, financial and other circumstances and conditions as they existed as of January 24, 2011. Inverness’s opinion can be evaluated only as of January 24, 2011, and any material change in such circumstances and conditions would require a reevaluation of its opinion, which Inverness is under no obligation to undertake. Inverness assumed no responsibility to update or revise its opinion based upon events or circumstances occurring after the date thereof.
     The following is a brief summary of the material financial analyses performed by Inverness in connection with the preparation of its opinion. The various analyses summarized below were based on market data as it existed on or before January 21, 2011, and is not necessarily indicative of current market conditions. Inverness conducted three primary analyses, as described below, in connection with arriving at its opinion, including Selected Public Companies Analysis, Selected Precedent Transactions Analysis and Discounted Cash Flow Analysis. Although each financial analysis was provided to the Board of Directors of Cardo in connection with arriving at its opinion, Inverness considered all of its analyses as a whole and did not attribute any particular weight to any analysis described below. These summaries of financial analyses include information presented in tabular format. To fully understand the financial analyses used by Inverness, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses.

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     Principal Assumptions Related to Consideration to be Received by Cardo for the Division.
     Cardo’s senior management does not as a matter of course make public projections as to future performance and is especially wary of making projections for extended periods due to the unpredictability of the underlying assumptions and estimates. Certain of Inverness’s analyses were based on our estimates for three cases:
•	one which assumed that we would receive zero value from the Royalty (the “No Royalty Case”);

•	one which assumed that the net present value of the Royalty was approximately $12.0 million (the “Management Case”); and

•	one which assumed that the net present value of the Royalty was approximately $5.5 million (the “Adjusted Management Case”).
     Inverness discounted the value of the projected cash flows received from the Royalty, less $250,000 in assumed annual administrative expenses, by a discount rate of 17.5% per annum, which discount rate was selected based upon a weighted average cost of capital analysis for Cardo and other selected public companies with similar operating profiles plus a small cap premium. The Management Case reflected 20 years of projected cash flows from the Royalty, and the Adjusted Management Case reflected 10 years of projected cash flows from the Royalty.
     In addition, Inverness assumed, with Cardo’s consent, that the estimated Closing Asset Value, as defined in the asset purchase agreement, totaled approximately $4.7 million. With respect to each of such analyses, Inverness noted that the projected consideration to be received by Cardo in the Transaction is the sum of the cash proceeds of approximately $10.0 million, plus the estimated Closing Asset Value of approximately $4.7 million plus the projected net present value of the Royalty of $0, approximately $5.5 million and approximately $12.0 million in the No Royalty Case, Adjusted Management Case and Management Case, respectively.

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     With respect to each of such analyses, Inverness noted that the projected consideration to be received by Cardo in the Transaction was approximately $14.7 million, $20.2 million and $26.7 million in the No Royalty Case, Adjusted Management Case and Management Case, respectively, and compared such expected consideration to the implied enterprise values derived from each such analysis.
     Selected Public Companies Analysis.
     Inverness, using publicly available information, compared certain historical and projected financial and operating information of a group of selected orthopedic companies deemed to be relevant to analyzing the historical and projected financial and operating information of Cardo’s Division. The companies used in this comparison included the following companies:
Alphatec Holdings, Inc.
ArthroCare Corporation
Exactech Inc.
Integra LifeSciences Holdings Corporation
NuVasive, Inc.
Orthofix International NV
Symmetry Medical, Inc.
Wright Medical Group Inc.
     For purposes of this analysis, Inverness analyzed the following statistics of each of these companies for comparison purposes:
•	the ratio of enterprise value, defined as market capitalization plus total debt less cash and cash equivalents, to last twelve months’ (“LTM”) revenue;

•	the ratio of enterprise value to estimated calendar year (“CY”) 2010 revenue; and

•	the ratio of enterprise value to estimated CY 2011 revenue.
     Based on the analysis of the relevant metrics for each of the selected public companies, Inverness selected a representative range, comprised of the value calculated from the first quartile to the third quartile, of financial multiples of the selected public companies and applied this range of multiples to the relevant financial statistic of Cardo’s Division. Estimated financial data of the selected publicly traded companies were based on consensus estimates reported by Capital IQ, a business of Standard & Poor’s, calculated as the mean of independent research analyst estimates. Estimated financial data for Cardo’s Division were based on management projections provided to Inverness. Using this information, Inverness estimated the implied enterprise value of the business being sold in the Transaction as follows:

All $ in thousands.
					Implied
				Cardo’s Division	Enterprise Value	Implied Median
Enterprise Value to:	1st Quartile	Median	3rd Quartile	Operating Statistic	(1st — 3rdQuartile)	Enterprise Value
LTM Revenues	1.2x	1.4x	2.3x	$2,213	$2,740 — $5,086	$3,035
Estimated CY 2010 Revenues	1.3x	1.3x	2.3x	$2,213	$2,825 — $5,078	$2,937
Estimated CY 2011 Revenues	1.2x	1.2x	2.2x	$5,860	$6,937 — $12,692	$7,134

     Inverness noted that the earnings before interest, taxes, depreciation and amortization, or EBITDA, for Cardo’s Division for LTM and estimated 2010 and 2011 were negative and, therefore, not meaningful in determining the implied enterprise value for Cardo’s Division relative to the selected public companies. Such analyses were

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therefore not included. Inverness did not include every company that could be deemed to be a participant in the same industry as Cardo’s Division, or in any specific sectors of this industry. No company used in this analysis is identical or directly comparable to Cardo’s Division. Rather, this analysis involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the public trading or other values of the companies to which Cardo’s Division was compared.
     Selected Precedent Transactions Analysis.
     Inverness also analyzed the Consideration to be payable in the Transaction as compared to the consideration payable in other publicly-announced transactions. In connection with this analysis, Inverness reviewed the following transactions involving target companies in the orthopedic industry that were announced since January 1, 2006 that it deemed relevant.

Announcement Date	Name of Acquiror	Name of Target
08/17/10	Medtronic, Inc.	Osteotech, Inc.
12/17/09	Alphatec Holdings, Inc.	Scient’X Groupe
09/14/09	Integra LifeSciences Holdings Corporation	Innovative Spinal Technologies, Inc.
04/22/09	Zimmer, Inc.	Abbott Spine, Inc.
04/22/09	Integra LifeSciences Holdings Corporation	Theken Spine, LLC
04/22/09	NuVasive, Inc.	Cervitech, Inc.
07/27/07	Medtronic, Inc.	Kyphon Inc.
03/12/07	Smith & Nephew plc	Plus Orthopedics Holding AG
12/18/06	Investor Syndicate	Biomet, Inc.
12/04/06	Kyphon Inc.	St. Francis Medical Technologies, Inc.
08/07/06	Orthofix International N.V.	Blackstone Medical, Inc.
07/11/06	Smith & Nephew plc	OsteoBiologics, Inc.

     The information analyzed by Inverness for the precedent transactions analysis included the ratios of enterprise value to LTM revenue, and enterprise to estimated next twelve months’ (“NTM”) revenue. Inverness selected a representative range of financial multiples of the precedent transactions, as shown in the following table, and applied this range of multiples to the relevant financial statistic:

All $ in thousands.
					Implied
				Cardo's	Enterprise
				Division	Value	Implied Median
	1st		3rd	Operating	(1st — 3rd	Enterprise
Enterprise Value to:	Quartile	Median	Quartile	Statistic	Quartile)	Value
LTM Revenues	3.0x	3.8x	5.1x	$2,213	$6,644 — $11,319	$8,307
NTM Revenues	1.5x	3.3x	5.3x	$5,860	$8,597 — $31,083	$19,136

     Inverness noted that the projected EBITDA for Cardo’s Division for LTM and NTM were negative and, therefore, not meaningful in determining the implied enterprise value for Cardo’s Division relative to the selected precedent transactions. Such analyses were therefore not included.
     Discounted Cash Flow Analysis.
     Inverness used cash flow forecasts of Cardo’s Division for fiscal years 2011 through 2013 provided by Cardo management to perform a discounted cash flow analysis. In conducting this analysis, Inverness assumed that the Division would perform in accordance with these forecasts. Inverness also assumed for purposes of this analysis, based on the guidance of Cardo management, that Cardo’s ability to continue as a going concern and achieve the

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results reflected in the financial and operating forecasts was dependent on Cardo raising approximately $10 million in the near future, and that Cardo’s ability to raise such capital within the necessary time frame was unlikely. Inverness first estimated the discounted value of the projected cash flows of the Division using discount rates ranging from 15.0% to 25.0% per annum, which range of discount rates was selected based upon a weighted average cost of capital analysis for Cardo and other selected public companies with similar operating profiles plus a small cap premium. Inverness then calculated a terminal value based on EBITDA exit multiples of 9.0x to 11.0x (based on the trading multiples of selected public companies). These terminal values were then discounted to present value using discount rates ranging from 15.0% to 25.0% per annum. This analysis indicated a range of enterprise values. Inverness also assumed that if Cardo was able to raise the necessary additional capital to achieve management projections, the existing shareholder base as of January 21, 2010 would be diluted by 21.9% in order to raise such capital at Cardo’s stock price as of January 21, 2010. Inverness accounted for such dilution when calculating the implied enterprise value accruing to existing shareholders of $16.4 million to $28.1 million.
     In connection with its opinion, Inverness performed a variety of financial and comparative analyses, of which the analyses deemed most pertinent by Inverness are summarized above. The foregoing is not a comprehensive description of all analyses undertaken by Inverness in connection with its opinion. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to a partial analysis or summary description. In arriving at its opinion, Inverness considered the results of all of its analyses as a whole and did not attribute any particular weight to any analysis or factor it considered, Inverness believes that selecting any portion of its analyses, without considering all analyses as a whole, would create an incomplete view of the process underlying its analyses and opinion. In addition, Inverness may have given various analyses and factors more or less weight than other analyses and factors, and may have deemed various assumptions more or less probable than other assumptions. As a result, the ranges of valuations resulting from any particular analysis described above should not be taken to be Inverness’s view of the actual value of Cardo’s Division. In performing its analyses, Cardo made numerous assumptions with respect to industry performance, general business and economic conditions and other matters. Many of these assumptions are beyond the control of Cardo. Any estimates contained in Inverness’s analyses are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by such estimates. Accordingly, the estimates used in, and the ranges of valuations resulting from, any particular analysis described above are inherently subject to substantial uncertainty and should not be taken to be Inverness’s view of the actual value of the Division.
     The Consideration was determined through arm’s-length negotiations between Cardo and Arthrex and was approved by Cardo’s Board of Directors. Inverness provided advice to Cardo during these negotiations. Inverness did not, however, recommend any specific Consideration to Cardo or that any Consideration constituted the only appropriate consideration for the Transaction.
     Inverness’s opinion and its presentation to Cardo’s Board of Directors was one of many factors taken into consideration by Cardo’s Board of Directors in deciding to adopt and declare advisable the Transaction and to determine that the Transaction was in the best interests of Cardo. Consequently, the analyses as described above should not be viewed as determinative of the opinion of Cardo’s Board of Directors with respect to the Consideration or of whether Cardo’s Board of Directors would have been willing to agree to a different Consideration.
     Inverness, as part of its investment banking services, is regularly engaged in the valuation of businesses and securities in connection with mergers, acquisitions, private placements and valuations for corporate and other purposes. In selecting Inverness as Cardo’s financial advisor in connection with the asset sale, Cardo considered Inverness’ qualifications, reputation and experience in the valuation of businesses, assets and securities in connection with mergers and acquisitions and strategic transactions generally. Inverness and its affiliates in the ordinary course of business provides and in the future may continue to provide investment banking or financial advisory services to Cardo and may receive fees for the rendering of such services.
     In addition, in the ordinary course of its businesses, Inverness and its affiliates may actively trade the debt and equity securities of Cardo or Arthrex for its own account or for the accounts of its customers and, accordingly, may at any time hold long or short positions in such securities.

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     Inverness has been engaged by Cardo as its financial advisor pursuant to the engagement and indemnity agreement dated October 31, 2010, by and between Inverness and Cardo (the “Inverness Engagement Letter”). In connection with the Transaction, Inverness will receive a fee for the rendering of the opinion and certain additional fees for its services in connection with the Transaction. Cardo has agreed to pay Inverness an aggregate fee of $400,000, a substantial portion of which is payable at closing, and Inverness is entitled to additional payments of up to 5% of the royalty payments received by us. In addition, Cardo has agreed to indemnify Inverness against and exculpate Inverness from certain liabilities that may arise out of Inverness’s engagement, all as more fully described in the Inverness Engagement Letter.
Dissenters’ Rights
     In accordance with the Delaware General Corporation Law, our stockholders do not have dissenters’ or appraisal rights in connection with the Asset Sale or Name Change.
Certain Federal Income Tax Consequences
     The Asset Sale will be treated by the Company as a taxable transaction for federal income tax purposes. It is anticipated that any gain resulting from the Asset Sale will be offset against the Company’s net operating loss carryforwards. However, utilization of these carryforwards generates an alternative minimum tax for federal income tax purposes. At this time, we are unable to determine the alternative tax liability generated due to the utilization of these carryforwards.
     If the Spine Division Sale is consummated in the future, the Spine Division Sale will be treated by the Company as a taxable transaction for federal income tax purposes. It is anticipated that any gain from the Spine Division Sale will be offset against the Company’s net operating loss carryforwards. As noted above, the utilization of these carryforwards generates an alternative minimum tax for federal tax purposes. At this time, we are not able to estimate the alternative tax liability which will be generated due to the utilization of these carryforwards in connection with the Spine Division Sale.
Accounting Treatment
     Upon completion of the Asset Sale, we will remove from our consolidated balance sheet all of the assets of our Reconstructive Division sold to Arthrex and will reflect therein the effect of the receipt and the use of the proceeds of the Asset Sale. We will record a gain on the sale of assets to Arthrex equal to the difference between the purchase price received and the book value of the assets sold in our consolidated statement of operations.
     If the Spine Division Sale is consummated in the future, we will remove from our consolidated balance sheet the assets of our Spine Division and will reflect therein the effect of the receipt and the use of the proceeds of the Spine Division Sale. We will record a gain or loss, as applicable, on the sale of the assets of our Spine Division equal to the difference between the purchase price received and the book value of the assets sold in our consolidated statement of operations.
Government Approval
     Except for compliance with the applicable regulations of the Securities and Exchange Commission in connection with this Information Statement and of the Delaware General Corporation Law in connection with the Asset Sale, the Spine Division Sale, and the Name Change, we are not required to comply with any federal or state regulatory requirements, and no federal or state regulatory approvals are required in connection with Asset Sale, the Spine Division Sale, or the Name Change.

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Voting Securities and Principal Holders Thereof
     As of January 24, 2011, there were outstanding 230,293,141 shares of Common Stock.
     The following table sets forth as of January 24, 2011, certain information with respect to the beneficial ownership by (i) each director, (ii) each named executive officer, (iii) all directors and executive officers as a group, and (iv) each stockholder identified as beneficially owning greater than 5% of our Common Stock. Except as otherwise indicated below, each person named in the tables has sole voting and investment power with respect to all shares of common stock beneficially owned by that person, except to the extent that authority is shared by spouses under applicable law. To our knowledge, none of the shares reported below are pledged as security.

	Amount and Nature of
	Beneficial
Directors and Officers	Ownership(1)	Percent of Class
Andrew A. Brooks, M.D.	61,913,189	26.88%
Michael Kvitnitsky	28,996,654	12.59%
Stephen Liu, M.D.	2,800,000 (2)	1.22%
Thomas H. Morgan	7,871,616	3.42%
Ronald N. Richards, Esq.	683,205	*
Derrick Romine	865,941	*
Steven D. Rubin	118,822	*
Subbarao Uppaluri, Ph.D.	412,592	*
All directors and executive officers as a group (8 persons)	103,662,019	44.01%

*	Indicates ownership of less than 1%.

(1)	Includes currently exercisable options to purchase shares of common stock held by the directors and executive officers as follows: Dr. Brooks — 90,000; Mr. Kvitnitsky — 80,000; Mr. Morgan — 16,000; Mr. Richards — 16,000; Mr. Romine — 188,000; Mr. Rubin — 16,000 and Mr. Uppaluri — 16,000.

(2)	Represents the following: (1) 200,000 shares held by Dr. Liu’s spouse and mother-in-law as joint tenants, (2) 2,000,000 shares held by Portal Venture LLC and (3) 600,000 shares held by PacRim Capital Partners, LLC. Dr. Liu owns 35% of Portal Venture LLC and PacRim Capital Partners, LLC, and is a director of PacRim Capital Partners, LLC. Dr. Liu disclaims beneficial ownership of these securities, except to the extent of any pecuniary interest in such securities.

	Number and Nature
	of Beneficial
5% or More Stockholders(1)	Ownership	Percent of Class
Frost Gamma Investments Trust (2)	33,249,411	14.44%

(1)	Based on information in separate Schedule 13Ds dated September 8, 2008, Andrew A. Brooks, M.D. and Michael Kvitnitsky also are 5% or more stockholders. The business address of Andrew A. Brooks and Michael Kvitnitsky is 7625 Hayvenhurst Avenue, Suite 49, Van Nuys, California 91406.

(2)	Based on information in Amendment No. 2 to Schedule 13D dated December 8, 2009, Frost Gamma Investments Trust holds 33,250,911 shares of common stock. The business address of Frost Gamma Investments Trust is 4400 Biscayne Boulevard, Suite 1500, Miami, Florida 33137. Phillip Frost, M.D. is the trustee and Frost Gamma Limited Partnership is the sole and exclusive beneficiary of Frost Gamma Investments Trust.

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Interests of the Continuing Stockholders
     Following the Asset Sale, the current stockholders of the Company will continue to own 100% of the outstanding common stock of the Company.
Householding Of Materials
     We are sending only one copy of the enclosed Information Statement to those households in which multiple stockholders share the same address, unless we have received instructions otherwise. If you are a stockholder of ours, who shares the same address as other stockholders of ours, and would like to receive a separate copy of the Information Statement, please send a written request to the attention of the Secretary of Cardo Medical, Inc., 7625 Hayvenhurst Avenue, Suite 49, Van Nuys, California 91406, or contact Michael Kvitnitsky at (973) 777-8832 extension 302, and we will promptly deliver a separate copy of the Information Statement. If you share the same address as multiple stockholders and would like us to send only one copy of future proxy statements, information statements and annual reports, please contact us at the address or telephone number listed above.
Where You Can Find Additional Information
     We file annual, quarterly and current reports, proxy and information statements and other information with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended. You may read and copy this information at the Public Reference Section at the Securities and Exchange Commission at 450 Fifth Street, NW, Judiciary Plaza, Washington, DC 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-732-0330. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information about issuers that file electronically with the SEC. The address of that site is http://www.sec.gov. Our public filings are also available to the public from commercial document retrieval services.

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Annex A
Execution Copy
ASSET PURCHASE AGREEMENT
     This ASSET PURCHASE AGREEMENT (“Agreement”) is entered into as of January 24, 2011, by and among Cardo Medical, Inc., a Delaware corporation (“Cardo Medical”), Cardo Medical, LLC, a Delaware limited liability company (together with Cardo Medical, “Sellers” and each a “Seller”) and Arthrex, Inc., a Delaware corporation (“Buyer”).
RECITALS
     Sellers own and operate an orthopedic medical device company specializing designing, developing and marketing reconstructive joint devices (as such business is conducted by Sellers as of the date hereof, the “Business”). Buyer desires to purchase and Sellers desire to sell the Purchased Assets (as hereinafter defined), on the terms and subject to the conditions set forth in this Agreement. Capitalized terms used herein without definition have the meanings set forth in Exhibit A. In consideration of the mutual representations and agreements herein, the parties hereto agree as follows:
TERMS OF AGREEMENT
ARTICLE I
PURCHASE AND SALE OF ASSETS; ASSUMPTION OF LIABILITIES
     1.1 Purchased Assets. At the Closing, each Seller agrees to sell, convey, transfer, assign and deliver to Buyer, on the terms and subject to the conditions set forth in this Agreement, all right, title and interest in and to the Purchased Assets, free and clear of all Liens, except for Permitted Liens.
     1.2 Excluded Assets. Notwithstanding anything to the contrary set forth in Section 1.1 or elsewhere herein, the Purchased Assets shall exclude all Excluded Assets.
     1.3 Asset Transfer.
          (a) At the Closing, the Sellers shall transfer all right, title and interest in and to all of the Purchased Assets to Buyer, and Sellers shall deliver to Buyer possession of all of the Purchased Assets. Sellers shall further deliver to Buyer proper assignments, conveyances and bills of sale sufficient to convey to Buyer good and valid title to all the Purchased Assets free and clear of all Liens, except for Permitted Liens, as well as such other instruments of conveyance necessary to effect or evidence the transfers contemplated hereby.
          (b) To the extent that any of the Purchased Assets or any claim, right or benefit arising under or resulting from such Purchased Assets (collectively, the “Rights”) is not capable of being transferred without the approval, consent or waiver of any third person, or if the transfer of a Right would constitute a breach of any obligation under, or violation of, any applicable Law unless the approval, consent or waiver of such third person is obtained, then, except as expressly otherwise provided in this Agreement and without limiting the rights and remedies of Buyer contained elsewhere in this Agreement, this Agreement shall not constitute an agreement to transfer such Right unless and until such approval, consent or waiver has been obtained. After the Closing Date and until all such Rights are transferred to Buyer, each Seller shall use their commercially reasonable efforts to: assist Buyer in obtaining such approvals, consents and waivers with respect to all Rights not so transferred; maintain such Seller’s existence and hold the Rights in trust for Buyer; comply with the terms and provisions of the Rights as agent for Buyer for Buyer’s benefit; cooperate with Buyer in any commercially reasonable and lawful arrangements designed to provide the benefits of such Rights solely and exclusively to Buyer; and not waive, alter or amend any obligations of third parties with respect to such Rights not so transferred, whether expressly or impliedly without the written consent of Buyer.
          (c) From and after the date hereof until the Closing, Buyer shall have the right, in its sole discretion, to designate additional Contracts as Purchased Assets, excluding Contracts that are Spinal Assets or used exclusively in either Seller’s business related to the Spinal Assets. Upon such designation, Schedule 1.2(i) shall be updated accordingly.
     1.4 Assumed Liabilities. At the Closing, Buyer agrees to assume, pay, discharge and perform when required and lawfully due, only the Assumed Liabilities.
     1.5 Excluded Liabilities. Notwithstanding anything to the contrary set forth in this Agreement, the parties expressly agree that Buyer shall not assume or otherwise become liable for any Excluded Liabilities. Each of the Sellers, jointly and severally, shall defend, indemnify and hold harmless Buyer, its Affiliates and successors and assigns (each, an “Indemnified Party”), from and against any and all losses, damages, costs, expenses (including court costs, amounts paid in settlement, judgments, reasonable attorneys’ fees or other expenses for investigating and defending), suits, actions, claims, deficiencies, liabilities or obligations (“Losses”) related to, caused by or arising from any of the Excluded Liabilities. Any such indemnification shall be subject to the procedures set forth in Section 10.13, notwithstanding anything to the contrary set forth herein. The fact that a particular matter or circumstance does or does not, or may or may not, constitute a breach by the Sellers of their representations and warranties set forth in this Agreement shall not have any relevance to the determination of whether any liability or obligation related thereto is, or is not, an Excluded Liability. Furthermore, disclosure of a liability or potential liability to Buyer in the Disclosure Schedules hereto or otherwise shall not have any relevance to the determination of whether any liability or obligation is, or is not, an Excluded Liability. Notwithstanding the foregoing but subject to Section 10.13(c), in the event Buyer determines that it is reasonably necessary to satisfy an Excluded Liability in order to obtain products or services from any supplier to the Business, Buyer shall have the right, after reasonable consultation with Sellers, to satisfy such Excluded Liability without prejudice to its rights under this Section 1.5.
ARTICLE II
PURCHASE PRICE
     2.1 Purchase Price. The consideration for the Purchased Assets being acquired by Buyer hereunder shall be (i) the assumption by Buyer of Assumed Liabilities, (ii) the payment of the Royalty (as hereafter defined) to Cardo Medical and (iii) the Cash Consideration, payable to Cardo Medical on behalf of both Sellers, subject to adjustment pursuant to Section 2.5 (collectively, “Purchase Price”). For purposes of this Agreement, the “Cash Consideration” shall mean (i) Nine Million Nine Hundred Sixty Thousand Dollars ($9,960,000) plus (ii) the Closing

Asset Value. As of the date hereof, Buyer shall deliver to Seller a $250,000 deposit to be credited against the Cash Consideration at Closing (the “Deposit”).
     2.2 Royalty.
          (a) As partial consideration for the purchase of the Purchased Assets hereunder, Buyer shall pay Cardo Medical an amount (the “Royalty”) equal to 5 percent (5%) of Net Sales of (i) the products identified on Schedule 2.2 hereof and (ii) any successor products thereto or any improvements, alterations or derivations thereof, in each case of any such successor products, improvements, alterations or derivations that (A) utilize any patents, patent applications, or provisional patents included in the Purchased Assets or (B) utilize, to a material extent, any inventions, trade secrets, or other confidential or proprietary information, including design drawings or product descriptions (whether or not such drawings, descriptions or information remain confidential or proprietary following the Closing) (but not solely trademarks or trade names) included in the Purchased Assets (collectively, the “Subject Products”), in cash on a quarterly basis, for a period up to and including the 20th anniversary of the Closing (the “Royalty Term”). Notwithstanding the foregoing, the Subject Products shall not include any products developed by or on behalf of Buyer without use of any of the Purchased Assets. Such quarterly royalty payments shall be due forty-five (45) days following the end of each calendar quarter or the end of the Term, as applicable. As used herein, “Net Sales” means the consolidated net sales of Buyer and its subsidiaries (including any licensing fees and/or royalties) attributable to the Subject Products less commissions, returns, customer allowances and rebates, collection losses and customer discounts attributable to the Subject Products, in each case determined in accordance with GAAP applied on a consistent basis. Buyer shall provide reasonable documentation supporting the calculation of the Royalty hereunder, including a quarterly report providing reasonable detail of Net Sales and the calculation of the Royalty for such quarter that shall accompany each payment hereunder. Upon at least five (5) days prior written notice, Buyer shall also grant Cardo Medical reasonable access to its books and records to verify such calculation subject to a customary confidentiality agreement. In the event of a sale, transfer or other disposition, directly or indirectly (including by merger, asset sale, equity sale, consolidation, reorganization or otherwise) by Buyer of the right to sell or manufacture any of the Subject Products to a third party purchaser (an “Asset Purchaser”) in one transaction or series of related transactions (an “Asset Sale Transaction”), Buyer (or such successor or assign) shall cause any such Asset Purchaser to assume the obligations of Buyer (or such successor or assign) set forth in this Section 2.2 with respect to the Subject Products (or rights relating thereto) directly or indirectly transferred in connection with such Asset Sale Transaction (which shall include all Subject Products in the event of an Asset Sale Transaction that is a merger of Buyer or a sale of a controlling interest in its equity). Buyer shall provide Sellers with at least ten (10) days written notice of any Asset Sale Transaction.
          (b) Buyer shall have a right to set-off against the payment of the Royalty due to Cardo Medical hereunder solely to the extent of any and all out-of-pocket costs and expenses (including amounts paid in settlement and reasonable attorneys fees and expenses) incurred in good faith after consultation with counsel and paid by Buyer, arising out of claims by unaffiliated third parties alleging infringement of intellectual property rights, including, without limitation, patents, trade secrets, copyrights, or other intellectual property rights, by any Subject Product to the extent based on Intangible Property contained in the Purchased Assets

(“Infringement Claims”). In no event shall Buyer have any other right of set-off against any amounts due to any Seller or its Affiliates hereunder. Neither the exercise nor the failure to exercise such right of set off will constitute an election of remedies or limit Buyer in any manner in the enforcement of any other remedies that may be available to it pursuant to Section 1.5 hereof. If it is ultimately determined that such amounts were not due to Buyer, then any Royalty to which Buyer exercised its right of set-off under this Section 2.2 shall be paid to Cardo Medical and shall bear interest from (i) the date such Royalty was payable pursuant to this Section 2.2 until (ii) the date on which such Royalty is paid by Buyer to Cardo Medical, at a rate equal to 8% per annum.
          (c) Until such time as the Royalty has achieved a Net Present Value of $3,000,000, Buyer agrees to use commercially reasonable efforts to promote the sale of Subject Products during the Royalty Term; provided that “commercially reasonable efforts” shall mean efforts and resources consistent with those used by Buyer and its subsidiaries in promoting their other products of a similar stage of product life and of similar market potential, taking into account the competitiveness of the Subject Products and alternative products, the profitability of the Subject Products and alternative products, and other factors deemed relevant by Buyer in exercising its business judgment. Sellers understand and acknowledge that control of all business decisions concerning the Business and the Subject Products (including, without limitation, sales and marketing, capital expenditures, product pricing, employee hiring and retention, subcontracting authority, facilities and employee management and acquisitions or dispositions of assets (and the timing thereof)), from and after the Closing Date shall be the absolute right of the Buyer, and that Buyer may operate its business and the business of its subsidiaries (including Buyer) in the manner it deems appropriate in its sole discretion. In no event shall Sellers have any claim regarding Buyer’s failure to use commercially reasonable efforts if the Royalty has achieved a Net Present Value of $3,000,000. For purposes of this Agreement, “Net Present Value” means the aggregate present value of the Royalty payments received, with each payment discounted from the date of payment to the Closing Date using a discount rate of 8% per annum.
     2.3 Allocation of Purchase Price; Tax Treatment. The Purchase Price will be allocated among the Sellers and among the Purchased Assets consistent with the allocation set forth on a schedule to be mutually agreed upon by the parties hereto prior to the Closing (the “Allocation Schedule”). The Allocation Schedule shall be reasonable and shall be prepared in accordance with Section 1060 of the Code and the regulations thereunder. Buyer and Sellers each agree to file Internal Revenue Service Form 8594, and all federal, state, local and foreign Tax Returns, in accordance with the Allocation Schedule; and in that event, Buyer and Sellers each agree to provide the other promptly with any other information reasonably required to complete Form 8594. The parties hereto intend that the transaction contemplated hereby be treated for tax purposes as taxable under Section 1001 of the Code.
     2.4 Escrow Account. At the Closing, Buyer shall withhold Nine Hundred Thousand Dollars ($900,000) (the “Escrow Amount”) from the Purchase Price and shall deposit the Escrow Amount for a period of 12 months pursuant to the Escrow Agreement in the form attached hereto as Exhibit B (the “Escrow Agreement”). The funds held pursuant to the Escrow Agreement shall be available (a) to fund the amount of any adjustment pursuant to Section 2.5(c) hereunder and (b) to indemnify Buyer pursuant to Section 1.5 or Section 6.3.

     2.5 Adjustment of Purchase Price.
          (a) Estimated Closing Asset Value Statement. At least two (2) Business Days prior to the Closing Date, the Sellers and Buyer shall agree upon a written statement (the “Estimated Closing Asset Value Statement”) setting forth in reasonable detail its good faith estimate of (i) the Closing Asset Value as of the Closing (the “Estimated Closing Asset Value”) and (ii) based on such amount, the estimated Cash Consideration (“Estimated Cash Consideration”). The Estimated Closing Asset Value Statement will be prepared in accordance with GAAP (with respect to each item included within Closing Asset Value). With respect to Property, Plant and Equipment, Sellers and Buyer have agreed that the Closing Asset Value will be the net book value of such assets as of the Closing, prepared in accordance with GAAP. With respect to Inventory, Sellers and Buyer have agreed that the Closing Asset Value will be the gross cost value of the saleable and non-obsolete finished goods inventory, work in process and packaging material of the Business as of the Closing, without inclusion of a reserve for slow moving inventory.
          (b) Closing Asset Value Statement. Within sixty (60) days after the Closing Date, Buyer will prepare or cause to be prepared, and will provide to Sellers, a written statement (the “Closing Asset Value Statement”) setting forth in reasonable detail its determination of the Closing Asset Value as of the Closing. The Closing Asset Value Statement will be prepared in accordance with GAAP (with respect to each item included within Closing Asset Value), and shall be consistent with the methodology used in the calculation of the Estimated Cash Consideration.
          (c) Dispute Notice. The Closing Asset Value Statement (and the calculation of the Closing Asset Value contained therein) will be final, conclusive and binding on the parties unless Sellers provides a written notice (a “Dispute Notice”) to Buyer no later than thirty (30) days after delivery of the Closing Asset Value Statement setting forth in reasonable detail (i) any item Sellers dispute on the Closing Asset Value Statement (each, a “Disputed Item”) and (ii) the correct amount of such item in accordance with GAAP. Any item or amount to which no dispute is raised in the Dispute Notice shall be final, conclusive and binding on the parties.
          (d) Resolution of Disputes. If the Sellers have delivered the Dispute Notice within the 30-day period, then Buyer and Sellers will attempt to resolve each Disputed Item. In the event all such Disputed Items are not resolved within five (5) Business Days after delivery of the Dispute Notice, either Buyer or Sellers may provide written notice to the other that it elects to submit the Disputed Items to an accounting firm of national or regional recognition mutually agreed upon by the parties (the “Accounting Firm”). If the parties cannot so agree, each of Buyer and Cardo Medical shall select an accounting firm of national or regional recognition and such two accounting firms shall select a third accounting firm of national or regional recognition to serve as the Accounting Firm. The Accounting Firm will promptly review Disputed Items submitted to it for resolution and objected to in the Dispute Notice and resolve the dispute with respect to each such Disputed Item in accordance with GAAP. The fees and expenses of the Accounting Firm will be paid by the Party whose estimate of the Disputed Items, in the aggregate, is furthest from the final determination of such Disputed Items, in the aggregate, by the Accounting Firm; otherwise such fees and expenses shall be paid 50% by Buyer and 50% by Sellers. The decision of the Accounting Firm with respect to the Disputed Item(s) submitted to it

(and the determination of the Closing Asset Value resulting therefrom) will be final, conclusive and binding on the Parties. Each of the Parties agrees to use its commercially reasonable efforts to cooperate with the Accounting Firm and to cause the Accounting Firm to resolve all Disputed Items no later than thirty (30) Business Days after submission of the dispute to the Accounting Firm.
          (e) Adjustment Payment. No later than the fifth (5th) Business Day after final determination of the Closing Asset Value in accordance with this Section 2.5:
               (i) if the Closing Asset Value as finally determined pursuant to this Section 2.5 exceeds the Estimated Closing Asset Value, then Buyer will pay to the Sellers such excess by wire transfer of immediately available funds; and
               (ii) if the Closing Asset Value as finally determined pursuant to this Section 2.5 is less than the Estimated Closing Asset Value, then an amount equal to such shortfall will be paid by the Sellers to Buyer from the Escrow Account, and the Sellers shall promptly execute a joint written instruction to the Escrow Agent to release such amount from the Escrow Account.
ARTICLE III
CLOSING
     3.1 Time and Place. The closing (“Closing”) of this Agreement and the purchase and sale of the Purchased Assets shall take place at 10:00 a.m., Miami time on the date that is thirty (30) days following the date hereof (“Closing Date”), unless each of the conditions of each party’s obligations to close as set forth herein (excluding such conditions that, by their terms, are to be satisfied at the Closing) have not been satisfied or waived in accordance with this Agreement by such date, in which case the Closing Date shall be the date that is two (2) days after the satisfaction or waiver of such conditions in accordance with this Agreement. The Closing shall be effected through the mutual exchange of documents by overnight mail and facsimile or .pdf, or in such other manner or on such other date as the parties may otherwise agree. All proceedings shall occur simultaneously and all documents and agreements shall be executed and delivered simultaneously. Upon consummation, the Closing shall be deemed to take place as of the opening of business on the Closing Date.
     3.2 Procedure at the Closing. At the Closing, each Seller shall execute and deliver to Buyer all of the documents and agreements required to be executed and delivered by it pursuant to Article VII. At the Closing, Buyer shall execute and deliver to Sellers all of the documents and agreements required to be executed and delivered by it pursuant to Article VII, and deliver to Cardo Medical, on behalf of the Sellers, an amount equal to (i) the Estimated Cash Consideration minus (ii) the Deposit minus (iii) the Escrow Amount pursuant to Article II (which shall be delivered to the Escrow Agent) minus (iv) the Vendor Payment Amount (which shall be delivered to the Material Vendors in accordance with Section 6.17).

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF BUYER
     Buyer represents and warrants to Sellers as follows:
     4.1 Status. Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware.
     4.2 Power and Authority. Buyer has the necessary power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby to be consummated by it. Buyer has taken all action necessary to authorize the execution and delivery of this Agreement and the other Transaction Documents to which each is a party, the performance of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby to be consummated by it.
     4.3 Enforceability. This Agreement has been, and each of the other Transaction Documents will be, duly executed and delivered by Buyer, and constitutes, or will constitute, a legal, valid and binding obligation of Buyer, as applicable, enforceable against each of Buyer, as applicable, in accordance with its terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting the enforcement of creditors’ rights generally and general equitable principles.
     4.4 No Commissions. Except for fees or commissions payable by Buyer, Buyer has not incurred any obligation for any finders’, brokers’ or agents’ fees or commissions or similar compensation in connection with the transactions contemplated hereby.
     4.5 No Proceedings. No suit, action or other proceeding is pending or, to Buyer’s Knowledge, threatened in writing before any Governmental Authority seeking to restrain or prohibit Buyer from entering into this Agreement or to prohibit the Closing or the performance of any other obligation hereunder.
     4.6 Financing. Buyer has sufficient funds to ensure timely payment in full of the Purchase Price at the Closing in accordance with this Agreement.
     4.7 No Violation. The execution and delivery by Buyer of this Agreement and any other agreement or document to be delivered by it in connection herewith, the performance by Buyer of its obligations hereunder and thereunder, and the consummation by Buyer of the transactions contemplated hereby and thereby do not and will not: (a) violate, conflict with, contravene or result in a breach of, any provision of the formation document, charter or by-laws or similar organizational document of Buyer; (b) violate or conflict with any Law, decree, writ, injunction, judgment or order of any Governmental Authority or of any arbitration award which is either applicable to, binding upon or enforceable against Buyer; (c) conflict with, result in any breach of, or constitute a default (or an event which would, with the passage of time or the giving of notice or both, constitute a default) under, or give rise to a right to terminate, amend, modify, abandon or accelerate, any material Contract or material Permit which is applicable to, binding upon or enforceable against Buyer, in each case that could be reasonably likely to impair Buyer’s ability to consummate the Closing or pay the Royalty; (d) result in or require the creation or imposition of any Lien upon or with respect to any of the material assets of Buyer that could be reasonably likely to impair Buyer’s ability to consummate the Closing or pay the Royalty; (e) give to any Person a right or claim affecting any material assets of Buyer that could be reasonably likely to impair Buyer’s ability to consummate the Closing or pay the Royalty; or (f) require the consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, any court or tribunal or any other Person (except for consents already obtained).
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF SELLERS
     Except as set forth in the SEC Reports or in the disclosure schedule attached hereto and delivered by Sellers to Buyer (the “Disclosure Schedule”), Sellers, jointly and severally, represent and warrant to Buyer as follows:
     5.1 Corporate Status. Each Seller is duly organized, validly existing and in good standing under the Laws of the State of Delaware and has the requisite power and authority to own or lease its properties and to carry on its business as now being conducted. Each Seller is duly qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, leased or operated by it makes such qualification necessary, except as would not have a Material Adverse Effect.
     5.2 Power and Authority. Each Seller has the necessary power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. Each Seller has taken all action necessary (including obtaining stockholder and member approval, as applicable) to approve and authorize the execution and delivery of this Agreement, the Transaction Documents to which it is a party, the performance of its obligations hereunder and thereunder, and the consummation of the transactions contemplated hereby and thereby to be consummated by it. As a condition and inducement to Buyer’s entering into this Agreement and incurring the obligations set forth herein, concurrently with the execution and delivery of this Agreement, Sellers have delivered to Buyer complete and accurate copies of written consent(s) of a majority of the stockholders of Cardo Medical evidencing their approval of this Agreement and the consummation of the transactions contemplated hereby (the “Stockholder Approval”).
     5.3 Enforceability. This Agreement has been, and each of the other Transaction Documents to be executed by a Seller will be, duly executed and delivered by each Seller and constitutes, or will constitute, the legal, valid and binding obligation of such Seller, enforceable against such Seller in accordance with its terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting the enforcement of creditors’ rights generally and general equitable principles.
     5.4 Subsidiaries. No Seller has any subsidiaries, equity investments or ownership interest in any other entity that is not a Seller. Cardo Medical owns all of the record and beneficial membership interests of Cardo Medical, LLC.

     5.5 No Violation. Except as set forth on Schedule 5.5, the execution and delivery by each Seller of this Agreement and any other Transaction Document to be delivered by it in connection herewith, the performance by each Seller of its obligations hereunder and thereunder, and the consummation by each Seller of the transactions contemplated hereby and thereby do not and will not: (a) violate, conflict with, contravene or result in a breach of, any provision of the certificate of incorporation or formation or bylaws or operating agreement of such Seller; (b) violate or conflict with any Law, decree, writ, injunction, judgment or order of any Governmental Authority or of any arbitration award which is either applicable to, binding upon or enforceable against such Seller or the Purchased Assets; (c) conflict with, result in any breach of, or constitute a default (or an event which would, with the passage of time or the giving of notice or both, constitute a default) under, or give rise to a right to terminate, amend, modify, abandon or accelerate, or require any consent or notice under, any Material Contract or material Permit which is included in the Purchased Assets; (d) result in or require the creation or imposition of any Lien upon or with respect to any of the Purchased Assets; or (e) require the consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, any court or tribunal or any other Person.
     5.6 No Commissions. Except as set forth on Schedule 5.6, no Seller nor any of their Affiliates has incurred any obligation for any finders,’ brokers’ or agents’ fees or commissions or similar compensation in connection with the transactions contemplated hereby; and all amounts so scheduled are payable by Sellers.
     5.7 Financial Statements; SEC Reports; Disclosure and Internal Controls.
          (a) As of their respective dates, the SEC Reports: (i) were prepared in accordance and complied in all respects with the requirements of the Securities Act, or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such SEC Reports, with all such SEC Reports having been filed on a timely basis, and (ii) did not at the time they were filed (and if amended or superseded by a filing prior to the date of this Agreement then on the date of such filing and as so amended or superseded) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except to the extent set forth in the preceding sentence, Sellers make no representation or warranty whatsoever concerning the SEC Reports as of any time other than the time they were filed.
          (b) Each set of financial statements (including, in each case, any related notes thereto) contained in any SEC Report (the “Financial Statements”), complies in all material respects with the published rules and regulations of the SEC with respect thereto, was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, do not contain footnotes as permitted by Form 10-Q of the Exchange Act) and fairly presents in all material respects the financial position of Sellers at the respective dates thereof and the results of operations and cash flows for the periods indicated, except that unaudited interim financial statements will be subject to normal adjustments which are not expected to be material to Sellers, taken as a whole. The certifications and statements required by (A) Rule 13a-14 under the Exchange Act and (B) 18 U.S.C. Sec. 1350 (Section 906 of the Sarbanes-Oxley Act) relating to the SEC Reports are accurate and complete and comply as to form and content with all rules of applicable Governmental Authorities in all material respects.
     5.8 Absence of Certain Changes, Events and Conditions. Except as expressly contemplated by this Agreement and as set forth in Schedule 5.8, from the date of the Current Balance Sheet, Sellers have operated the Business in the ordinary course of business consistent with past practice and there has not been, with respect to any Seller, any:
          (a) event, occurrence or development that has had, or would reasonably be expected to result in, a Material Adverse Effect;
          (b) material amendment of the charter, by-laws or other organizational documents of any Seller;
          (c) split, combination or reclassification of any shares of its capital stock;
          (d) issuance, sale or other disposition of any of its capital stock, or grant of any options, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) any of its capital stock;
          (e) declaration or payment of any dividends or distributions on or in respect of any of its capital stock or redemption, purchase or acquisition of its capital stock;
          (f) change in any method of accounting or accounting practice of any Seller, except as required by GAAP or applicable Law or as disclosed in the notes to the Financial Statements;
          (g) incurrence, assumption or guarantee of any indebtedness for borrowed money in an aggregate amount exceeding $50,000, except unsecured current obligations and liabilities incurred in the ordinary course of business;
          (h) sale or other disposition of any of assets, except in the ordinary course of business and except for any assets having an aggregate value of less than $50,000;
          (i) increase in the compensation of its employees, other than as provided for in any written agreements or in the ordinary course of business;
          (j) adoption, amendment or modification of any Benefit Plan, the effect of which in the aggregate would increase the obligations of any Seller by more than ten percent 10% of its existing annual obligations to such plans;
          (k) acquisition by merger or consolidation with, or by purchase of a substantial portion of the assets or stock of, or by any other manner, any business or any Person or any division thereof for consideration in excess of $250,000;
          (l) adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law;
          (m) payment with respect to, or discharge, compromise, settlement, cancellation or waiver of, any material claims, actions, suits, arbitrations, proceedings or rights relating to the Business;
          (n) execution of any material Contract required to be listed on Schedule 5.17(a), and no Person has accelerated, terminated, modified or canceled any such Contract;
          (o) capital expenditures with respect to the Business or commitments with respect thereto, other than capital expenditures that did not exceed $50,000 individually or $125,000 in the aggregate;
          (p) promotional, sales or discount or other activity that has or would reasonably be expected to have the effect of accelerating sales prior to the Closing that would otherwise be expected to occur subsequent to the Closing;
          (q) damage, destruction, loss or casualty of or to any of the Purchased Assets in excess of $50,000 individually or $125,000 in the aggregate; or
          (r) any agreement to do any of the foregoing, or any action or omission that would result in any of the foregoing.
     5.9 Undisclosed Liabilities of Sellers. Sellers have no liabilities or obligations, whether accrued, absolute, contingent or otherwise, of the type required to be reflected on or reserved against in, or to be disclosed in the notes to, a consolidated balance sheet prepared in accordance with GAAP, consistently applied, except (a) liabilities reflected on or reserved against in the Current Balance Sheet or disclosed in the notes thereto, (b) liabilities that have arisen since the date of the Current Balance Sheet in the ordinary course of the operation of the Business, consistent with past practice, (c) liabilities that otherwise constitute Excluded Liabilities, and (d) liabilities disclosed in Schedule 5.9.
     5.10 Litigation. There are no, and during the past two (2) years there have been no, actions, suits, claims, investigations or other legal proceedings pending or, to Sellers’ Knowledge, threatened against or by any Seller to which the Business or any of the Purchased Assets is subject. There are no outstanding orders, decrees, judgments, settlements, stipulations or agreements issued or enforceable by any Governmental Authority in any proceeding to which the Business or any of the Purchased Assets is subject. The representations and warranties contained in this Section 5.10 shall not be deemed to relate to environmental matters (which are governed by Section 5.19), employee benefits matters (which are governed by Section 5.15), employment matters (which are governed by Section 5.14) or tax matters (which are governed by Section 5.16).
     5.11 Real Estate. No Seller owns any parcel of real estate. Schedule 5.11 sets forth a list of all leases, subleases, rights to occupy or use, licenses or other arrangements with respect to the use or occupancy of any real property to which any Seller is party (the “Leases”). The Leases are in full force and effect and have not been amended, and no Seller is in default or breach under any such Lease, and to the Knowledge of Sellers, no other party thereto is in default or breach under any such Lease.
     5.12 Assets. Sellers have good and valid title to, or a valid leasehold interest in, the Purchased Assets and are selling the same free and clear of any Lien, except for Permitted Liens. The Purchased Assets are in good operating condition in all material respects, except for ordinary wear and tear. Except for the assets, properties and rights set forth on set forth on Schedule 5.12, the Purchased Assets constitute all of the rights, properties and assets owned, used or held for use in the operation or conduct of the Business by Sellers (and no such Purchased Assets are owned by any Affiliate of any Seller) or necessary to operate the Business, in each case, consistent with past practice.
     5.13 Compliance with Laws; Permits.
          (a) Sellers are and have been in compliance, in all material respects, with all Laws and orders applicable to them or the Purchased Assets.
          (b) Schedule 5.13(b) sets forth a complete list of all material Permits required for Sellers to conduct the Business as presently conducted. A Seller is the holder of all such Permits and is in compliance, in all material respects, with all of the terms and requirements of each Permit identified or required to be identified in Schedule 5.13(b).
          (c) Each of the products sold by the Business (the “Products”) has received all authorizations, registrations, clearances, permits, pre-market notifications, pre-market applications, pre-market approvals, investigational device exemption applications and other approvals, including without limitation, under Section 510(k) of the FDA Act (“Product Authorizations”), necessary for the sale of the Products. Each of the Products has (i) received all Product Authorizations necessary for the manufacture of the Products by the Business and (ii) to Sellers’ Knowledge, all Product Authorizations for the manufacture of the Products by third parties. Sellers have made available true and correct copies of all Product Authorizations (and any amendments or supplements thereto) related to the Business and has delivered copies of all material written communications between any Seller and the United States Food and Drug Administration (“FDA”) or any other applicable Governmental Authority regulating medical products. To the Sellers’ Knowledge, the operation of the Business (including (i) the manufacture of the Products by or on behalf of the Sellers, (ii) the facilities where Products are manufactured and (iii) all specifications, processes, procedures and techniques used in the manufacture of the Products) is in compliance in all material respects with all FDA and other comparable state and local Laws applicable to the Business, including FDA and comparable state and local rules and regulations relating to clinical studies or investigations, GLP, GMP, advertising and promotion, pre- and post-marketing adverse device experience and adverse device experience reporting, and all other pre- and post-marketing reporting requirements, as applicable. Sellers are not subject to any obligation arising under any consent decree, consent agreement, or warning letter issued by or entered into with the FDA or any other Governmental Authority or other notice, response or commitment made to the FDA or any other Governmental Authority.

          (d) The representations and warranties set forth in this Section 5.13 are the Sellers’ sole and exclusive representations and warranties regarding FDA matters.
     5.14 Employment Matters.
          (a) No Seller is a party to, or bound by, any collective bargaining or other agreement with a labor organization representing any of its employees.
          (b) The Sellers are in compliance, in all material respects, with all applicable Laws pertaining to employment and employment practices. Except as set forth in Schedule 5.14(b), there are no, and during the last two (2) years there have been no, actions, suits, claims, investigations or other legal proceedings against the Sellers pending, or to the Sellers’ Knowledge, threatened to be brought or filed, by or with any Governmental Authority in connection with the employment of any current or former employee of any Seller, including, without limitation, any claim relating to unfair labor practices, employment discrimination, harassment, retaliation, equal pay or any other employment related matter arising under applicable Laws.
          (c) Schedule 5.14(c) sets forth a complete and correct list of each employee of the Business as of the date hereof (“Business Employee”), which list also sets forth each Business Employee’s (i) current annual base salary; (ii) job title; (iii) accrued vacation and sick leave time; (iv) premiums paid for benefits; and (v) work location.
          (d) Sellers have made available to Buyer with complete and correct copies of (i) all existing severance or other leave agreement of any Business Employee, (ii) all Business Employee trade secret, non-compete, non-disclosure and invention assignment agreements and (iii) all manuals and handbooks applicable to any Business Employee. Except as set forth on Schedule 5.14(d), the employment or consulting arrangement of each Business Employee is, subject to applicable Laws involving the wrongful termination of employees, terminable at will (without the imposition of penalties or damages) by Sellers, and no Seller has any severance obligations if any such Business Employee is terminated (subject to applicable Laws governing wrongful termination of employees). To the Knowledge of Sellers, no executive or key Business Employee or any group of Business Employees has expressed an intention to terminate employment with the Sellers or the Business.
          (e) Sellers have paid in full to all of its Business Employees all wages, salaries, commissions, bonuses, benefits and other compensation due and payable to such employees.
          (f) Each Seller is in compliance with the requirements of the Workers Adjustment and Retraining Notification Act or any state-law equivalent (collectively, “WARN”) and has no liabilities pursuant to WARN.
          (g) The representations and warranties set forth in this Section 5.14 are the Sellers’ sole and exclusive representations and warranties regarding employment matters.
     5.15 Employee Benefit Plans.

          (a) Schedule 5.15(a) contains a list of each material “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and each deferred compensation, equity, welfare, severance, insurance or incentive plan in effect and covering one or more employees of Sellers, former employees of Sellers, current or former directors of the Sellers or the beneficiaries or dependents of any such Persons, and is maintained, sponsored, contributed to, or required to be contributed to by any Seller, or under which any Seller has any material liability for premiums or benefits (as listed on Schedule 5.15(a), each, a “Benefit Plan”). With respect to each Benefit Plan, Sellers have made available to Buyer, as applicable, the summary plan description and any material modifications thereto or other written documentation describing the material terms of such plan.
          (b) The Buyer will not suffer any loss, cost, liability or obligation with respect to any Benefit Plan. Each Benefit Plan is in compliance with all applicable laws and regulations and has been operated in accordance with its terms and provisions. With respect to each Benefit Plan, there are no actions, suits, claims or disputes pending by any third party and no audits, proceedings, claims or demands pending by any governmental authority. No Benefit Plan is or at any time was a “defined benefit plan” as defined in Section 3(35) of ERISA or a pension plan subject to the funding standards of Section 302 of ERISA or Section 412 of the Code.
          (c) The Sellers never participated in nor has been required to contribute to any “multi employer plan,” as defined in Sections 3(37)(A) and 4001(a)(3) of ERISA and Section 414(f) of the Code or any plan that is subject to Title IV of ERISA.
          (d) The Seller has complied with the notice and continuation of coverage requirements of Section 4980B of the Code, and the regulations thereunder, and Part 6 of Title I of ERISA (“COBRA”) and has complied with the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”) with respect to any group health plan within the meaning of Code Section 5000(b)(1).
          (e) The representations and warranties set forth in this Section 5.15 are the Sellers’ sole and exclusive representations and warranties regarding employee benefit matters.
     5.16 Tax Matters. Except as set forth in Schedule 5.16:
          (a) Sellers have filed (taking into account any valid extensions) all material Tax Returns required to be filed by Sellers. Such Tax Returns are true, complete and correct in all material respects. No Seller is currently the beneficiary of any extension of time within which to file any material Tax Return other than extensions of time to file Tax Returns obtained in the ordinary course of business. All material Taxes due and owing by the Sellers have been paid or accrued.
          (b) No extensions or waivers of statutes of limitations have been given or requested with respect to any material Taxes of the Sellers.
          (c) There are no ongoing actions, suits, claims, investigations or other legal proceedings by any taxing authority against the Sellers.
          (d) No Seller is a party to any Tax-sharing agreement.

          (e) All material Taxes which any Seller is obligated to withhold from amounts owing to any employee, creditor or third party have been paid or accrued.
          (f) Except for certain representations related to Taxes in Section 5.15, the representations and warranties set forth in this Section 5.16 are the Sellers’ sole and exclusive representations and warranties regarding Tax matters.
     5.17 Material Agreements.
          (a) Schedule 5.17(a) sets forth a list of the following Contracts used in the operation of the Business and to which a Seller is a party (collectively, the “Material Contracts”), true and correct copies of which (together with all amendments, exhibits, attachments, waivers or other changes thereto):
               (i) all Contracts requiring total annual payments by or to Sellers in excess of $100,000;
               (ii) all Contracts with independent contractors or consultants (or similar arrangements) that are not cancelable without penalty or further payment and without more than 60 days’ notice;
               (iii) all Contracts that limit or purport to limit the ability of the Business to compete in any line of business or with any Person or in any geographic area or during any period of time;
               (iv) all Contracts that (i) license or otherwise grant rights to Intangible Property of third parties to either Seller or (ii) license or otherwise grant rights to Seller Intangible Property by either Seller to third parties, in each case that are related to the Business;
               (v) each Contract with any Business Employee;
               (vi) each joint venture Contract, each joint product development Contract or each other Contract involving a sharing of profits, losses, costs or liabilities with any other Person;
               (vii) each Contract with any customer or supplier that is required to be disclosed on Schedule 5.26;
               (viii) each lease, rental or occupancy agreement, license, installment and conditional sale agreement, and other Contract affecting the ownership of, leasing of, title to, use of, or any leasehold or other interest in, any Purchased Asset (except personal property leases and installment and conditional sales agreements having aggregate payments of less than $25,000);
               (ix) each Contract providing for the payment to any Business Employee of any cash or other compensation or benefits contingent upon the consummation of the transactions contemplated by this Agreement;

               (x) each Contract with any Seller or any Affiliate of any Seller;
               (xi) each Contract under which either Seller has advanced or loaned to any other Person amounts in the aggregate exceeding $25,000;
               (xii) each confidentiality agreement and non-disclosure agreement still in effect relating to the Business or the Purchased Assets (excluding customary confidentiality and non-disclosure provisions contained in any Contract and excluding any such agreement with any potential bidder for any Seller or its assets);
               (xiii) each Contract which requires the Business to purchase or sell products or exclusively, or to purchase or sell a minimum quantity of products or services, to or from any Person; and
               (xiv) each other Contract that is material to the Business as defined under the rules and regulations of the Exchange Act.
Sellers have made such Material Contracts available to Buyer prior to the Closing.
          (b) Except as disclosed in Schedule 5.17(b), each Material Contract is legal, valid, binding and enforceable against Sellers (and to Sellers’ Knowledge, the other party thereto), is in full force and effect, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting the enforcement of creditors’ rights generally and general equitable principles. Except as disclosed in Schedule 5.17(b), (i) there exists no default or event of default by any Sellers or, to the Knowledge of Sellers, any other party to any Material Contract, (ii) no Material Contract has been canceled by Sellers or, to the Knowledge of Sellers, any other party thereto, (iii) Sellers have, or prior to the Closing will have, performed all material obligations under such Material Contracts required to be performed by Sellers or their Affiliates on or before the Closing, (iv) to the Knowledge of Sellers, there is no event which, upon giving of notice or lapse of time or both, would constitute a breach or default under any such Material Contract or would permit the termination, modification or acceleration of such Material Contract, and (v) Sellers have not assigned, delegated or otherwise transferred to any Person any of its rights, title or interest under any such Material Contract.
     5.18 Intangible Property. “Intangible Property” means any and all of the following, anywhere in the world (whether national, international or otherwise) and all rights therein, arising therefrom, or associated therewith: (i) trademarks and service marks, trade names and logos, including all applications, registrations, translations, adaptations, derivations and combinations thereof and goodwill related to the foregoing; (ii) copyrights, including all applications and registrations related to the foregoing; (iii) trade secrets, confidential know-how and other confidential or proprietary information (including, without limitation, unpatented inventions, invention disclosures, moral and economic rights of authors or inventors, technical data, designs, and processes); (iv) patents and patent applications and disclosures; and (v) internet domain name registrations, applications and reservations. Schedule 5.18 lists all patents, patent applications, trademark registrations and pending applications for registration, copyright registrations and pending applications for registration and internet domain name registrations owned by Sellers used primarily in the Business or necessary to conduct the Business as currently conducted (the “Seller Intangible Property”). Sellers own or have a valid right to use all Seller Intangible Property, free and clear of all Liens, other than Permitted Liens. The Seller Intangible Property as currently licensed or used by Sellers, and the Sellers’ conduct of the Business as currently conducted, do not infringe, violate or misappropriate the Intangible Property of any other Person. To the Sellers’ Knowledge, no Person is infringing, violating or misappropriating any Seller Intangible Property in any material respect. Except as set forth on Schedule 5.18, there is no, and during the past two (2) years there has been no, written claim or demand of any Person pertaining to, or any proceeding pending or, to the Knowledge of Sellers, threatened in writing, which alleges that the conduct of the Business infringes, misappropriates, misuses or violates any Intangible Property of any Person in any material respect.
     5.19 Environmental Matters.
          (a) Sellers are (and during the last two (2) years have been) in material compliance with all Environmental Laws and orders and have not received from any Person any (i) Environmental Notice or Environmental Claim, or (ii) written request for information pursuant to Environmental Law, which, in each case, either remains pending or unresolved, or is the source of ongoing obligations or requirements as of the Closing Date.
          (b) Sellers have obtained and are in material compliance with all Environmental Permits (each of which is disclosed in Schedule 5.19(b)) necessary for the ownership, lease, operation or use of the Business or the Purchased Assets.
          (c) To Sellers’ Knowledge, there has been no Release of Hazardous Materials in contravention of Environmental Laws with respect to any real property currently owned, operated or leased by the Sellers, and no Seller has received an Environmental Notice that any real property currently owned, operated or leased in connection with the Business (including the soils, groundwater and surface water on any such real property) has been contaminated with any Hazardous Material which would reasonably be expected to result in a material Environmental Claim against, or a material violation of Environmental Laws or material term of any Environmental Permit by, any Seller.
          (d) The representations and warranties set forth in this Section 5.19 are the Sellers’ sole and exclusive representations and warranties regarding environmental matters.
     5.20 Business Locations. All locations where the equipment, employees, consultants (excluding distributors) and books and records of the Business are located as of the date hereof are fully identified on Schedule 5.20.
     5.21 Names. All names under which (i) each Seller conducts, and has during the past three years conducted, the Business and (ii) the Business operates, and has during the past three years operated, are specified on Schedule 5.21.
     5.22 Bulk Sales. The transactions contemplated under this Agreement are not subject to any bulk sales, transfer or similar Law of any jurisdiction.
     5.23 Inventory. The inventory included in the Purchased Assets (a) does not include any items that are obsolete or of a quantity or quality not usable or salable in the ordinary course of the Business consistent with past practices during the twelve-month period prior to the date hereof, except to the extent of Sellers’ reserves therefor as set forth on the Current Balance Sheet, as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of Sellers, and (b) includes only items of a type sold by the Business in the ordinary course of the Business consistent with past practices during the twelve-month period prior to the date hereof, except to the extent of Sellers’ reserves therefor as set forth on the Current Balance Sheet, as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of Sellers. The inventory of the Business disposed of subsequent to the date of the Current Balance Sheet Date has been disposed of only in the ordinary course of the Business consistent with past practices during the twelve-month period prior to the date hereof.
     5.24 Warranty; Product Liability.
          (a) Each product or service, sold by Sellers with respect to the Business is and has been sold in conformity in all material respects with all applicable express warranties, and neither of the Sellers has any material liability for replacement or repair thereof or other damages, liability or obligations in connection therewith.
          (b) Schedule 5.24(b) sets forth an accurate, correct and complete list and summary description of all pending material claims arising from or alleged to arise from any injury to person or property as a result of the ownership, possession or use of any product of the Business manufactured, distributed or sold by Sellers during the two years prior to the date hereof. Neither Seller has any liability or obligation arising out of any injury to individuals or property as a result of the ownership, possession, or use of any product of the Business sold or distributed by Sellers.
     5.25 Insurance. Schedule 5.25 lists each insurance policy (including policies providing property, casualty, liability, director & officer, and workers’ compensation coverage and bond and surety arrangements, but excluding Benefit Plans) with respect to which a Seller is a party, a named insured, or otherwise the beneficiary of coverage and for each such policy or bond sets forth: (a) the name of the insurer, the name of the policyholder, and the name of each covered insured; and (b) the policy number and the period of coverage.
     5.26 Customers and Suppliers. Schedule 5.26 sets forth a correct and complete list of (i) the 10 largest suppliers (by dollar volume) of products or services to Business, and (ii) the 10 largest customers (by dollar volume) of the Business, in each case during calendar year 2009 and the eleven (11) months ended November 30, 2010. Schedule 5.26 also sets forth, for each such supplier and customer, the aggregate payments from or to such Person by the Business during such periods. Since January 1, 2010, none of the customers or suppliers listed on Schedule 5.26 has indicated in writing that it shall stop, or materially decrease the rate of, purchasing or supplying, as the case may be, materials, products or services from or to, as the case may be, the Business, or otherwise materially change the terms of its relationship with the Business.
     5.27 Fairness Opinion. Cardo Medical has received an opinion from Inverness Advisors that the sale of the Purchased Assets as contemplated by this Agreement is fair to

Cardo Medical from a financial perspective. The Sellers are not entering into this Agreement or any of the Transaction Documents with the intent to defraud, delay or hinder its creditors, and the consummation of the transactions contemplated by this Agreement and the Transaction Documents would not reasonably be expected to have any such effect. After giving effect the transactions contemplated hereby, Cardo Medical will be Solvent.
     5.28 No Other Representations and Warranties. Except for the representations and warranties contained in this Article V (including the related portions of the Disclosure Schedules), no Seller or any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of Sellers.
     5.29 Disclaimer Regarding Estimates and Projections. In connection with Buyer’s investigation of Sellers, Buyer has received certain estimates, forecasts, plans and financial projections. Buyer acknowledges that there are uncertainties inherent in attempting to make such estimates, forecasts, plans and projections, that Buyer is familiar with such uncertainties, that Buyer is taking full responsibility for making its own evaluation of the adequacy and accuracy of all estimates, forecasts, plans and projections so furnished to it (including the reasonableness of the assumptions underlying such estimates, forecasts, plans and projections), and that Buyer shall have no claim against Sellers with respect thereto. Accordingly, Sellers do not make any representation or warranty with respect to such estimates, forecasts, plans and projections (including any such underlying assumptions).
ARTICLE VI
CERTAIN AGREEMENTS AND COVENANTS OF THE PARTIES
     6.1 Further Assurances. Each party shall execute and deliver such additional instruments and other documents and shall take such further actions as may be reasonably necessary to effectuate, carry out and comply with all of the terms of this Agreement and the transactions contemplated hereby. From the date hereof until the Closing, each party hereto shall use commercially reasonable efforts to take such actions as are necessary to expeditiously satisfy the closing conditions set forth in Article VII hereof, including, without limitation, in the case of Sellers, such commercially reasonable efforts to satisfy the condition specified in Section 7.2(c)(vii). Neither Seller shall take any action that is designed or intended to have the effect of discouraging any lessor, licensor, customer, supplier, or other business associate of the Business from maintaining the same business relationships with the Business after the Closing as it maintained with the Business prior to the Closing.
     6.2 Conduct of Business Prior to the Closing. From the date hereof until the Closing, except as otherwise provided in this Agreement or consented to in writing by Buyer (which consent shall not be unreasonably withheld or delayed), Sellers shall: (a) conduct the Business in the ordinary course of business; and (b) use commercially reasonable efforts to maintain and preserve intact its current organization, business and franchise and to preserve the rights, franchises, goodwill and relationships of its employees, consultants, customers, lenders, suppliers, regulators and others having business relationships with such Seller in respect of the Business. From the date hereof until the Closing Date, except as consented to in writing by Buyer (which consent shall not be unreasonably withheld or delayed), Sellers shall not take any action that would cause any of the changes, events or conditions described in Section 5.8 to occur.
     6.3 Certain Tax Returns and Indemnity. Notwithstanding anything to the contrary set forth herein, all transfer, documentary, sales, use, registration and other such Taxes (including all applicable real estate transfer or gains Taxes and stock transfer Taxes), all penalties, interest and additions to Tax, and any and all fees incurred in connection with the sale or transfer of the Purchased Assets shall be paid 50% by Buyer and 50% by Sellers. Each Party to this Agreement will cooperate in the timely making of all filings, returns, reports and forms required in connection with this Agreement. Each Seller shall be liable for the payment of all Taxes of such Seller. Each Seller shall also be liable for the payment of all Taxes applicable to the Purchased Assets for all taxable periods on or before the Closing Date, regardless of when assessed, and including any interest or penalties thereon. For the purpose hereof, any taxable period which ends after the Closing Date, but includes a period of time before the Closing Date, shall be deemed to be two taxable periods, the first ending on the Closing Date and the second beginning the next day. For purposes of determining the amount of Taxes attributable to the portion of any such period ending on the Closing Date and the portion of any such period ending after the Closing Date, the total amount of Taxes payable with respect to any such period shall be apportioned in equal amounts among all days during said period.
     6.4 Publicity. Except as required by applicable Law, any exchange or organization on which Cardo Medical’s securities trade, or any Governmental Authority (in which case Buyer will be provided with an advance copy), no press release or other public announcement related to this Agreement or the transactions contemplated hereby shall be issued by any party hereto without the prior approval of the other parties hereto, which shall not be unreasonably withheld.
     6.5 Employee Matters. Prior to the Closing Date, Buyer shall have offered employment or consulting arrangements to certain employees and/or consultants of Sellers set forth on Schedule 6.5 (the “Transferred Employees”) to perform services in connection with the Business on such terms and conditions as such employees and/or consultants and Buyer shall have agreed. Effective as of the Closing, the respective Seller hereby releases and consents to the employment and/or engagement by Buyer of the Transferred Employees on such terms and conditions as may be mutual agreeable between Buyer and each such Transferred Employee, provided that in the case of Andrew Brooks, Mikhail Kvitnitsky, Derrick Romine, John Kuczynski and Dina Weissman, such terms shall not be exclusive to Buyer, and Buyer agrees to allow such Transferred Employees to consult with, continue employment with or otherwise be associated with Cardo Medical and/or its subsidiaries (as a director, holder of equity securities (including stock options) or otherwise) in connection with the disposition by Cardo Medical and/or its subsidiaries of any Excluded Assets or of all or any part of their remaining business after the Closing, so long as such services to Cardo Medical are (a) in compliance with the confidentiality obligations of such person as set forth in their Consulting/Employment Agreement with Buyer and (b) do not materially interfere with the performance of such person’s duties pursuant to such Consulting/Employment Agreement. Notwithstanding the foregoing, Buyer shall have no obligation to continue the engagement or employment of any such individual after the Closing and, except as otherwise expressly agreed to by such individuals and Buyer, such engagement or employment shall be on an at-will basis.

     6.6 Use of Name. From and after the Closing Date, no Seller shall (nor shall it permit its Affiliates to) use the name “Cardo Medical” or any similar name or any logo, trade dress, trade name, trademark, service mark or the like similar to or confusing therewith for any business purpose or otherwise; provided, however, that Sellers shall be permitted to use the name “Cardo Medical” in connection with (a) the satisfaction of its obligations hereunder or the satisfaction of any Excluded Liabilities, (b) collections of the Retained Receivables and (c) the administration and sale of existing Contracts and other existing rights related to the Excluded Assets for the period of time following the Closing until the sale of such assets. Immediately after the Closing, each Seller shall change its name to a name that does not include the words “Cardo” or any variation thereof and that is reasonably satisfactory to Buyer.
     6.7 Information Statement. Promptly upon execution of this Agreement (and in no event more than five days following the date hereof (or the next business day after such fifth day, if such fifth day is not a day upon which the SEC accepts such filings)), Cardo Medical will file with the SEC an Information Statement on Schedule 14C relating to the Stockholder Approval and the consummation of the transactions contemplated hereby and that is in compliance with all applicable SEC rules and regulations (the “Information Statement”). Cardo Medical will provide Buyer and its counsel with a reasonable opportunity to review the Information Statement prior to its filing and shall include in such document or response all comments reasonably proposed by Buyer. Seller will (a) provide a copy of the Information Statement to Buyer when filed with the SEC, (b) use reasonable best efforts, after consultation with Buyer, to promptly respond to and resolve any comments or requests made by the SEC, (c) keep Buyer informed on a current basis regarding all communications and correspondence with the SEC and promptly provide to Buyer copies of all written correspondence or telephonic notice of oral communications between Cardo Medical or any of its representatives and the SEC, and (d) send the Information Statement to Cardo Medical’s stockholders as soon as possible under all applicable SEC rules and regulations (but no later than three days after the SEC either declines to review the Information Statement or all comments are satisfied).
     6.8 [Reserved]
     6.9 Transition. From the Closing until Sellers have divested substantially all of the assets of its spinal surgical device business, but in no event longer than six (6) months after the Closing Date, Buyer shall permit Sellers reasonable access to and use of computer hardware and software included in the Purchased Assets as needed to facilitate and administer the sale of such spinal surgical device business.
     6.10 Confidentiality.
          (a) Buyer acknowledges and agrees that the Confidentiality Agreement remains in full force and effect and, in addition, covenants and agrees to keep confidential, in accordance with the provisions of the Confidentiality Agreement, information provided to Buyer pursuant to this Agreement and the Confidentiality Agreement. If this Agreement is, for any reason, terminated prior to the Closing, the Confidentiality Agreement and the provisions of this Section 6.10 shall nonetheless continue in full force and effect. At Closing, the Confidentiality Agreement shall automatically terminate and be of no further force or effect with respect to the

Business and the Purchased Assets, but shall remain in full force and effect with respect to other businesses of the Sellers and the Excluded Assets.
          (b) From and after the Closing, each Seller will treat and hold as confidential all of the Confidential Information, refrain from using or authorizing the use of any of the Confidential Information, and deliver promptly to Buyer or destroy, at the request and option of Buyer, all tangible embodiments (and all copies) of the Confidential Information, including electronic, that are in his, her, or its possession or control. In the event that either Seller is requested or required pursuant to written or oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigation demand, or similar process to disclose any Confidential Information, such Seller will notify Buyer promptly of the request or requirement so that Buyer may seek an appropriate protective order or waive compliance with the provisions of this Section 6.10(b). If, in the absence of a protective order or the receipt of a waiver hereunder, such Seller is, on the advice of counsel, compelled to disclose any Confidential Information to any tribunal or else stand liable for contempt, such Seller may disclose the Confidential Information to the tribunal; provided, however, that such Seller shall use his or its reasonable best efforts to obtain, at the request and expense of Buyer, an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as Buyer shall designate. For purposes of this Agreement, “Confidential Information” shall mean any information or data concerning the Business, Purchased Assets or Assumed Liabilities not already generally available to the public.
     6.11 Governmental Approvals and Other Third-Party Consents.
          (a) Each party hereto shall, as promptly as possible, use its commercially reasonable efforts to obtain, or cause to be obtained, all consents, authorizations, orders and approvals from all Governmental Authorities that may be or become necessary for its execution and delivery of this Agreement and the performance of its obligations pursuant to this Agreement. Each party shall cooperate fully with the other party and its Affiliates in promptly seeking to obtain all such consents, authorizations, orders and approvals.
          (b) Sellers shall use commercially reasonable efforts to give all notices to, and seek all consents from, all third parties that are described in Schedule 6.11(b) (the “Consents”); provided, however, that Sellers shall not be obligated to pay any consideration to any third party from whom such Consent is requested. With respect to Consents required to transfer Contracts or Permits hereunder, the condition set forth in Section 7.2(c)(viii) shall not be deemed satisfied to the extent that such Consent contains any material modification of or other material changes to the terms and conditions of such Contracts or Permits.
     6.12 Books and Records.
          (a) In order to facilitate the resolution of any claims made against or incurred by Sellers prior to the Closing, or for any other reasonable purpose, for a period of seven (7) years after the Closing, Buyer shall:

               (i) retain the books and records (including personnel files) of each Seller relating to periods prior to the Closing in a manner reasonably consistent with the prior practices of such Seller; and
               (ii) upon reasonable notice, afford the representatives, advisors and consultants of Sellers reasonable access (including the right to make, at Sellers’ expense, photocopies), during normal business hours, to such books and records.
          (b) No party shall be obligated to provide any other party with access to any books or records (including personnel files) pursuant to this Section 6.12 where such access would violate any Law or order of any Governmental Authority.
     6.13 Warranty Obligations. Sellers shall be responsible for all warranties issued by the Sellers with respect to products and services sold by the Business prior to the Closing Date and shall timely perform such warranty services at its own cost. Buyer will reasonably cooperate with Seller at Seller’s expense in the handling of any warranty claims. Prior to Closing, Sellers shall, at their sole cost and expense, obtain and carry in full force and effect for the three year (3) year period following the Closing, prepaid product liability insurance in respect of the manufacture and sale of all products and services of the Business prior to the Closing, in the amount of at least $5 million in the aggregate, and name Buyer and its Affiliates as additional insureds (the “Seller Product Liability Insurance”).
     6.14 [Reserved.]
     6.15 Collection of Accounts Receivables. The parties acknowledge and agree that accounts receivable of the Business for periods up to the Closing (“Retained Receivables”) are not part of the Purchased Assets, and as such, Sellers shall have the right to collect such Retained Receivables following the Closing Date; provided that, in collecting such Retained Receivables from customers, Sellers (and its representatives) shall act in accordance with its past practice of the Business in collecting such receivables and shall not institute any suit or proceeding against a customer of the Business without the prior written consent with Buyer, which shall not be unreasonably withheld. All amounts received by Buyer in respect of the Retained Receivables shall be promptly remitted to Sellers. Any amounts received in respect of any customer shall be applied first to the oldest then outstanding receivable owed by the applicable customer to Sellers, unless the customer designates the payment to a newer invoice.
     6.16 Exclusivity. From the date hereof until the earlier of the date this Agreement is terminated and the Closing Date, the Sellers, and their respective Affiliates, employees, agents and representatives will not (i) initiate or encourage the initiation by others of, or engage in discussions or negotiations with, any Person or respond to solicitations by any Person relating to any sale or other disposition of all or any material part of the Purchased Assets or the Business, or (ii) enter into any agreement or commitment (whether or not binding) with respect to any of the foregoing transactions. The Sellers will immediately notify Buyer if any third party attempts to initiate any solicitation, discussion or negotiation or present any offer with respect to any of the foregoing transactions.

     6.17 Material Vendors. Prior to or at the Closing, Sellers shall satisfy all amounts due and owing as of the Closing Date to the vendors identified on Schedule 6.17 (the “Material Vendors”). The aggregate amount required to satisfy all amounts due and owing to the Material Vendors as of the Closing Date (including, but not limited to, any prepayment premium or penalty, accrued interest and costs and expenses) shall constitute the “Vendor Payment Amount” and shall be deducted from the Purchase Price at Closing and paid to the Material Vendors on behalf of the applicable Seller. At least two business days prior to Closing, Sellers shall deliver to Buyer an updated schedule setting forth the Vendor Payment Amount.
ARTICLE VII
CONDITIONS TO CLOSING
     7.1 Conditions to Obligations of All Parties. The obligations of each party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:
          (a) No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any order which is in effect and has the effect of making the transactions contemplated by this Agreement illegal, otherwise restraining or prohibiting consummation of such transactions or causing any of the transactions contemplated hereunder to be rescinded following completion thereof.
          (b) Sellers shall have received all consents, authorizations, orders and approvals from the Governmental Authorities referred to in Schedule 5.5 (excluding Buyer notice requirements post-Closing), in form and substance reasonably satisfactory to Buyer and Sellers, and no such consent, authorization, order and approval shall have been revoked.
          (c) At least twenty (20) calendar days will have passed since an Information Statement pursuant to Rule 14c-2 under the Exchange Act, which will include the information required to be disclosed on Schedule 14C, has been filed with the SEC and transmitted to every record holder of shares of Cardo Medical from whom proxy authorization or consent is not solicited.
          (d) No action, suit, litigation or other proceeding shall be pending seeking to restrain, prevent, change or materially delay the consummation of the transactions contemplated hereunder.
     7.2 Conditions to Obligations of Buyer. The obligations of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Buyer’s waiver, at or prior to the Closing, of each of the following conditions:
          (a) The representations and warranties of Sellers contained in Article V shall be true and correct in all respects as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, which shall be true and correct in all respects as of that specified date), except where the failure of such representations and warranties to be true and correct would not have a Material Adverse Effect.

          (b) Sellers shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement to be performed or complied with by Sellers prior to or on the Closing Date.
          (c) Sellers shall have delivered to Buyer:
               (i) a certificate, dated as of the Closing Date and signed by a duly authorized officer of each Seller, that each of the conditions set forth in Section 7.2(a) and (b) have been satisfied.
               (ii) A certificate from the Secretary of each Seller certifying on the Closing Date that the following are true, correct and complete and attaching a copy thereof: (a) each Seller’s certificate of incorporation or formation and bylaws or operating agreement, as applicable, as in effect immediately prior to the Closing, (b) resolutions unanimously and duly and validly adopted by each Seller’s board of directors, stockholders and/or members, as applicable, authorizing the transactions contemplated by this Agreement, (c) an incumbency certificate, and (d) a certificate of good standing of each Seller issued by the Secretary of State of Delaware as of a date not more than ten days prior to the Closing Date;
               (iii) Payoff and release letters from the holders of indebtedness set forth on Schedule 7.2(c)(iii) that (A) reflect amounts required to pay such indebtedness in full, and (B) provide that, upon payment in full of the amounts indicated, all Liens held by such Person or the Purchased Assets shall be terminated, released and of no further force or effect;
               (iv) Evidence reasonably satisfactory to Buyer of the satisfaction and release of all Liens (other than Permitted Liens) encumbering any of the Purchased Assets, except to the extent such Lien relates to an Assumed Liability;
               (v) The Bill of Sale and Assignment and Assumption Agreement, duly executed by each Seller, in substantially the form attached hereto as Exhibit C (the “Bill of Sale”);
               (vi) Consulting or Employment Agreements duly executed by each of the employees of the Business designated on Schedule 7.2(c)(vi), in each case in substantially the form attached hereto as Exhibit D (the “Consulting/Employment Agreements”);
               (vii) Duly executed assignments of any Seller Intangible Property and agreements to transfer ownership to Buyer of all domain names, internet address and URL’s owned or used by any Seller in the Business;
               (viii) the Consents;
               (ix) a duly executed estoppel certificate with respect to the Lease identified in Schedule 7.2(c)(ix), in form and substance reasonably satisfactory to Buyer, and a sublease for such property, in substantially the form attached hereto as Exhibit E, executed by the applicable Seller (the “Sublease”);

               (x) an affidavit described in Section 1445(b)(2) of the Code from each Seller in form and substance reasonably satisfactory to Buyer; and
               (xi) such other bills of sale, assignments and other instruments of transfer or conveyance as Buyer may reasonably request or as may otherwise be necessary to evidence and effect the sale, assignment, transfer, conveyance and delivery of the Purchased Assets to Buyer.
          (d) Buyer shall have received from Sellers evidence reasonably acceptable to Buyer of the issuance of the Seller Product Liability Insurance.
     7.3 Conditions to Obligations of Sellers. The obligations of Sellers to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Sellers’ waiver, at or prior to the Closing, of each of the following conditions:
          (a) The representations and warranties of Buyer contained in Article IV shall be true and correct in all respects as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, which shall be true and correct in all respects as of that specified date), except where the failure of such representations and warranties to be true and correct would not have a Material Adverse Effect.
          (b) Buyer shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date.
          (c) Buyer shall have delivered to Sellers cash in an amount equal to (i) the Estimated Cash Consideration minus the Deposit and minus the Escrow Amount by wire transfer in immediately available funds, to an account or accounts designated by Sellers in a written notice to Buyer and (ii) the Escrow Amount to the escrow agent pursuant to the Escrow Agreement.
          (d) Buyer shall have delivered to Sellers:
               (i) a certificate, dated as of the Closing Date and signed by a duly authorized officer of each of Buyer, that each of the conditions set forth in Section 7.3(a) and (b) have been satisfied.
               (ii) A certificate from the Secretary of Buyer certifying on the Closing Date that the following are true, correct and complete and attaching a copy thereof: (a) the Buyer’s incorporation documents and by-laws as in effect immediately prior to the Closing, (b) resolutions unanimously and duly and validly adopted by Buyer’s boards of directors authorizing the transactions contemplated by this Agreement, (c) an incumbency certificate, and (d) a certificate of good standing of Buyer issued by the Secretary of State of the State of Delaware as of a date not more than ten days prior to the Closing Date;
               (iii) The Bill of Sale, duly executed by Buyer;

               (iv) The Consulting/Employment Agreements, duly executed by Buyer;
               (v) the Sublease, duly executed by Buyer; and
               (vi) Such other bills of sale, assignments, assumptions and other instruments of transfer or conveyance as Sellers may reasonably request or as may otherwise be necessary to evidence and effect the sale, assignment, transfer, conveyance and delivery of the Purchased Assets to Buyer and the assumption of the Assumed Liabilities by Buyer.
ARTICLE VIII
NON-SURVIVAL
     8.1 Non-Survival of Representations and Warranties. None of the representations or warranties set forth herein or in any certificate delivered in connection herewith with respect to such representations or warranties shall survive the Closing, provided however that this Section 8.1 shall not limit any covenant or agreement of any party hereto that by its terms is to be performed after the Closing.
ARTICLE IX
TERMINATION
     9.1 Termination. This Agreement may be terminated at any time prior to the Closing:
          (a) by the mutual written consent of Sellers and Buyer;
          (b) by Buyer by written notice to Sellers if:
               (i) there has been a material breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Sellers pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Section 7.2 and such breach, inaccuracy or failure is incapable of being cured by Sellers by the End Date (unless the failure results primarily from Buyer itself breaching any representation, warranty, covenant or agreement made by them pursuant to this Agreement); or
               (ii) any of the conditions set forth in Section 7.1 or 7.2 shall not have been fulfilled or waived by the End Date, unless such failure shall be due to the failure of Buyer to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing;
          (c) by Sellers by written notice to Buyer if:
               (i) there has been a material breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Buyer pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Section 7.3 and such breach, inaccuracy or failure is incapable of being cured by Buyer by the End Date

(unless the failure results primarily from Sellers themselves breaching any representation, warranty, covenant or agreement made by them pursuant to this Agreement); or
               (ii) any of the conditions set forth in Section 7.1 or 7.3 shall not have been fulfilled by the End Date, unless such failure shall be due to the failure of Sellers to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by them prior to the Closing; or
          (d) by Buyer or Sellers in the event that:
               (i) there shall be any Law that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited; or
               (ii) any Governmental Authority shall have issued an order restraining or enjoining the transactions contemplated by this Agreement, and such order shall have become final and nonappealable.
     9.2 Effect of Termination. In the event of the termination of this Agreement in accordance with this Article, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of any party hereto except (a) as set forth in Section 10.10 and (b) for liability for any breach of any provision hereof arising prior to such termination in accordance with this Section. In the event this Agreement is terminated pursuant to Section 9.1 (other than as a result of a material breach by Buyer of any of its obligations under this Agreement), the Deposit shall be refunded to Buyer in full within two business days after the date of termination. In the event of a termination of this Agreement as a result of a material breach of this Agreement by Buyer of its respective obligations under this Agreement, the Deposit shall be forfeited to and retained by Sellers; provided that such forfeiture shall not limit Sellers’ remedies for any damages either of them may have incurred in respect of such breach by Buyer. Notwithstanding the foregoing, following termination of this Agreement, neither Buyer on the one hand, nor the Sellers on the other, shall be entitled to recover any monetary damages in respect of any breach of this Agreement prior to such termination in excess of $750,000.
ARTICLE X
GENERAL PROVISIONS
     10.1 Entire Agreement; No Third Party Beneficiaries; Amendment; Waiver; Remedies. This Agreement (including the exhibits and schedules attached hereto), the Confidentiality Agreement and the other documents executed and delivered at the Closing pursuant hereto, contain the entire understanding of the parties in respect of the subject matter hereof and thereof and supersede all prior agreements, representations, warranties, covenants and understandings (oral or written) between or among the parties with respect to such subject matter. This Agreement is not intended to confer upon any Person, other than the parties hereto, any rights or remedies hereunder. This Agreement may not be modified, amended, supplemented, canceled or discharged and no waiver hereunder may be granted, except by written instrument executed by all of the parties hereto. No failure to exercise, and no delay in exercising, any right, power or privilege under this Agreement shall operate as a waiver, nor shall any single or partial exercise of any right, power or privilege hereunder preclude the exercise of any other right, power or privilege. No waiver of any breach of any provision shall be deemed to be a waiver of any preceding or succeeding breach of the same or any other provision, nor shall any waiver be implied from any course of dealing between the parties. No extension of time for performance of any obligations or other acts hereunder or under any other agreement shall be deemed to be an extension of the time for performance of any other obligations or any other acts. The rights and remedies of the parties under this Agreement are in addition to all other rights and remedies, at law or in equity, that they may have against each other.
     10.2 Notices. All notices, requests, demands, claims, and other communications hereunder shall be in writing, shall be delivered in person, by facsimile or by a nationally recognized overnight delivery and shall be deemed given (a) when delivered in person, (b) on the business day sent by facsimile, if sent before 5 p.m. on such business day, and if sent after 5 p.m., on the next business day, or (c) the business day after delivered to a nationally recognized overnight courier (postage pre-paid) for next business day delivery, in each case, at the following addresses (or at such other addresses as a party shall designate by written notice to the other party pursuant to this Section):
if to Buyer:
c/o Arthrex, Inc.
1370 Creekside Blvd.
Naples, FL 34108
Attention: Jon Cheek — Vice President, Finance
                  Scott Price — Vice President, Legal
Facsimile: (239) 643-5553
with copies (that shall not constitute notice) to:
McDermott Will & Emery LLP
227 West Monroe St.
Chicago, IL 60606
Attention: Scott Williams
Facsimile: (312) 984-7700
if to Sellers:
Cardo Medical, Inc.
10 Clifton Blvd.
Suite B1
Clifton NJ 07011
Attn: Andrew Brooks, M.D.
Facsimile: (310) 861-5299
with copies (that shall not constitute notice) to:
4400 Biscayne Blvd.
6th Floor

Miami, FL 33137
Attention: Joshua Weingard
Facsimile: 305-575-4130
and
Akerman Senterfitt
One SE third Ave.
Suite 2500
Miami, FL 33131
Attention: Mary V. Carroll
Facsimile: (305) 349-4764
     10.3 Expenses; Legal Fees. In connection with this Agreement or any transaction contemplated hereby, each party shall pay its respective expenses, including, but not limited to, legal, accounting, brokers’ and investment banking fees and expenses. In the event of any dispute relating to this Agreement, the non-prevailing party shall pay the expenses and costs of the prevailing party, including but not limited to legal fees and costs.
     10.4 Binding Effect; Assignment. The rights and obligations of this Agreement shall bind and inure to the benefit of the parties and their respective successors and assigns and shall be enforceable by any such successors and assigns. This Agreement and any rights and obligations hereunder (a) may not be assigned by Buyer without the prior written consent of Sellers and (b) may not be assigned by either Seller without the prior written consent of Buyer, in each case, which will not be unreasonably withheld; provided, however, that Buyer may without the consent of Sellers (i) assign any or all of its rights and interests hereunder to one or more of its Affiliates and designate one or more of its Affiliates to perform its obligations hereunder (in any or all of which cases Buyer nonetheless shall remain responsible for the performance of all of its obligations hereunder), (ii) assign its rights under this Agreement for collateral security purposes to any lenders providing financing to Buyer or any of its Subsidiaries or Affiliates, or (iii) assign its rights (or any portion thereof) under this Agreement to any Asset Purchaser subject to the terms of Section 2.2; and provided further that each Seller may without the consent of Buyer assign any or all of its rights and interests hereunder to one or more of its Affiliates and designate one or more of its Affiliates to perform its obligations hereunder (in any or all of which cases such Seller nonetheless shall remain responsible for the performance of all of its obligations hereunder) (provided that Seller may not, without the prior written consent of Buyer, assign any or all of its rights and interests in the Royalty to one or more of its Affiliates in a manner that results in either (x) there being more than one payee with respect to the Royalty or (y) Buyer being required to comply with federal or state securities Laws with respect to the issuance or transfer of the Royalty)).
     10.5 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one and the same instrument. A facsimile or .pdf signature of any party shall be considered to have the same binding legal effect as an original signature.

     10.6 Severability. If any word, phrase, sentence, clause, section, subsection or provision of this Agreement as applied to any party or to any circumstance is adjudged by a court to be invalid or unenforceable, the same will in no way affect any other circumstance or the validity or enforceability of any other word, phrase, sentence, clause, section, subsection or provision of this Agreement.
     10.7 Interpretation. When a reference is made in this Agreement to an article, section, paragraph, clause, schedule or exhibit, such reference shall be deemed to be to this Agreement unless otherwise indicated. The headings contained herein and on the schedules are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement or the schedules. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” As used herein, words in the singular will be held to include the plural and vice versa (unless the context otherwise requires), words of one gender shall be held to include the other gender (or the neuter) as the context requires, and the terms “hereof”, “herein”, and “herewith” and words of similar import will, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement.
     10.8 Arm’s Length Negotiations. Each party herein expressly represents and warrants to all other parties hereto that (a) before executing this Agreement, said party has fully informed itself of the terms, contents, conditions and effects of this Agreement; (b) said party has relied solely and completely upon its own judgment in executing this Agreement; (c) said party has had the opportunity to seek and has obtained the advice of its own legal, tax and business advisors before executing this Agreement; and (d) this Agreement is the result of arm’s length negotiations conducted by and among the parties and their respective counsel.
     10.9 Construction. The parties agree and acknowledge that they have jointly participated in the negotiation and drafting of this Agreement. In the event of an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumptions or burdens of proof shall arise favoring any party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or Law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.
     10.10 Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to seek specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.
     10.11 Exhibits and Schedules.
          (a) Any matter, information or item disclosed in this Agreement or the Disclosure Schedules delivered by a party or in any of the Schedules or Exhibits attached hereto, under any specific representation, warranty, covenant or Schedule heading number, shall be deemed to have been disclosed for all purposes of this Agreement in response to every representation, warranty or covenant in this Agreement in respect of which the applicability of such disclosure is reasonably apparent on its face. The inclusion of any matter, information or item in any Schedule to this Agreement shall not be deemed to constitute an admission of any liability to any third party or otherwise imply, that any such matter, information or item is material or creates a measure for materiality for the purposes of this Agreement or otherwise.
          (b) The Schedules and Exhibits hereto are hereby incorporated into this Agreement and are hereby made a part hereof as if set out in full in this Agreement.
     10.12 Governing Law and Venue; Waiver of Jury Trial.
          (a) THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF FLORIDA, WITHOUT REGARD TO THE CONFLICT OF LAW PRINCIPLES THEREOF. The parties hereby irrevocably submit to the exclusive jurisdiction of the courts of the State of Florida and the federal courts of the United States of America located in the State of Florida in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such a Florida state or federal court. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided herein or in such other manner as may be permitted by applicable Law, shall be valid and sufficient service thereof.
          (b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE WAIVERS AND CERTIFICATIONS IN THIS SECTION.
     10.13 Indemnification Procedures.

          (a) Third-Party Claims. If an Indemnified Party receives notice of the assertion or commencement of any action, suit, claim or other legal proceeding, other than an Infringement Claim, made or brought by any Person who is not a party to this Agreement (a “Third-Party Claim”) against such Indemnified Party with respect to which Sellers (the “Indemnifying Parties”) are subject to indemnification under Section 1.5, the Indemnified Party shall give the Indemnifying Parties prompt written notice thereof. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Parties of their indemnification obligations, except and only to the extent that the Indemnifying Parties forfeit rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Third-Party Claim in reasonable detail, shall include copies of all documents received with respect thereto, and shall indicate the estimated amount, if reasonably practicable, of the damages that have been or may be sustained by the Indemnified Party. The Indemnifying Parties shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defense of any Third-Party Claim at the Indemnifying Parties’ expense and by counsel selected by the Indemnifying Parties that is reasonably acceptable to the Indemnified Party, and the Indemnified Party shall cooperate in good faith in such defense; provided, that the Indemnifying Parties shall only have the right to assume the defense of such Third-Party Claim if (i) the Indemnifying Party notifies the Indemnified Party in writing within 15 days after the Indemnified Party has given notice of the Third-Party Claim that the Indemnifying Party will indemnify the Indemnified Party from and against the entirety of any Losses the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third-Party Claim, (ii) the Indemnifying Party provides the Indemnified Party with evidence reasonably acceptable to the Indemnified Party that the Indemnifying Party will have the financial resources to defend against the Third-Party Claim and fulfill its indemnification obligations hereunder, (iii) the Third-Party Claim involves only money damages and does not seek an injunction or other equitable relief, and (iv) the Indemnifying Party conducts the defense of the Third-Party Claim actively and diligently. In the event that the Indemnifying Parties assume the defense of any Third-Party Claim, subject to Section 10.13(b), they shall have the right to take such action as they deem necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third-Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right, at its own cost and expense, to participate in the defense of any Third-Party Claim with counsel selected by it subject to the Indemnifying Parties’ right to control the defense thereof. If the Indemnifying Parties (A) elect not to compromise or defend such Third-Party Claim, (B) fail to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement or (C) fails to actively and diligent conduct the defense of the Third-Party Claim, the Indemnified Party may, subject to Section 10.13(b), pay, compromise, defend such Third-Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third-Party Claim. Sellers and Buyer shall cooperate with each other in all reasonable respects in connection with the defense of any Third-Party Claim.
          (b) Settlement of Third-Party Claims. Notwithstanding any other provision of this Agreement, the Indemnifying Parties shall not enter into settlement of any Third-Party Claim without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld or delayed), except to the extent that the settlement offer (a) does not result in any liability or the creation of a financial or other obligation on the part of the Indemnified Party and (b) provides, in customary form, for the complete and unconditional release of each Indemnified Party from all claims, liabilities and obligations of any kind or nature arising out of, or related to, the events, facts, conditions or circumstances underlying such Third-Party Claim. If the Indemnified Party has assumed the defense pursuant to Section 10.13(a), it shall not agree to any settlement without the written consent of the Indemnifying Parties (which consent shall not be unreasonably withheld or delayed).
          (c) Direct Claims. Any claim by an Indemnified Party pursuant to Section 1.5 that does not result from a Third-Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Parties prompt written notice thereof. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Parties of their indemnification obligations, except and only to the extent that the Indemnifying Parties forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the damages that has been or may be sustained by the Indemnified Party. The Indemnifying Parties shall have twenty (20) days after their receipt of such notice to respond in writing to such Direct Claim. If the Indemnifying Parties do not so respond within such twenty (20)-day period, the Indemnifying Parties shall be deemed to have accepted responsibility for such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party to enforce such responsibility on the terms and subject to the provisions of this Agreement.
[Signature Page To Follow]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the day and year first above written.

CARDO MEDICAL, INC.
By:	/s/ Andrew A. Brooks M.D.
Name:	Andrew Brooks M.D.
Title:	CEO

CARDO MEDICAL, LLC
By:	/s/ Andrew A. Brooks
Name:	Andrew Brooks M.D.
Title:	CEO

ARTHREX, INC.
By:	/s/ R. Scott Price, VP
Name:	R. Scott Price
Title:	V.P.

EXHIBIT A

DEFINITIONS
     “Affiliate,” with respect to a Person, shall have the meaning ascribed to it in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as in effect on the date hereof, and shall also mean all family members of such Person.
     “Assumed Liabilities” means the executory obligations of Sellers under all Contracts listed on Schedule 1.2(i) and open purchase orders entered into in the ordinary course of business (but, in each case, only to the extent such liabilities and obligations do not arise out of a violation, breach or failure to pay or perform under such Contract which obligation or payment was due prior to Closing).
     “Closing Asset Value” means the amount of Sellers’ Inventory and Property Plant & Equipment included in the Purchased Assets as of the Closing Date, calculated in accordance with Section 2.5(a).
     “Code” means the Internal Revenue Code of 1986, as amended, and treasury regulations promulgated thereunder.
     “Confidentiality Agreement” means that certain Confidentiality Agreement, dated as of October 18, 2010, by and between Cardo Medical and Buyer.
     “Contract” means any agreement, contract, lease, note, mortgage, indenture, loan agreement, franchise agreement, covenant, employment agreement, license, instrument, purchase and sales order, commitment, undertaking, obligation, whether written or oral, to which any Seller is a party.
     “Current Balance Sheet” means the consolidated balance sheet of Cardo Medical as of September 30, 2010 included with its Quarterly Report on Form 10-Q for the period ended September 30, 2010 filed with the SEC on November 22, 2010.
     “End Date” means ninety (90) days following the date hereof.
     “Environmental Claim” means any action, suit, claim, investigation or other legal proceeding by any Person alleging liability of whatever kind or nature (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from: (a) the presence, Release of, or exposure to, any Hazardous Materials; or (b) any actual or alleged non-compliance with any Environmental Law or term or condition of any Environmental Permit.
     “Environmental Law” means any applicable Law, and any Governmental order or binding agreement with any Governmental Authority: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Materials. The term “Environmental Law” includes, without limitation, the following (including their implementing regulations and any state analogs): the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. §§ 9601 et seq.; the Solid Waste Disposal Act, 42 U.S.C. §§ 6901 et seq.; the Clean Water Act, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act, 42 U.S.C. §§ 7401 et seq.; and the Occupational Safety and Health Act, 29 U.S.C. §§ 651 et seq., each as amended.
     “Environmental Notice” means any written directive, notice of violation or infraction, or notice with respect to any Environmental Claim relating to an actual or alleged non-compliance with any Environmental Law or any term or condition of any Environmental Permit.
     “Environmental Permit” means any Permit issued, granted, given, authorized by or made pursuant to Environmental Law.
     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.
     “Exchange Act” means the Securities Exchange Act of 1934, as amended.
     “Excluded Assets” means (i) all original corporate minute books and stock records of each Seller, and all qualifications to conduct business as a foreign entity, arrangements with registered agents relating to foreign qualifications, taxpayer and other identification numbers, seals and other documents relating to the organization, maintenance and existence of each Seller as a business entity, (ii) all interest, rights and benefits of each Seller under any and all Contracts between such Seller and any Affiliate of a Seller, (iii) all interest, rights and benefits under any Benefit Plans, (iv) any and all Contracts other than those set forth on Schedule 1.2(i), (v) all cash, cash equivalents, certificates of deposit, bankers’ acceptances, government securities, other cash equivalent investment securities and intercompany accounts, notes and other receivables, (vi) all receivables and accounts receivable of each Seller, including without limitation all trade accounts receivables, notes receivable, receivables arising as a result of contracts in transit and receivables from manufacturers, customers, networks, insurance companies, service contract providers and any other vendors or suppliers of each Seller and all claims of each Seller for money due and owing, (vii) all claims, refunds, credits, causes of action, choses in action, rights of recovery and rights of setoff and all rights to receive mail and communications, in each case to the extent related to the Excluded Assets or the Excluded Liabilities, (viii) all rights and interests in and to the bank accounts set forth on Schedule 1.2(viii), (ix) each Seller’s rights under or pursuant to this Agreement and the schedules and exhibits hereto and any other agreement or document executed and delivered by any Seller in connection herewith, (x) and rights and claims under warranties extended by suppliers, vendors, contractors and manufacturers with respect to the Excluded Assets or Excluded Liabilities or any products or services sold prior to the Closing Date, (xi) the ownership interests of Cardo Medical, LLC, (xii) all prepaid items and deposits of each Seller, including without limitation, prepaid rentals, insurance, taxes, unbilled charges and any security deposit paid by any Seller pursuant to any real property lease, (xiii) all real property leases of any Seller and all leasehold improvements, (ix) all outstanding options, warrants or agreements relating to the issuance of any securities of either Seller, (x) all Spinal Assets, (xi) all operating data and records of each Seller that do not relate primarily to the Business, (xii) all customer data, vendor data, subscriber lists, manuals and business procedures, in each case that do not relate primarily to the Business, (xiii) all Intangible Property other than Seller Intangible Property and (xiv) any Permit not listed or required to be listed on Schedule 5.13(b).
     “Excluded Liabilities” shall mean any and all debts, liabilities and obligations of any Seller whether accrued or fixed, absolute or contingent, matured or unmatured, other than the Assumed Liabilities, including without limitation, (i) liabilities and obligations arising from any debt of any Sellers; (ii) liabilities and obligations related to or arising from transactions with any Affiliate of Sellers; (iii) liabilities and obligations for Taxes of any kind relating to pre-Closing periods; (iv) liabilities and obligations for damage or injury (real or alleged) to person or property arising from the ownership, possession or use of any product manufactured, assembled, processed, treated, distributed, sold or serviced, directly or indirectly, by Sellers, or any service rendered by Sellers, in each case prior to the Closing, including any product liability and product warranty claims; (v) liabilities and obligations to employees, including those for accident, disability, health (including unfunded medical liabilities) and worker’s compensation insurance or benefits, and all other liabilities and obligations to employees arising from events or occurrences prior to the Closing; (vi) liabilities and obligations arising from or relating to claims or liabilities for benefits or pay under any Benefit Plan or any severance payment arising prior to the Closing, including those related to any alleged termination of employment prior to the Closing, including WARN liabilities arising from actions taken or not taken by either Seller prior to the Closing; (vii) liabilities and obligations for expenses, Taxes or fees incurred by Sellers, incidental to the preparation of this Agreement, preparation or delivery of materials or information requested by Buyer, and the consummation of the transactions contemplated hereby, including all broker, counsel and accounting fees and transfer Taxes (except as provided in Section 6.3); (viii) liabilities and obligations relating to or arising from litigation or any other disputes with third parties, if any, pending against either Seller as of the Closing or, to the knowledge of each of Sellers, threatened in writing against either Seller, prior to the Closing Date; (ix) liabilities and obligations related to Excluded Assets; (x) liabilities and obligations due to products sold or services rendered by Sellers or any of their predecessors or Affiliates prior to the Closing with respect to any litigation or disputes concerning the Seller Intangible Property, including actions alleging infringement or misappropriation by the Business with respect to such products or services; (xi) liabilities and obligations arising from or in connection with any administrative ruling or other order, stipulation or decree of any federal, state or local agency, or the violation of any federal, state or local Law, in each case by or against any Seller or the Purchased Assets relating to events and circumstances prior to the Closing; (xii) liabilities and obligations relating to the operation prior to Closing of the facilities of Sellers or any other real property, buildings, improvements or other premises utilized by any of Sellers or their Affiliates (excluding liabilities relating to Buyer’s operations under the Sublease after the Closing), including liabilities arising from any Environmental Law; and (xiii) all other liabilities and obligations of Sellers or related to the operation of the Business prior to Closing (other than Assumed Liabilities).
     “FDA Act” means the United States Federal Food, Drug and Cosmetic Act, as amended, and the regulations promulgated thereunder, as amended from time to time.

     “GAAP” means generally accepted accounting principles in effect in the United States of America.
     “Governmental Authority” means any nation or government, any state, regional, local or other political subdivision thereof, and any entity or official exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.
     “Hazardous Materials” means: (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental Laws; and (b) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation and polychlorinated biphenyls.
     “Knowledge” means (i) in the case of Sellers, the actual knowledge, following reasonable inquiry, of each of Andrew Brooks, M.D., Michael Kvitnitsky and Derrick Romine and (i) in the case of Buyer, the actual knowledge, following reasonable inquiry, of each of Reinhold Schmieding, Jon Cheek and Scott Price.
     “Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.
     “Lien” means any mortgage, pledge, security interest, encumbrance, lien, restriction on transfer, right of first refusal, pre-emptive right, claim, adverse claim, priority, hypothecation or charge of any kind.
     “Material Adverse Effect” means, any change or effect that, individually or in the aggregate with any such other changes or effects, is materially adverse to the Business, assets, financial condition or results of operations of Sellers, taken as a whole, or that will materially adversely affect the ability of Sellers, to perform their obligations under this Agreement or consummate the transactions contemplated hereby, provided, however, that “Material Adverse Effect” shall not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (i) any changes, conditions or effects in the United States or foreign economies or securities or financial markets in general; (ii) changes, conditions or effects that affect the industries in which the Sellers operate; (iii) any change, effect or circumstance resulting from the announcement of this Agreement or an action required by this Agreement; or (iv) conditions caused by acts of terrorism or war (whether or not declared) or any natural or man-made disaster or other acts of God (in the case of subclauses (i), (ii) and (iv) above, which changes or effects, individually or in the aggregate, do not disproportionately affect the Business or the Purchased Assets, taken as a whole vis-à-vis other businesses in the same industries as Sellers).
     “Permit” means any license, permit, certificate, declaration, validation, exemption, consent, franchise, accreditation, registration, or other authorization or approval, issued, granted, given or otherwise made available by or under the authority of any Governmental Authority or pursuant to any Law.

     “Permitted Liens” means (i) Liens for Taxes not yet delinquent or for Taxes that the taxpayer is contesting in good faith through appropriate proceedings, (ii) purchase money Liens, (iii) Liens of lessors, lessees, sublessors, sublessees, licensors or licensees arising under lease arrangements or license arrangements identified on Schedule 5.17(a), (iv) mechanics Liens and similar Liens for labor, materials, or supplies for amounts that are not delinquent, (iv) zoning, building codes, and other land use Laws regulating the use or occupancy of leased real property under the Leases or the activities conducted thereon that are imposed by any Governmental Authority having jurisdiction over such leased real property; and (v) easements, servitudes, covenants, conditions, restrictions, and other similar matters affecting title to any assets of the Sellers and other title defects that do not or would not materially impair the use or occupancy of such assets in the operation of the Business taken as a whole.
     “Person” means an individual, partnership, corporation, business trust, joint stock, company, estate, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.
     “Purchased Assets” means all right, title and interest in and to all of each Seller’s assets, properties and business of every kind and description of any nature whatsoever, whether real, personal or mixed, tangible or intangible, contingent or otherwise, wherever located, as shall exist on the Closing Date, except the Excluded Assets. Without limiting the generality of the foregoing, the Purchased Assets shall include, but not be limited to, the following (except to the extent the same are Excluded Assets): (a) all machinery, equipment, tools, inventory, supplies, furniture and fixtures, trucks, automobiles, vehicles, containers, personal property, computer equipment and computer software owned by each Seller; (b) all of the rights and benefits accruing to any Seller under the Contracts set forth on Schedule 1.2(i) and rights and claims under warranties extended by suppliers, vendors, contractors, manufacturers with respect to the Purchased Assets and Assumed Liabilities; (c) all Seller Intangible Property, including without limitation, the rights to use the names presently and previously used by such Seller (including, but not limited to “Cardo Medical”); (d) subject to the terms of Section 1.3, all Permits listed or required to be listed on Schedule 5.13(b), in each case, to the extent assignable; (e) all operating data and records of each Seller relating primarily to the Business, including without limitation, customer lists and records, financial, accounting and credit records, correspondence, budgets and other similar documents and records, and all of each Seller’s telephone and post office boxes, and all books and records (including all data and other information stored on discs, tapes or other media) of each Seller, in each case relating primarily to the Business; (f) all customer data, vendor data, subscriber lists, manuals and business procedures, in each case related primarily to the Business; (g) all claims, rights of offset or causes of action against third parties relating to any of the Assumed Liabilities; (h) all goodwill associated with the Business; (i) all such other assets and rights set forth on Schedule 1.1; and (j) all other assets, properties and rights of every kind used primarily in connection with the Business, whether known or unknown, fixed or unfixed, accrued, absolute, contingent or otherwise (except the Excluded Assets).
     “Release” means any release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate into or through the environment (including, without limitation, ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata or within any building, structure, facility or fixture).

     “SEC” means the U.S. Securities and Exchange Commission.
     “SEC Reports” means all forms and reports required to be filed by Cardo Medical with the SEC beginning with the Annual Reports on Form 10-K for the period ended December 31, 2009 until the date hereof.
     “Securities Act” means the Securities Act of 1933, as amended.
     “Solvent” means, that, with respect to any Person, as of a particular date (a) the fair value of the property of such Person is greater than the total amount of the liabilities of such Person; (b) the present fair saleable value of the assets of such Person is not less than the amount that will be required to pay the liabilities of such Person on its debts as they become due; (c) such Person is able to realize upon its assets and pay its debts, liabilities, contingent obligations and other commitments as they mature in the ordinary course of business; (d) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as such debts and liabilities mature; and (e) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute unreasonably small capital after giving due consideration to the prevailing practice in the industry in which such Person is engaged.
     “Spinal Assets” means all right, title and interest in and to all of each Seller’s assets, properties and other rights related to or used in connection with its spinal surgical device business that are set forth on Schedule 1.2(x).
     “Taxes” means all taxes, fees, charges, or other assessments, including, but not limited to, sales, value added, income, excise, property, sales, use, payroll, franchise, intangible, withholding, social security and unemployment taxes imposed by any federal, state, local or foreign governmental agency, and any interest or penalties related thereto.
     “Tax Return” means any tax return, disclosure, filing, information statement or other form required to be filed with any Government Authority in connection with or with respect to any Taxes.
     “Transaction Documents” means this Agreement and each of the other agreements and documents to be delivered in connection herewith.
     Other Definitions. The following terms shall have the meanings indicated in the corresponding sections of this Agreement listed below:

Term	Section
Accounting Firm	2.5(d)
Agreement	Preamble
Allocation Schedule	2.3
Asset Purchaser	2.2(a)
Asset Sale Transaction	2.2(a)
Benefit Plans	5.15(a)
Bill of Sale	7.2(c)(v)

Term	Section
Business	Recitals
Business Employee	5.14(c)
Buyer	Preamble
Cardo Medical	Preamble
Closing	3.1
Closing Date	3.1
Closing Asset Value Statement	2.5(b)
COBRA	5.15(d)
Confidential Information	6.10
Consents	6.11(b)
Consulting/Employment Agreements	7.2(c)(vi)
Deposit	2.1
Direct Claim	10.13(c)
Disclosure Schedule	Article IV
Dispute Notice	2.5(c)
Disputed Item	2.5(c)
ERISA	5.15(a)
Escrow Agreement	2.4
Escrow Amount	2.4
Estimated Cash Consideration	2.5(a)
Estimated Closing Asset Value	2.5(a)
Estimated Closing Asset Value Statement	2.5(a)
Financial Statements	5.7(b)
HIPAA	5.15(d)
Indemnified Party	1.5
Indemnifying Parties	10.13
Infringement Claims	2.2(b)
Intangible Property	5.18
Leases	5.11
Material Contracts	5.17(a)
Material Vendors	6.17
Net Sales	2.2(a)
Purchase Price	2.1
Rights	1.3(b)
Royalty	2.2(a)
Royalty Term	2.2(a)
Seller(s)	Preamble
Seller Intangible Property	5.18
Seller Product Liability Insurance	6.13
Stockholder Approval	5.2
Subject Products	2.2(a)
Transferred Employees	6.5
Vendor Payment Amount	6.17

EXHIBIT B
ESCROW AGREEMENT
          THIS ESCROW AGREEMENT (as the same may be amended or modified from time to time pursuant hereto, this (“Agreement”) is made and entered into as of [                     ], 2011, by and among [                                          ], a [                                          ] (“Purchaser”), Cardo Medical, Inc., a Delaware corporation (“Seller”, and together with Purchaser, sometimes referred to individually as “Party” or collectively as the “Parties”), and JPMorgan Chase Bank, National Association (the “Escrow Agent”).
WHEREAS, pursuant to that certain Asset Purchase Agreement, dated as of January [__] 2011, between Purchaser, Seller and the other parties named therein (the “Asset Purchase Agreement”), the Parties have agreed to deposit in escrow certain funds and wish such deposit to be subject to the terms and conditions set forth herein. Capitalized terms used in this Agreement without definition shall have the respective meanings given to them in the Asset Purchase Agreement.
NOW THEREFORE, in consideration of the foregoing and of the mutual covenants hereinafter set forth, the Parties and the Escrow Agent agree as follows:
1. Appointment. The Parties hereby appoint the Escrow Agent as their escrow agent for the purposes set forth herein, and the Escrow Agent hereby accepts such appointment under the terms and conditions set forth herein.
2. Fund. Purchaser agrees to deposit with the Escrow Agent the sum of $1,000,000 (the “Escrow Deposit”). The Escrow Agent shall hold the Escrow Deposit and, subject to the terms and conditions hereof, shall invest and reinvest the Escrow Deposit and the proceeds thereof (the “Fund”) as directed in Section 3.
3. Investment of Fund. During the term of this Agreement, the Fund shall be invested in a JPMorgan Money Market Deposit Account (“MMDA”), or a successor or similar investment offered by the Escrow Agent, unless otherwise instructed in writing by the Parties and as shall be acceptable to the Escrow Agent. MMDA have rates of compensation that may vary from time to time based upon market conditions. Instructions to make any other investment (“Alternative Investment”) must be in writing, signed by the Parties, and shall specify the type and identity of the investments to be purchased and/or sold. The Escrow Agent is hereby authorized to execute purchases and sales of investments through the facilities of its own trading or capital markets operations or those of any affiliated entity. The Escrow Agent or any of its affiliates may receive compensation with respect to any Alternative Investment directed hereunder including without limitation charging any applicable agency fee in connection with each transaction. The Parties recognize and agree that the Escrow Agent will not provide supervision, recommendations or advice relating to either the investment of moneys held in the Fund or the purchase, sale, retention or other disposition of any investment described herein. The Escrow Agent shall not have any liability for any loss sustained as a result of any investment in an investment made pursuant to the terms of this Agreement or as a result of any liquidation of any investment prior to its maturity or for the failure of the Parties to give the Escrow Agent instructions to invest or reinvest the Fund. The Escrow Agent shall have the right to liquidate any investments held in order to provide funds necessary to make required payments under this Agreement.
4. Disposition and Termination. (a) From time to time on or before [                    ], 2012, Purchaser may give a written notice (a “Notice”) to Seller and Escrow Agent of (i) a claim relating to an adjustment to the purchase price based upon the Closing Asset Value (a “Purchase Price Adjustment Claim”) or (ii) any claim in accordance with the terms of Section 1.5 of the Asset Purchase Agreement (a “General Claim”). The Notice shall specify in reasonable detail the nature of the Purchase Price Adjustment Claim or the General Claim, as the case may be, and the amount claimed from the Fund. If Seller gives notice to Purchaser and Escrow Agent disputing such Purchase Price Adjustment Claim or General Claim, as the case may be (a “Counter Notice”), by no later than 5:00PM, New York time on the tenth (10th) day following receipt by Escrow Agent and Seller of the Notice regarding said Purchase Price Adjustment Claim or General Claim, such Purchase Price Adjustment Claim or

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General Claim shall be resolved as provided in Section 4(b) below. If no Counter Notice is received by Escrow Agent within such 10-day period, then on the Business Day following the end of such 10-day period, Escrow Agent shall pay to Purchaser the dollar amount claimed in the Notice, up to the amount of the Fund that remains in escrow pursuant to this Agreement at such time. Escrow Agent shall not inquire into or consider whether the subject Purchase Price Adjustment Claim or General Claim complies with the requirements of the Asset Purchase Agreement. Each Notice from the Purchaser shall state that it is a Purchase Price Adjustment Claim or General Claim delivered pursuant to Section 4(a) of this Agreement.
(b) If a Counter Notice is given with respect to a claim, Escrow Agent shall make payment with respect thereto only in accordance with (i) joint written instructions of Purchaser and Seller indicating that the Parties have reached an agreement with respect to the release of the Fund and setting forth the terms upon which such funds must be released, (ii) the report of the Accounting Firm, in the case of a Purchase Price Adjustment Claim, delivered along with joint instructions from the Purchaser and Seller, or (iii) a final non-appealable order of a court of competent jurisdiction stipulating the terms upon which such funds must be released, along with a certification from the prevailing party stating that the court order is final and non-appealable (such delivery in item (b)(i), (b)(ii) or (b)(iii), the “Release Instructions”). Escrow Agent shall thereafter pay to Purchaser and/or Seller (on behalf of itself and Cardo Medical, LLC), as the case may be, any dollar amounts due to it in accordance with the Release Instructions, up to the amount of the Fund that remains in escrow pursuant to this Agreement at such time.
(c) On [                    ], 2012, Escrow Agent shall pay and distribute to Seller (on behalf of itself and Cardo Medical, LLC) an amount equal to the excess of the then remaining Fund over the aggregate dollar amount of (i) any then outstanding Purchase Price Adjustment Claim or General Claim for which a Notice was delivered by Purchaser on or prior to [                    ], 2012 plus (ii) any amounts that remain unsatisfied pursuant to pending Release Instructions.
(d) Upon delivery of the Fund by the Escrow Agent, this Agreement shall terminate, subject to the provisions of Section 8(b).
5. Escrow Agent. (a) The Escrow Agent shall have only those duties as are specifically and expressly provided herein, which shall be deemed purely ministerial in nature, and no other duties shall be implied. The Escrow Agent shall neither be responsible for, nor chargeable with, knowledge of, nor have any requirements to comply with, the terms and conditions of any other agreement, instrument or document between the Parties, in connection herewith, if any, including without limitation the Asset Purchase Agreement, nor shall the Escrow Agent be required to determine if any person or entity has complied with any Asset Purchase Agreement, nor shall any additional obligations of the Escrow Agent be inferred from the terms of any Asset Purchase Agreement, even though reference thereto may be made in this Agreement. In the event of any conflict between the terms and provisions of this Agreement, those of the Asset Purchase Agreement, any schedule or exhibit attached to this Agreement, or any other agreement among the Parties, the terms and conditions of this Agreement shall control. The Escrow Agent may rely upon and shall not be liable for acting or refraining from acting upon any written notice, document, instruction or request furnished to it hereunder and reasonably believed by it to be genuine and to have been signed or presented by the proper Party or Parties without inquiry and without requiring substantiating evidence of any kind. The Escrow Agent shall not be liable to any Party, any beneficiary or other person for refraining from acting upon any instruction setting forth, claiming, containing, objecting to, or related to the transfer or distribution of the Fund, or any portion thereof, unless such instruction shall have been delivered to the Escrow Agent in accordance with Section 11 below and the Escrow Agent has been able to satisfy any applicable security procedures as may be required thereunder. The Escrow Agent shall be under no duty to inquire into or investigate the validity, accuracy or content of any such document, notice, instruction or request. The Escrow Agent shall have no duty to solicit any payments which may be due it or the Fund, including, without limitation, the Escrow Deposit nor shall the Escrow Agent have any duty or obligation to confirm or verify the accuracy or correctness of any amounts deposited with it hereunder.
(b) The Escrow Agent shall not be liable for any action taken, suffered or omitted to be taken by it in good faith except to the extent that a final adjudication of a court of competent jurisdiction determines that the Escrow Agent’s gross negligence or willful misconduct was the primary cause of any loss to either Party. The Escrow Agent may execute any of its powers and perform any of its duties hereunder directly or through affiliates or agents. The Escrow Agent may consult with counsel, accountants and other skilled persons to be selected and retained by it. The

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Escrow Agent shall not be liable for any action taken, suffered or omitted to be taken by it in accordance with, or in reliance upon, the advice or opinion of any such counsel, accountants or other skilled persons. In the event that the Escrow Agent shall be uncertain or believe there is some ambiguity as to its duties or rights hereunder or shall receive instructions, claims or demands from any Party hereto which, in its opinion, conflict with any of the provisions of this Agreement, it shall be entitled to refrain from taking any action and its sole obligation shall be to keep safely all property held in escrow until it shall be given a direction in writing by the Parties which eliminates such ambiguity or uncertainty to the satisfaction of Escrow Agent or by a final and non-appealable order or judgment of a court of competent jurisdiction. The Parties agree to pursue any redress or recourse in connection with any dispute without making the Escrow Agent a party to the same. Anything in this Agreement to the contrary notwithstanding, in no event shall the Escrow Agent be liable for special, incidental, punitive, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if the Escrow Agent has been advised of the likelihood of such loss or damage and regardless of the form of action.
6. Succession. (a) The Escrow Agent may resign and be discharged from its duties or obligations hereunder by giving thirty (30) days advance notice in writing of such resignation to the Parties specifying a date when such resignation shall take effect. If the Parties have failed to appoint a successor escrow agent prior to the expiration of thirty (30) days following receipt of the notice of resignation, the Escrow Agent may petition any court of competent jurisdiction for the appointment of a successor escrow agent or for other appropriate relief, and any such resulting appointment shall be binding upon all of the Parties hereto. Escrow Agent’s sole responsibility after such thirty (30) day notice period expires shall be to hold the Fund (without any obligation to reinvest the same) and to deliver the same to a designated substitute escrow agent, if any, or in accordance with the directions of a final order or judgment of a court of competent jurisdiction, at which time of delivery Escrow Agent’s obligations hereunder shall cease and terminate, subject to the provisions of Sections 7 and 8 hereunder.
(b) Any entity into which the Escrow Agent may be merged or converted or with which it may be consolidated, or any entity to which all or substantially all the escrow business may be transferred, shall be the Escrow Agent under this Agreement without further act.
7. Compensation and Reimbursement. The Parties agree jointly and severally (a) to pay the Escrow Agent upon execution of this Agreement and from time to time thereafter reasonable compensation for the services to be rendered hereunder, along with any fees or charges for accounts, including those levied by any governmental authority which the Escrow Agent may impose, charge or pass-through, which, in each case, unless otherwise agreed in writing, shall be as described in Schedule 2 attached hereto, and (b) to pay or reimburse the Escrow Agent upon request for all expenses, disbursements and advances, including, without limitation reasonable attorney’s fees and expenses, incurred or made by it in connection with the performance, modification and termination of this Agreement. The obligations set forth in this Section 7 shall survive the resignation, replacement or removal of the Escrow Agent or the termination of this Agreement. Such compensation, fees, charges, expenses, disbursements, and advances payable to the Escrow Agent shall be borne 50% by Purchaser and 50% by Seller.
8. Indemnity. The Parties shall jointly and severally, , indemnify, defend and save harmless the Escrow Agent and its affiliates and their respective successors, assigns, agents and employees (the “Indemnitees”) from and against any and all losses, damages, claims, liabilities, penalties, judgments, settlements, litigation, investigations, costs or expenses (including, without limitation, the fees and expenses of outside counsel and experts and their staffs and all expense of document location, duplication and shipment)(collectively “Losses”), arising out of or in connection with (i) the Escrow Agent’s execution and performance of this Agreement, tax reporting or withholding, the enforcement of any rights or remedies under or in connection with this Agreement, or as may arise by reason of any act, omission or error of the Indemnitee, except in the case of any Indemnitee to the extent that such Losses are finally adjudicated by a court of competent jurisdiction to have been primarily caused by the gross negligence or willful misconduct of such Indemnitee, or (ii) its following any instructions or other directions, whether joint or singular, from the Parties, except to the extent that its following any such instruction or direction is expressly forbidden by the terms hereof. The indemnity obligations set forth in this Section 8 shall survive the resignation, replacement or removal of the Escrow Agent or the termination of this Agreement.
9. Patriot Act Disclosure/Taxpayer Identification Numbers/Tax Reporting.

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(a) Patriot Act Disclosure. Section 326 of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (“USA PATRIOT Act”) requires the Escrow Agent to implement reasonable procedures to verify the identity of any person that opens a new account with it. Accordingly, the Parties acknowledge that Section 326 of the USA PATRIOT Act and the Escrow Agent’s identity verification procedures require the Escrow Agent to obtain information which may be used to confirm the Parties’ identities including without limitation name, address and organizational documents (“identifying information”). The Parties agree to provide the Escrow Agent with and consent to the Escrow Agent obtaining from third parties any such identifying information required as a condition of opening an account with or using any service provided by the Escrow Agent.
(b) Certification and Tax Reporting. The Parties have provided the Escrow Agent with their respective fully executed Internal Revenue Service (“IRS”) Form W-8, or W-9 and/or other required documentation. All interest or other income earned under this Agreement shall be allocated to the Seller and reported, as and to the extent required by law, by the Escrow Agent to the IRS, or any other taxing authority, on IRS Form 1099 or 1042S (or other appropriate form) as income earned from the Escrow by the Seller whether or not said income has been distributed during such year. Escrow Agent shall withhold any taxes it deems appropriate in the absence of proper tax documentation or as required by law, and shall remit such taxes to the appropriate authorities. The Parties hereby represent and warrant to the Escrow Agent that (i) there is no sale or transfer of an United States Real Property Interest as defined under IRC Section 897(c) in the underlying transaction giving rise to this Agreement; and (ii) such underlying transaction does not constitute an installment sale requiring any tax reporting or withholding of imputed interest or original issue discount to the IRS or other taxing authority.
10. Notices. All communications hereunder shall be in writing and except for communications from the Parties setting forth, claiming, containing, objecting to, or in any way related to the transfer or distribution of funds, including but not limited to funds transfer instructions (all of which shall be specifically governed by Section 11 below), shall be deemed to be duly given and received:
     (a) upon delivery, if delivered personally, or upon confirmed transmittal, if by facsimile;
     (b) on the next Business Day (as hereinafter defined) if sent by overnight courier; or
     (c) four (4) Business Days after mailing if mailed by prepaid registered mail, return receipt requested, to the appropriate notice address set forth below or at such other address as any Party or the Escrow Agent may have furnished to the other Parties and the Escrow Agent in writing by registered mail, return receipt requested.

If to Purchaser	c/o Arthrex, Inc.
1370 Creekside Blvd.
Naples, FL 34108
Attention: Jon Cheek — Vice President, Finance
Tel No.: (239) 598-4302
Fax No.: (239) 643-5553

If to Seller	Cardo Medical, Inc.
4400 Biscayne Blvd.
6th Floor
Miami, FL 33137
Attention: Joshua Weingard, Esq.
Tel No.: (305) 575-4602
Fax No.: (305) 575-4130

If to the Escrow Agent	JPMorgan Chase Bank, N.A.

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Clearance and Agency Services
4 New York Plaza
21st Floor
New York City, NY 10004
Attention: Audrey Mohan/Saverio A. Lunetta
Fax No.: (212) 623-6168
Notwithstanding the above, in the case of communications delivered to the Escrow Agent, such communications shall be deemed to have been given on the date received by an officer of the Escrow Agent or any employee of the Escrow Agent who reports directly to any such officer at the above-referenced office. In the event that the Escrow Agent, in its sole discretion, shall determine that an emergency exists, the Escrow Agent may use such other means of communication as the Escrow Agent deems appropriate. For purposes of this Agreement, “Business Day” shall mean any day other than a Saturday, Sunday or any other day on which the Escrow Agent located at the notice address set forth above is authorized or required by law or executive order to remain closed.
11. Security Procedures. Notwithstanding anything to the contrary as set forth in Section 10, any instructions setting forth, claiming, containing, objecting to, or in any way related to the transfer or distribution of funds, including but not limited to any such funds transfer instructions that may otherwise be set forth in a written instruction permitted pursuant to Section 4 of this Agreement, may be given to the Escrow Agent only by confirmed facsimile and no instruction for or related to the transfer or distribution of the Fund, or any portion thereof, shall be deemed delivered and effective unless the Escrow Agent actually shall have received such instruction by facsimile at the number provided to the Parties by the Escrow Agent in accordance with Section 10 and as further evidenced by a confirmed transmittal to that number.
(a) In the event funds transfer instructions are received by the Escrow Agent by facsimile, the Escrow Agent is authorized to seek confirmation of such instructions by telephone call-back to the person or persons designated on Schedule 1 hereto, and the Escrow Agent may rely upon the confirmation of anyone purporting to be the person or persons so designated. The persons and telephone numbers for call-backs may be changed only in a writing actually received and acknowledged by the Escrow Agent. If the Escrow Agent is unable to contact any of the authorized representatives identified in Schedule 1, the Escrow Agent is hereby authorized both to receive written instructions from and seek confirmation of such instructions by telephone call-back to any one or more of Seller’s or Purchaser’s executive officers, (“Executive Officers”), as the case may be, which shall include the titles of President, Chief Executive Officer, Vice President, Treasurer or Chief Financial Officer or Chief Legal Officer, as the Escrow Agent may select. Such “Executive Officer” shall deliver to the Escrow Agent a fully executed incumbency certificate, and the Escrow Agent may rely upon the confirmation of anyone purporting to be any such officer. The Escrow Agent and the beneficiary’s bank in any funds transfer may rely solely upon any account numbers or similar identifying numbers provided by Seller or Purchaser to identify (i) the beneficiary, (ii) the beneficiary’s bank, or (iii) an intermediary bank. The Escrow Agent may apply any of the Fund for any payment order it executes using any such identifying number, even when its use may result in a person other than the beneficiary being paid, or the transfer of funds to a bank other than the beneficiary’s bank or an intermediary bank designated.
(b) Seller acknowledges that the Escrow Agent is authorized to use the following funds transfer instructions to disburse any funds due to Seller under this Agreement without a verifying call-back as set forth in Section 11(a) above:

Seller’s Bank account information:	Bank name:
Bank Address:
ABA number:
Account name:
Account number:
Purchaser acknowledges that the Escrow Agent is authorized to use the following funds transfer instructions to disburse any funds due to Purchaser under this Agreement without a verifying call-back as set forth in Section 11(a) above:

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Purchaser’s Bank account information:	Bank name:
Bank Address:
ABA number:
Account name:
Account number:
(c) The Parties acknowledge that the security procedures set forth in this Section 11 are commercially reasonable.
12. Compliance with Court Orders. In the event that any escrow property shall be attached, garnished or levied upon by any court order, or the delivery thereof shall be stayed or enjoined by an order of a court, or any order, judgment or decree shall be made or entered by any court order affecting the property deposited under this Agreement, the Escrow Agent is hereby expressly authorized, in its sole discretion, to obey and comply with all writs, orders or decrees so entered or issued, which it is advised by legal counsel of its own choosing is binding upon it, whether with or without jurisdiction, and in the event that the Escrow Agent obeys or complies with any such writ, order or decree it shall not be liable to any of the Parties hereto or to any other person, entity, firm or corporation, by reason of such compliance notwithstanding such writ, order or decree be subsequently reversed, modified, annulled, set aside or vacated.
13. Miscellaneous. Except for changes to funds transfer instructions as provided in Section 11 (which may be given upon notice to the other Parties and the Escrow Agent by the party electing such change to its own instructions), the provisions of this Agreement may be waived, altered, amended or supplemented, in whole or in part, only by a writing signed by the Escrow Agent and the Parties. Neither this Agreement nor any right or interest hereunder may be assigned in whole or in part by the Escrow Agent or any Party, except as provided in Section 6, without the prior consent of the Escrow Agent and the other Parties. This Agreement shall be governed by and construed under the laws of the State of Florida. Each Party and the Escrow Agent irrevocably waives any objection on the grounds of venue, forum non-conveniens or any similar grounds and irrevocably consents to service of process by mail or in any other manner permitted by applicable law and consents to the jurisdiction of the courts located in Miami-Dade County, Florida. THE PARTIES HERETO FURTHER HEREBY WAIVE ANY RIGHT TO A TRIAL BY JURY WITH RESPECT TO ANY LAWSUIT OR JUDICIAL PROCEEDING ARISING OR RELATING TO THIS AGREEMENT. No party to this Agreement is liable to any other party for losses due to, or if it is unable to perform its obligations under the terms of this Agreement because of, acts of God, fire, war, terrorism, floods, strikes, electrical outages, equipment or transmission failure, or other causes reasonably beyond its control. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. All signatures of the parties to this Agreement may be transmitted by facsimile or .pdf, and such facsimile or .pdf will, for all purposes, be deemed to be the original signature of such party whose signature it reproduces, and will be binding upon such party. If any provision of this Agreement is determined to be prohibited or unenforceable by reason of any applicable law of a jurisdiction, then such provision shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions thereof, and any such prohibition or unenforceability in such jurisdiction shall not invalidate or render unenforceable such provisions in any other jurisdiction. A person who is not a party to this Agreement shall have no right to enforce any term of this Agreement. The Parties represent, warrant and covenant that each document, notice, instruction or request provided by such Party to Escrow Agent shall comply with applicable laws and regulations. Where, however, the conflicting provisions of any such applicable law may be waived, they are hereby irrevocably waived by the Parties and the Escrow Agent to the fullest extent permitted by law, to the end that this Agreement shall be enforced as written. Except as expressly provided in Section 8 above, nothing in this Agreement, whether express or implied, shall be construed to give to any person or entity other than the Escrow Agent and the Parties any legal or equitable right, remedy, interest or claim under or in respect of this Agreement or any funds escrowed hereunder.
[Signatures on next page.]

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth above.
PURCHASER: [                                                                          ]

By:

Name:

Title:

SELLER: CARDO MEDICAL, INC.

By:

Name:	Andrew Brooks, M.D.

Title:	Chief Executive Officer

JPMORGAN CHASE BANK, NATIONAL ASSOCIATION

as Escrow Agent

By:

Name:	Saverio A. Lunetta

Title:	Vice President

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SCHEDULE 1
Telephone Number(s) and authorized signature(s) for
Person(s) Designated to give Funds Transfer Instructions
If from Purchaser:

	Name	Telephone Number	Signature

1.

2.

3.

If from Seller:

	Name	Telephone Number	Signature

1.

2.

3.

     (a) Telephone Number(s) for Call-Backs and
Telephone Number(s) for Call-Backs and
Person(s) Designated to Confirm Funds Transfer Instructions
If from Purchaser:

	Name	Telephone Number

1.

2.

3.

If from Seller:

	Name	Telephone Number

.

2.

3.

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SCHEDULE 2
Schedule of Fees for Escrow Agent Services

Account Acceptance Fee	$Waived
Encompassing review, negotiation and execution of governing documentation, opening of the account, and completion of all due diligence documentation. Payable upon closing.

Annual Administration Fee	$2,500
The Administration Fee covers our usual and customary ministerial duties, including record keeping, distributions, document compliance and such other duties and responsibilities expressly set forth in the governing documents for each transaction. Payable upon closing and annually in advance thereafter, without pro-ration for partial years.
Extraordinary Services and Out-of Pocket Expenses
Any additional services beyond our standard services as specified above, and all reasonable out-of-pocket expenses including attorney’s or accountant’s fees and expenses will be considered extraordinary services for which related costs, transaction charges, and additional fees will be billed at the Bank’s then standard rate. Disbursements, receipts, investments or tax reporting exceeding 25 items per year may be treated as extraordinary services thereby incurring additional charges.
Disclosure & Assumptions
•	Please note that the fees quoted are based on a review of the transaction documents provided and an internal due diligence review. JPMorgan reserves the right to revise, modify, change and supplement the fees quoted herein if the assumptions underlying the activity in the account, level of balances, market volatility or conditions or other factors change from those used to set our fees.

•	The escrow deposit shall be continuously invested in a JPMorgan Chase Bank money market deposit account (“MMDA”) or a JPMorgan Chase Bank Cash Compensation account. MMDA and Cash Compensation Accounts have rates of compensation that may vary from time to time based upon market conditions. The Annual Administration Fee would include a supplemental charge up to 25 basis points on the escrow deposit amount if another investment option were to be chosen.

•	The Parties acknowledge and agree that they are permitted by U.S. law to make up to six (6) pre-authorized withdrawals or telephonic transfers from an MMDA per calendar month or statement cycle or similar period. If the MMDA can be accessed by checks, drafts, bills of exchange, notes and other financial instruments (“Items”), then no more than three (3) of these six (6) transfers may be made by an Item. The Escrow Agent is required by U.S. law to reserve the right to require at least seven (7) days notice prior to a withdrawal from a money market deposit account.

•	Payment of the invoice is due upon receipt.
Compliance
To help the government fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify, and record information that identifies each person or entity that opens an account. We may ask for information that will enable us to meet the requirements of the Act.

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EXHIBIT C
BILL OF SALE AND ASSIGNMENT AND ASSUMPTION AGREEMENT
     THIS BILL OF SALE AND ASSIGNMENT AND ASSUMPTION AGREEMENT (“Bill of Sale”), dated as of January _____, 2011, is entered into between Cardo Medical, Inc., a Delaware corporation (“Cardo Medical”) with its principal address located at 7625 Hayvenhurst Avenue, Suite #49, Van Nuys, California 91406, Cardo Medical, LLC, a Delaware limited liability company (together with Cardo Medical, “Sellers”) and Arthrex, Inc., a Delaware corporation (“Buyer”) with its principal address located at 1370 Creekside Blvd., Naples, FL 34108.
     1. This Bill of Sale is executed and delivered pursuant to the terms of the Asset Purchase Agreement (the “Agreement”), dated as of January [__], 2011, by and among Parent, Buyer and Sellers. Each term which is capitalized but not otherwise defined in this Bill of Sale shall have the meaning ascribed to such term in the Agreement.
     2. For value received, upon the terms and subject to the conditions of the Agreement, each Seller hereby sells, conveys, assigns, transfers and delivers to Buyer, and Buyer hereby purchases and acquires from such Seller, all of such Seller’s right, title and interest in and to the Purchased Assets (excluding the Excluded Assets), free and clear of all Liens, except for Permitted Liens.
     3. For value received, upon the terms and subject to the conditions of the Agreement, effective as of the Closing, Buyer hereby assumes and agrees to discharge when due only the Assumed Liabilities.
     4. This Bill of Sale shall be governed by and construed in accordance with the laws of the State of Florida (excluding any conflict of law, rule or principle that would result in the application of the laws of another jurisdiction). EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT IT MAY LEGALLY AND EFFECTIVELY DO SO, TRIAL BY JURY IN ANY SUIT, ACTION OR PROCEEDING ARISING HEREUNDER.
     5. This Bill of Sale is executed and delivered pursuant to the Agreement. Nothing in this Bill of Sale shall, or shall be deemed to, defeat, limit, alter, impair, enhance or enlarge any representation, warranty, right, obligation, claim or remedy created by the Agreement. In the event of any conflict between this Bill of Sale and the Agreement, the Agreement shall control. This Bill of Sale may only be modified in a writing signed by both Sellers, Parent and Buyer.
     6. This Bill of Sale shall be binding upon and inure to the benefit of the Sellers, Parent and Buyer and their respective successors and permitted assigns.
     7. Each Seller agrees to do and cause to be done any and all acts, to execute and deliver any and all agreements, documents and instruments and to make, execute and deliver to Buyer any and all powers of attorney, which Buyer deems reasonably necessary, proper or convenient: (i) to effectuate the sale, assignment, conveyance, transfer, grant, setting over, confirmation and delivery of the Purchased Assets contemplated by this Bill of Sale and the Agreement; and (ii) to enable Buyer to own, possess, collect, enforce and enjoy any and all rights, interests and benefits in, to, and with respect to each of the Purchased Assets, as provided in the Agreement.
     8. SELLER IS NOT MAKING ANY REPRESENTATIONS OR WARRANTIES REGARDING ITS ASSETS OR BUSINESS, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, WITH RESPECT TO MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE. BUYER HEREBY ACKNOWLEDGES AND AGREES THAT PURCHASER IS PURCHASING THE ASSETS ON AN “AS-IS, WHERE-IS” BASIS. FURTHERMORE BUYER ACKNOWLEDGES THAT EXCEPT AS SET FORTH IN THE AGREEMENT, SELLERS AND THEIR RESPECTIVE OFFICERS, MANAGERS AND AGENTS HAVE MADE NO REPRESENTATION OR WARRANTY CONCERNING (I) ANY USE TO WHICH THE SELLER’S ASSETS MAY BE PUT, (II) ANY FUTURE REVENUES, COSTS, EXPENDITURES, CASH FLOW, RESULTS OF OPERATIONS, FINANCIAL CONDITION OR PROSPECTS THAT MAY RESULT FROM THE OWNERSHIP, USE OR SALE OF SUCH ASSETS, OR (III) THE CONDITION OF THE SUCH ASSETS.
     9. This Bill of Sale may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original but all such counterparts together shall constitute one and the same instrument.
[Signatures Contained on the Following Page]

     IN WITNESS WHEREOF, each of the parties has caused this Bill of Sale to be executed as of the date first set forth above.

SELLERS:	CARDO MEDICAL, INC.

By:

Andrew Brooks, M.D.
Chief Executive Officer

CARDO MEDICAL, LLC

By:

Andrew Brooks, M.D.
Chief Executive Officer

BUYER:	ARTHREX, INC.

By:

Print Name:

Print Title:

EXHIBIT D
CONSULTING AGREEMENT
     This Consulting Agreement is entered into this            day of                      , 2011 (the “Effective Date”) by and between                       (“Consultant”) and Arthrex, Inc. (“Company”).
Recitals
     1.2 Recitals
     A. Company desires to have Consultant serve as a consultant for Company with regards to administrative consulting all as more particularly described herein.
     B. Consultant desires to serve as a consultant to Company according to the terms and provisions herein.
     (a) Agreement
Agreement
     1. Consulting Services.
          (a) Services and Duties. Company hereby accepts the Consultant as qualified to provide services as a                                            Consultant (the “Consulting Services”). Consultant hereby agrees that for a period of                       (                     ) months after the Effective Date (the “Term”) (and beyond, if mutually agreed to by the parties):
                (i) to provide the Consulting Services exclusively to Company;
                (ii) to honor all covenants contained in this Agreement, including without limitation those set forth in Section 2;
                (iii) to diligently and faithfully devote the time necessary to perform the Consulting Services under the direction of the                      , up to a maximum of forty (40) hours per week, and to perform the Consulting Services to the best of his ability for Company, and to devote such additional time, whenever reasonable, to the business of Company, as may be requested by the President of Company;
                (iv) Consultant shall report to, communicate with, and follow the direction of the                                            and Consultant agrees to keep a log of the services performed hereunder and notify Company on a regular basis concerning Consultant’s performance of those services to ensure compliance with this Agreement;
                (v) Consultant’s responsibilities shall include, but are not limited to, administrative consulting.

                The cost of Company approved travel and overnight stays and related reasonable expenses to be borne by Company. If travel is required by Company, it must be approved in advance by the                                                                and any related costs and reasonable expenses will be borne by Company;
          (b) Compensation. In consideration of such services, Company shall pay Consultant $                     a month for salary and $                     as compensation for monthly benefits. Payments of $                      will be made twice a month, on the fifteenth (15th) and the last day of the month. Other than as provided in this Section 1(b), Consultant shall not be entitled to any other compensation or benefits from the Company in respect of the provision of the Consulting Services hereunder (including any additional payment or royalty with respect to Consulting Services performed hereunder with respect to the Purchased Assets).
          (c) Termination. Company shall have the right to terminate the Consulting Services, in its sole and absolute discretion, upon:
                (i) termination of any project on which Consultant provides Consulting Services;
                (ii) failure on the part of the Consultant to perform required duties to the satisfaction of the                                          ;
                (iii) intentional or unintentional disclosure or communication of confidential information to any person, firm, or entity not authorized to have access to such information;
                (iv) any damage to Company’s goodwill, standing, or reputation intentionally caused by Consultant; or
                (v) an intentional or unintentional breach of any of the covenants or representations contained in this Agreement, including, without limitation, those set forth in Section 2 hereof or violation of any Federal or State laws in performing services for Company.
     2. Non-Competition; Non-Solicitation; Inventions and Trade Secrets.
          (a) During Course of Providing Services. Consultant agrees that, during the course of providing the Consulting Services to Company, he will not, directly or indirectly, as proprietor, officer, employee, partner, stockholder, consultant, owner or otherwise, render services to or participate in the affairs of any business which is in competition with or substantially similar to the business of Company, unless otherwise agreed to in writing by Company. Notwithstanding the foregoing, nothing contained in this Agreement shall limit or restrict Consultant from (i) continuing as a consultant to, or director, officer or employee of, Cardo Medical, Inc. and/or its subsidiaries in connection with the disposition of the remainder of all or any part of its or its subsidiaries’ assets or

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business, provided that such involvement does not materially interfere with the performance of his duties hereunder, or (ii) restrict Consultant from owning, directly or indirectly, any equity securities (including stock options) of Cardo Medical, Inc. that he holds as of the date hereof.
          (b) Trade Secrets. Consultant will not, either during the course of providing the Consulting Services or at any time thereafter, disclose to any person, firm, association, corporation or other entity, any trade secrets of Company, such as records, drawings, specifications, plans, models, customer lists, profit margins, engineering plans, vendor lists, manufacturing processes, financial sheets, records, files or any other information concerning the business or affairs of Company which would operate to the competitive disadvantage of Company if disclosed or which it acquired or developed in the course of or incident to providing the Consulting Services. The parties stipulate that, as between them, all data and information obtained by Consultant from providing the Consulting Services are important, confidential, material, and affect the successful conduct of the business of Company and its goodwill and fall under the protection of this paragraph.
          (c) Inventions.
               (i) As used in this Agreement, the term “Inventions” means any and all new or useful art, discovery, improvement, technical development, or invention, whether or not patentable, and all related know-how, designs, trademarks, formulae, processes, manufacturing techniques, trade secrets, ideas, artwork, software or other copyrightable or patentable works.
               (ii) Consultant hereby agrees to promptly disclose and describe to Company, and to assign, royalty free, to Company or its designee, its entire right, title, and interest in and to all Inventions and any associated intellectual property rights concerning the Consulting Services, related instruments, products, or surgical techniques or other products developed under, encompassed by or related to Consultant’s Services hereunder, which he may solely or jointly conceive, develop or reduce to practice during the period in which he provides Consulting Services to Company (a) which relate at the time of conception or reduction to practice of the invention to Company’s business or actual, or demonstrably anticipated, research or development, or (b) which were developed on any amount of Company’s time or with the use of any of Company’s equipment, supplies, facilities or trade secret information, or (c) which resulted from any work Consultant performed for Company (“Company Inventions”). Notwithstanding anything to the contrary set forth herein, and for the avoidance of doubt, “Company Inventions” shall not include any Inventions related to the Spinal Assets (as defined in the Asset Purchase Agreement, dated as of the date hereof, among Company, Cardo Medical, Inc. and Cardo Medical, LLC).
               (iii) Consultant recognizes that Company Inventions conceived or made by him, alone or with others, within one (1) year after termination of this Agreement may have been conceived in significant part while providing the Consulting Services to Company. Accordingly, Consultant agrees that such Company Inventions shall be presumed to have been conceived during the period in which he provided the Consulting Services to Company and are to be assigned to Company unless and until he has established the contrary.

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               (iv) Consultant agrees to perform, during and after the period during which he provides the Consulting Services to Company, all acts deemed necessary or desirable by Company to permit and assist it, at its expense, in obtaining and enforcing the full benefits, enjoyment, rights and title throughout the world in Company Inventions hereby assigned to Company. Such acts may include, but are not limited to, execution of documents and assistance or cooperation in the registration and enforcement of applicable patents, copyrights, or other legal proceedings. In the event that Company is unable for any reason to secure Consultant’s signature to any document required to apply for or execute any patent, copyright, or other applications with respect to any Company Inventions (including improvements, renewals, extensions, continuations, divisions or continuations in part thereof), Consultant hereby irrevocably designates and appoints Company and his duly authorized officers and agents as its agents and attorneys-in-fact to act for and on its behalf and instead of it, to execute and file any such application and to do all other lawfully permitted acts to further the prosecution and issuance of patents, copyrights, or other rights thereon with the same legal force and effect as if executed by it.
          (d) Company Records and Products. Upon the termination of this Agreement, Consultant shall turn over and deliver to Company all memoranda, notes, records, papers, drawings, specifications, work product, files or other documents concerning the business of Company and any and all clients of Company, and all the property of Company in Consultant’s possession or under his control. It is agreed and understood that all of the aforementioned documents or objects, including copies of any corporate communications produced on behalf of Company or Company’s clients and retained by Consultant, are the sole and exclusive property of Company and its successors and shall remain Company property upon the of the termination of this Agreement.
          (e) Breach of Covenants. Consultant acknowledges the unique nature of the protected information and/or interest and understands the irreparable harm to Company if any one of the covenants set forth in this Section 2 is breached. If such a breach should occur, Company is entitled to any and all remedies available to it, according to law, and equity, and election by Company of injunctive relief does not preclude it from pursuing any and all other remedies available to it and Consultant shall be liable to pay the costs of any such proceedings, including reasonable attorney’s fees. If Consultant prevails in any legal proceeding, he shall be entitled to recover from Company the costs of proceedings, including reasonable attorney’s fees.
          (f) Reformation. Although Company and Consultant consider the restrictions and covenants contained herein to be reasonable for the protection of Company, if any of the restrictions set forth in this Section 2 are found by a court to be unreasonable because they are overly broad as to time period, geographic area or otherwise, then and in that case such restriction shall nevertheless remain effective but shall be considered amended in such manner so as to make the restriction reasonable in scope as determined by such court and shall be in force as amended.
          (g) Invalidity. Invalidity of any one or more of the provisions of this Section 2 shall in no way affect any of the other provisions hereof which shall remain in full force and effect.

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     3. Miscellaneous Provisions.
          (a) Equitable Relief. The parties hereto agree and declare that legal remedies may be inadequate to enforce the provisions of this Agreement and that equitable relief, including specific performance and injunctive relief, may be used to enforce the provisions of this Agreement.
          (b) Integration, Change and Modifications. This Agreement shall constitute the entire agreement between the Parties with respect to all of the matters herein. This Agreement may not be orally changed, modified or terminated, nor shall any oral waiver of any of its terms be effective. This Agreement may be changed, modified or terminated only by an agreement in writing signed by Company and Consultant. No modification or waiver of any provision of this Agreement shall be valid unless it is in writing and signed by both parties to this Agreement. No waiver at any time of any provision of this Agreement shall be deemed to be a waiver of any other provision of this Agreement at that time or a waiver of that or any other provision at any other time.
          (c) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida.
          (d) Headings. The headings are intended only for convenience in finding the subject matter and do not constitute part of the text of this Agreement and shall not be considered in the interpretation of this Agreement.
          (e) Saving Clause. If any provision(s) of this Agreement shall be determined to be illegal or unenforceable, such determination shall in no manner affect the legality or enforceability of any other provision hereof.
          (f) Notices. All notices, requests, consents and other communications shall be in writing and be deemed given when delivered personally, by telex or facsimile transmission or when received if mailed by first class registered or certified mail, postage prepaid. Notices to Company or Consultant shall be addressed as set forth underneath their signatures below, or to such other address or addresses as may have been furnished by such party in writing to the other.
          (g) Assignment. Company has the right to assign this Agreement, and such assignee shall become entitled to all the rights and subject to all the duties of Company hereunder to the extent of such assignment. Consultant recognizes and agrees that the Consulting Services provided by Consultant to Company are unique and that Consultant may not assign any of Consultant’s rights or obligations hereunder without first obtaining the written consent of Company.
          (h) Counterparts. For the convenience of the parties and to facilitate execution, this Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same document.

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          (i) Binding Effect. All covenants set forth in this Agreement, including without limitation those set forth in Section 2, shall be binding upon Consultant, his successors and assigns, and shall inure to the benefit of Company and its successors and assigns.
          (j) Independent Contractor. Consultant shall at all times be an independent contractor. Neither party shall assert that an employment relationship exists or take any action inconsistent with the independent contractor status of Consultant. Consultant shall have no authority to bind Company to any agreement, except to the extent such authority is expressly conferred upon him by Company in writing (exclusive of this Agreement).

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     The foregoing Agreement is hereby accepted and the terms and conditions thereof hereby agreed to by the undersigned.

Dated: , 2011		ARTHREX, INC.
By:
Reinhold Schmieding, President

Dated: , 2011

By:

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EXHIBIT E
SUB-SUBLEASE AGREEMENT
     THIS SUB-SUBLEASE AGREEMENT (this “Sub-Sublease”) is entered into as of                     , 2011 (the “Effective Date”), by and between CARDO MEDICAL, INC. (“Sub-Sublessor”), and [                                                            ] (“Sub-Sublessee”, and together with Sub-Sublessor, the “Parties”, and each a “Party”), with reference to the hereinafter described premises which Sub-Sublessor has subleased from 10 CLIFTON ASSOCIATES, LLC (“Owner”).
The Parties do hereby agree as follows:
1. Master Lease. Sub-Sublessor is the subtenant of certain premises known as Unit B1 currently containing approximately 10,081 net rentable square feet (the “Premises”) located in the Building referred to in the Master Lease (as hereinafter defined) which is located at 10 Clifton Boulevard, Clifton, New Jersey. Owner, as lessor, and Polymer Technologies, Inc. (“PTI”), as lessee, entered into that certain Lease Agreement dated February 6, 2003, as amended by that certain Lease Extension Agreement dated as of August 31, 2009 (together, the “PTI Lease”) pursuant to which PTI leased the entire Building from Owner. Concurrently therewith, PTI, as sublandlord, and Owner, as subtenant, entered into that certain Sublease (Back Building) dated February 6, 2003 (the “Clifton Sublease”) pursuant to which Owner subleased approximately 30,000 square feet in the Building as more particularly described therein (the “Clifton Premises”). Owner subsequently subleased the Premises, which constitute a portion of the Clifton Premises, to Sub-Sublessor pursuant to that certain Modified Net Lease dated as of July 8, 2009 by and between Owner and Sub-Sublessor, as amended by that certain Amendment to Modified Net Lease dated as of                     , 2009 by and between Owner and Sub-Sublessor (together, the “Master Lease”). Sub-Sublessee hereby acknowledges receipt of a copy of the Master Lease, the PTI Lease and the Clifton Sublease (collectively, the “Master Lease Documents”), copies of which are attached hereto as Exhibit A. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed thereto in the Master Lease.
2. Terms of Sub-Sublease and Sub-Sublessor’s Covenants.
(a) Sub-Sublessor does hereby sublease to Sub-Sublessee, and Sub-Sublessee does hereby sublease, take and hire from Sub-Sublessor, the Premises, including its allocable share of the Common Facilities and the Parking Spaces and excluding the office space, cube area and the storage area depicted on Exhibit B attached hereto consisting of approximately 1,512.15 rentable square feet (the “Excluded Premises”). Except as explicitly excluded in Section 4 of this Sub-Sublease and to the extent inapplicable to this Sub-Sublease, Sub-Sublessee shall be subject to, bound by and comply with all terms, conditions, covenants and provisions of the Master Lease Documents and shall satisfy all obligations under the Master Lease Documents relating to the Premises for the benefit of Sub-Sublessor, Owner and PTI from and after the Effective Date. Wherever in this Sub-Sublease the word “Premises” appears, it shall mean the Premises less the Excluded Premises. Wherever in the Master Lease or the PTI Lease the word “Lessee” appears, for the purposes of this Sub-Sublease, the word “Sub-Sublessee” shall be substituted therefor, and wherever the word “Lessor” appears, for the purposes of this Sub-Sublease, the word “Sub-Sublessor” shall be substituted therefore. Wherever in the Clifton Sublease the word “Sublessee” appears, for the purposes of this Sub-Sublease, the word “Sub-Sublessee” shall be substituted therefor, and wherever the word, “Sublessor” appears, for the purposes of this Sub-Sublease, the word “Sub-Sublessor” shall be substituted therefore. Upon the breach of any of said terms, conditions, covenants or provisions of the Master Lease Documents by either Party or upon the failure of Sub-Sublessee to pay Rent (as hereinafter defined) hereunder or comply with any of the provisions of this Sub-Sublease, either Party may exercise any and all rights and remedies granted to such Party by the Master Lease Documents or this Sub-Sublease. In the event of any conflict between this Sub-Sublease and the Master Lease Documents, the terms of this Sub-Sublease shall control. In the event of any conflict between the Master Lease and the PTI Lease or the Clifton Sublease, the terms of the Master Lease shall control.
(b) Sub-Sublessor agrees to accord to Sub-Sublessee the same services and benefits with respect to the Premises that Sub-Sublessor is accorded (to the extent that Sub-Sublessor receives such benefits from Owner or PTI) under the Master Lease Documents. Sublessor shall not otherwise be obligated to provide Sublessee with any services or benefits. Any notice required under the Master Lease relating to such benefits to be given by Sub-Sublessor to Sub-Sublessee shall be given immediately after Sub-Sublessor receives such notice under the Master Lease Documents. All representations and warranties of Owner or PTI under the Master Lease Documents shall apply to the Premises under this Sub-Sublease and be deemed to be for the direct benefit of Sub-Sublessee, and Sub-Sublessor hereby acknowledges that the applicability of such representations and warranties is a material inducement to Sub-Sublessee for entering into this Sub-Sublease; provided, however, that nothing in the foregoing shall impute any responsibility on Sub-Sublessor for any representations and warranties given by the Owner or PTI and no such representations and warranties shall be deemed to have been given by Sub-Sublessor.
(c) Provided Sub-Sublessee shall not be in default under this Sub-Sublease beyond any applicable notice and cure periods, Sub-Sublessor warrants during the term of this Sub-Sublease that Sub-Sublessee shall hold, enjoy and possess the Premises free from hindrance by Sub-Sublessor or any other person claiming by, through or under Sub-Sublessor. Except to the extent caused by the gross negligence or willful misconduct of Sub-Sublessee, Sub-Sublessor shall indemnify and hold harmless Sub-Sublessee against and from any and all claims, demands, costs, suits, liabilities and damages asserted against Sub-Sublessee by virtue of Sub-Sublessor’s failure to perform any obligation of Sub-Sublessor under this Sub-Sublease or the Master Lease Documents. Sub-Sublessor agrees not to further encumber its interest in the Premises without Sub-Sublessee’s prior written consent. Except to the extent caused by the gross negligence or willful misconduct of Sub-Sublessor, Sub-Sublessee shall indemnify and hold harmless Sub-Sublessor against and from any and all claims, demands, costs, suits, liabilities and damages asserted against Sub-Sublessor by virtue of Sub-Sublessee’s failure to perform any obligation of Sub-Sublessee under this Sub-Sublease or the Master Lease Documents. Sub-Sublessee agrees not to encumber its interest in the Premises without first obtaining the prior written consent of the Sub-Sublessor or any other party as required under the Master Lease Documents.
(d) Sub-Sublessor covenants and agrees that it (i) shall neither voluntarily terminate any of the Master Lease Documents nor cause any of the Master Lease Documents to be terminated due to an event of default for which Sub-Sublessor is responsible or over which it has control, (ii) shall completely and timely perform or observe all terms, covenants, provisions, undertakings and conditions of the Master Lease Documents specifically applicable to Sub-Sublessor thereunder and hereunder, in accordance with their terms and (iii) shall provide Sub-Sublessee, via overnight delivery, with a copy of any notice received from or sent to Owner and/or PTI. Sub-Sublessee covenants and agrees that it (i) shall not cause any of the Master Lease Documents to be terminated due to an event of default for which Sub-Sublessee is responsible or over which it has control, (ii) shall completely and timely perform or observe all terms, covenants, provisions, undertakings and conditions of the Master Lease Documents specifically applicable to Sub-Sublessee pursuant hereto, in accordance with their terms and (iii) shall provide Sub-Sublessor, via overnight delivery, with a copy of any notice received from or sent to Owner and/or PTI.
3. Inapplicable Paragraphs. Except as otherwise explicitly provided for herein, the provisions of the following Sections of the Master Lease are inapplicable to the rights and obligations of Sub-Sublessor and Sub-Sublessee to each other under this Sub-Sublease: Basic Lease Provisions (2), (4), (12), (13), (14) and Sections 2, 3, 14, 18, 19, 24(A), 34, 37, 44, 45 and 46. Except as otherwise explicitly provided for herein,

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the provisions of the following Sections of the Clifton Sublease are inapplicable to the rights and obligations of Sub-Sublessor and Sub-Sublessee to each other under this Sub-Sublease: Sections 2, 3, 4, 5, 6, 7, 8, 9, 10, 12(B), 12(C), 12(D), 22 and 23. The provisions of the following Sections of the PTI Lease are inapplicable to the rights and obligations of Sub-Sublessor and Sub-Sublessee to each other under this Sub-Sublease: Basic Lease Provisions (4) through and including (15) and Sections 2, 3, 4, 5, 6(A), 17, 26, 27, 35, 36, 44, 47 and 48.
4. Term. The term of this Sub-Sublease (the “Term”) shall commence on the Effective Date and end on                     , 2012 (the “Initial Expiration Date”). Sub-Sublessor hereby grants Sub-Sublessee the option to extend the expiration date of the Term to October 31, 2012 such that it shall coincide with the expiration of the Master Lease. Sub-Sublessee may exercise its option to so extend the Term by delivering written notice thereof to Sub-Sublessor no later than forty-five (45) days prior to the Initial Expiration Date.
5. Permitted Use. Sub-Sublessee shall use and occupy the Premises solely for the purposes permitted by the Master Lease.
6. Rent. Sub-Sublessee shall pay to Sub-Sublessor at the address for notices specified below or at such other place as Sub-Sublessor may designate in writing, in advance, on the first (1st) day of each calendar month during the Term hereof, all amounts due from Sub-Sublessee to Sub-Sublessor, including, without limitation, Monthly Installments of Fixed Basic Rent and Additional Rent (including, but not limited to, any amounts due pursuant to Sections 19 and 44 of the Master Lease) due under the Master Lease, less the Excluded Premises Credit (as hereinafter defined) (collectively, the “Rent”). Rent shall be paid without abatement, deduction, claim, offset, prior notice or demand. Sub-Sublessee shall pay Sub-Sublessor the first installment of Rent upon Sub-Sublessee’s execution of this Sub-Sublease. Rent for any period during the Term hereof which is for less than one month shall be a pro rata portion of the monthly installment. Sub-Sublessor shall continue to pay to Owner all amounts due under the Master Lease, including, but not limited to, Fixed Basic Rent and Additional Rent. For purposes of this Sub-Sublease, the “Excluded Premises Credit” shall mean the Sub-Sublessor’s pro rata share, based on the square footage of the Excluded Premises, of the Monthly Installments of Fixed Basic Rent and Additional Rent (including, but not limited to, any amounts due pursuant to Sections 19 and 44 of the Master Lease) due under the Master Lease.
7. Condition of the Premises. Sub-Sublessee accepts the Premises in their “AS-IS” condition as of the date of this Sub-Sublease. None of Sub-Sublessor, Owner or PTI shall have any obligation to make any improvements or alterations in or to the Premises. Sub-Sublessee acknowledges that none of Sub-Sublessor, Owner or PTI has made any representations or warranties regarding the suitability or fitness of the Premises for the conduct of Sub-Sublessee’s business or for any other purpose except as otherwise set forth in the Master Lease. Sub-Sublessor hereby acknowledges that the Master Lease allows Sub-Sublessee to make alterations in and to the Premises, and any alterations undertaken by Sub-Sublessee shall be done in accordance with the Master Lease Documents. Sub-Sublessor acknowledges that Sub-Sublessee is not assuming responsibility to remove any alterations or improvements or to restore the Premises to any prior condition to the extent such alterations or improvements were installed by Sub-Sublessor.
8. Time for Action. If Sub-Sublessee shall at any time fail to make any payment or perform any other obligation of Sub-Sublessee hereunder, then Sub-Sublessor shall have the right, but not the obligation, after the lesser of five (5) days’ prior written notice to Sub-Sublessee or the time within which Owner or PTI, as applicable, may act on Sublessor’s behalf under the Master Lease Documents, or without notice to Sub-Sublessee in the case of any emergency, and without waiving or releasing Sub-Sublessee from any obligations of Sub-Sublessee hereunder, to make such payment or perform such other

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obligation of Sub-Sublessee in such manner and to such extent as Sub-Sublessor shall deem necessary, and in exercising any such right, to pay any incidental costs and expenses, employ attorneys and other professionals, and incur and pay reasonable attorneys’ fees and other costs reasonably required in connection therewith. Sub-Sublessee shall pay to Sub-Sublessor upon demand all sums so paid by Sub-Sublessor and all incidental costs and expenses of Sub-Sublessor in connection therewith. For any other acts, the time limits provided for in the Master Lease for the giving of notice, making of demands, performance of any act, condition or covenant, or the exercise of any right, remedy or option, are amended for the purposes of this Sub-Sublease by lengthening or shortening the same in each instance by five (5) days, as appropriate, so that notices may be given, demands made, or any act, condition or covenant performed, or any right, remedy or option hereunder exercised, by Sub-Sublessor or Sub-Sublessee, as the case may be, within the time limit relating thereto contained in the Master Lease. If the Master Lease allows only five (5) days or less for Sub-Sublessor or Sub-Sublessee to perform any act, or to undertake to perform such act, or to correct any failure relating to the Premises or this Sub-Sublease, then such party shall nevertheless be allowed three (3) days to perform such act, undertake such act and/or correct such failure.
9. Insurance. All liability insurance policies required to be carried by Sub-Sublessee pursuant to the Master Lease shall name Sub-Sublessor, Owner and PTI as additional insureds.
10. Notice Addresses. Sub-Sublessor’s address for notices and rent payments shall be [                                                            ]. Sub-Sublessee’s address for notices shall c/o Arthrex, Inc., 1370 Creekside Boulevard, Naples, Florida 34108, Attention: Jon Cheek — Vice President, Finance; Attention: Scott Price — Vice President, Legal.
11. Consents, Waivers, Indemnities. Whenever, pursuant to the provisions of the Master Lease as applicable to this Sub-Sublease, the consent of Sub-Sublessor is required to any act or thing, the consent of Owner and PTI shall be required, and whenever pursuant thereto liability for any act, thing, omission, injury or damage is waived or indemnity is provided for the benefit of Sub-Sublessor, such waiver or indemnity shall extend alike to Owner and PTI, and whenever pursuant thereto liability for any act, thing, omission, injury or damage is waived or indemnity is provided for the benefit of “Lessee”, “Sublessee” or “Tenant” thereunder, such waiver or indemnity shall extend alike to Sub-Sublessee.
12. Protection of Owner and PTI. Sub-Sublessee hereby acknowledges that it has read and is familiar with all the terms of the Master Lease Documents, and agrees that the rights, title and estate of Sub-Sublessee are and shall be subordinate and inferior to the rights, title and estate of Owner, PTI and any mortgagee or ground lessor of Owner or PTI under the Master Lease Documents. Sub-Sublessee agrees that Owner and PTI shall have the right to directly enforce the terms and conditions of this Sub-Sublease, including the collection of Rent pursuant to Section 7.f. of the Master Lease. Sub-Sublessee further agrees that if any of the Master Lease Documents terminate for any reason, Owner or PTI, as applicable, may, at its respective option, either (a) terminate this Sub-Sublease, or (b) take over all of the right, title and interest of Sub-Sublessor under this Sub-Sublease, in which case Sub-Sublessee shall attorn to Owner or PTI, as the case may be. Subject to Section 3, hereof, Sub-Sublessee shall be bound by the Master Lease Documents and all rights of Owner and PTI thereunder, shall not permit any act or thing in or about the Premises or grant, create or suffer any rights in respect thereof which if done, permitted, granted, created or suffered by Sub-Sublessor would constitute a breach of the Master Lease Documents, unless otherwise permitted hereunder.
13. Brokers. Sub-Sublessor and Sub-Sublessee warrant and represent that they have not dealt with any real estate broker or agent in connection with this Sub-Sublease or its negotiation. Each party shall indemnify and hold harmless the other from any cost, expense or liability (including costs of suit and reasonable attorneys’ fees) for any compensation, commission or fees claimed by any real estate broker or

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agent in connection with this Sub-Sublease or its negotiation by reason of any act of the indemnifying party.
14. Bankruptcy. If a proceeding under any section or chapter of Title 11 of the United States Code or similar law (the “Bankruptcy Code”) is filed by or against Owner or PTI, Sub-Sublessor shall not make any election to continue or to terminate the Master Lease without Sub-Sublessee’s consent. If a proceeding under any section or chapter of the Bankruptcy Code or similar law is filed by or against Sub-Sublessor, Sub-Sublessor hereby acknowledges and agrees that Sub-Sublessee will pay Rent and other charges hereunder directly to Owner.
15. No Liability. Sub-Sublessor explicitly acknowledges and agrees that, except to the extent caused by the gross negligence or willful misconduct of Sub-Sublessee, Sub-Sublessee shall have no liability for any act or omission of Sub-Sublessor or any other party (excluding any employee, agent, vendor, contractor or invitee of Sub-Sublessee) or any costs, expenses, liabilities or damages imposed upon any of Sub-Sublessee, Sub-Sublessor, Owner or PTI in any way related to acts, omissions or obligations of Sub-Sublessor or any other party (excluding any employee, agent, vendor, contractor or invitee of Sub-Sublessee) or which occurred or accrued prior to the Effective Date, and Sub-Sublessor hereby indemnifies Sub-Sublessee for all such liability, costs, expenses and damages and agrees to hold Sub-Sublessee harmless therefrom. Sub-Sublessee explicitly acknowledges and agrees that, except to the extent caused by the gross negligence or willful misconduct of Sub-Sublessor, Sub-Sublessor shall have no liability for any act or omission of Sub-Sublessee or any employee, agent, vendor, contractor or invitee of Sub-Sublessee or any costs, expenses, liabilities or damages imposed upon any of Sub-Sublessee, Sub-Sublessor, Owner or PTI in any way related to acts, omission or obligations of Sub-Sublessee or any employee, agent, vendor, contractor or invitee of Sub-Sublessee, and Sub-Sublessee hereby indemnifies Sub-Sublessor for all such liability costs, expenses and damages and agrees to hold Sub-Sublessor harmless therefrom.
16. Excluded Premises.
          (a) Notwithstanding anything to the contrary contained in this Sub-Sublease, Sub-Sublessee acknowledges and agrees that during the Term, Sub-Sublessor shall be entitled to (i) retain exclusive use and possession of the Excluded Premises, and (ii) ingress and egress to and nonexclusive use of, in common with Sub-Sublessee, the hallways and other common areas within the Premises in order to access the Excluded Premises. Sub-Sublessee also agrees that Sub-Sublessor shall be entitled to continue to use and, upon prior written notice, maintain (together with reasonable access for repairs, if necessary) all existing telephone and computer cables, conduits, wiring and equipment (“Telecommunications Equipment”) located within the Premises related to the operation and maintenance of Sub-Sublessee’s telephone and computer equipment; provided however, such use and maintenance shall not materially interfere with Sub-Sublessor’s use of the Premises or the Telecommunications Equipment.
          (b) Sub-Sublessor shall have the right upon thirty (30) days’ prior written notice to the Sub-Sublessee to terminate its use of, and surrender in the condition required under the Master Lease Documents, the Excluded Premises to the Sub-Sublessee, which such notice shall specify the date on which the Excluded Premises will be vacated and surrendered by the Sub-Sublessee (the “Excluded Premises Termination Date”). Commencing on the Excluded Premises Termination Date, the Sub-Sublessee shall (i) take possession of the Excluded Premises; (ii) the term, “Premises” as used herein shall include the Excluded Premises; (iii) the Excluded Premises Rent Credit shall cease; (iv) the term, “Rent” as used herein shall exclude the Excluded Premises Rent Credit and Sub-Sublessee shall be responsible for paying the Rent on the entirety of the Premises described in Section 16(b)(ii) above and (v) the rights of Sub-Sublessor pursuant to Section 16(a) herein shall terminate.

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[Signatures on Next Page]

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IN WITNESS WHEREOF, the Parties have executed and delivered this Sub-Sublease as of the day and year first above written.

CARDO MEDICAL, INC.

By:

Name:

Its:

[	]

By:

Name:

Its:

Owner hereby joins in the execution hereof to acknowledge its consent to this Sub-Sublease pursuant to Section 7 of the Master Lease and Section 20 of the PTI Lease and hereby represents and warrants that the consent of PTI is not required in connection with this Sublease pursuant to Section 22 of the Clifton Sublease.
10 CLIFTON ASSOCIATES, LLC

By:

Name:

Its:

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EXHIBIT A
MASTER LEASE DOCUMENTS
[see attached]

8

EXHIBIT B
EXCLUDED PREMISES SKETCH

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APPENDIX B
FORM OF
CERTIFICATE OF AMENDMENT
TO
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
CARDO MEDICAL, INC.
[_________] [___], 2011
     CARDO MEDICAL, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”),
     DOES HEREBY CERTIFY:
     FIRST: The name of this corporation is Cardo Medical, Inc. (the “Corporation”) and that this Corporation was originally formed pursuant to the Certificate of Incorporation filed with the Secretary of State on January 12, 1994, under the name of NAM Corporation.
     SECOND: The Amended and Restated Certificate of Incorporation is hereby amended as follows to change the Corporation’s name:
     “FIRST: The name of the corporation is Tiger X Medical, Inc.”
     THIRD: The amendment of the Amended and Restated Certificate of Incorporation herein certified has been duly adopted and approved by the Board of Directors of the Corporation at a meeting in accordance with the provisions of Sections 141(f) and 242 of the DGCL and by the holders of the requisite number of shares of the Corporation in accordance with Sections 228(a) and 242 of the DGCL.
     IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be executed by a duly authorized officer as of the date first above written.

By:
Authorized Officer

Title:
Name:
Print or Type

B-1

Annex C
INVERNESS ADVISORS
January 24, 2011
Board of Directors
Cardo Medical, Inc.
10 Clifton Blvd.
Suite B1
Clifton, NJ 07011
Members of the Board of Directors:
     You have requested our opinion as to the fairness, from a financial point of view, to Cardo Medical, Inc. (the “Company”), of the Consideration (as defined below) to be received by the Company and its affiliate Cardo Medical, LLC, a Delaware limited liability company (collectively with the Company, “Sellers”) pursuant to the terms of that certain Asset Purchase Agreement (the “Agreement”) by and between Arthrex, Inc., a Delaware corporation (“Buyer”), and Sellers. All capitalized terms used and not otherwise defined herein shall have the respective meanings assigned thereto in the Agreement.
     Subject to the terms and conditions of the Agreement, the Agreement contemplates the sale by Sellers to Buyer of the Purchased Assets (comprised of the assets of Sellers’ reconstructive division (the “Division”) and all of Sellers’ other assets other than the Excluded Assets), in exchange for the assumption by Buyer of the Assumed Liabilities, the payment of the Royalty by Buyer to the Company and the payment of cash proceeds equal to the sum of (i) U.S. $9,960,000 plus (ii) the “Closing Asset Value” as defined in the Agreement (the sum of (i) and (ii), the “Cash Consideration”) by Buyer to Sellers, subject to adjustment as provided for in the Agreement (all of the foregoing, collectively, the “Consideration”). We have also assumed, with your consent, that the Closing Asset Value will be approximately $4,717,000. The purchase and sale of the Purchased Assets and the assumption of the Assumed Liabilities are referred to collectively herein as the “Transaction”. The terms and conditions of the Transaction are more fully set forth in the Agreement.
     In connection with our review of the Transaction and in arriving at our opinion, we have, among other things:
1.	reviewed a draft of the Agreement dated January 21, 2011 (the “Draft Agreement”), including the financial terms and conditions set forth therein;
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2.	reviewed the Company’s audited financial results for the fiscal year ended December 31, 2009, the Company’s unaudited financial statements for the nine months ended September 30, 2010 and a preliminary draft of the Company’s unaudited statement of operations for the quarter ended December 31, 2010;

3.	reviewed certain other business, operating and financial data of the Company and the Division, prepared and furnished to us by the Company’s management, including certain financial forecasts, projections and analyses for the Division prepared and furnished to us by the Company’s management for the fiscal years ending December 31, 2010 through 2013 (the “Forecasts”);

4.	held discussions with the senior management team of the Company concerning the business, past and current operations, financial condition and future prospects of the Division, the effects of the Transaction on the financial condition and future prospects of the Company, and certain other matters we believed necessary or appropriate to our inquiry;

5.	compared the financial performance of the Division with that of certain other companies whose securities are traded in public markets that we deemed relevant;

6.	compared the financial terms of the Transaction with the financial terms, to the extent publicly available, of other transactions that we deemed relevant;

7.	reviewed the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2009, and the Company’s quarterly report on Form 10-Q for the fiscal quarter ended September 30, 2010;

8.	reviewed certain other publicly available business, operating and financial information of the Company and the Division; and

9.	made such other studies and inquiries, and reviewed such other data, and considered such other factors as we have deemed, in our sole judgment, to be necessary, appropriate or relevant to render the opinion set forth herein.
     In preparing our opinion, we have, with your consent, assumed and relied upon the accuracy and completeness of all financial and other information supplied or otherwise made available to us by the Company and all publicly-available financial and other information regarding the Company and its affiliates reviewed by us, and have not independently verified any such information or assumed any responsibility or liability therefor. With regard to all of the foregoing information, we have relied upon the assurances of the senior management team of the Company that all such information is complete and accurate in all material respects and that they are unaware of any facts or circumstances that would make such information incomplete or misleading in any material respect. We have not been requested to
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conduct and have not conducted a physical inspection of the properties or facilities of the Company, nor have we conducted any valuation or appraisal of any of the Purchased Assets or any other assets or liabilities of Sellers, nor have any such valuations or appraisals been provided to us. We have not evaluated the solvency of either Seller under any state, federal or other laws relating to bankruptcy, insolvency or similar matters, and have undertaken no independent analysis of any pending or threatened litigation, regulatory action, possible unasserted claims or other contingent liabilities, to which Sellers or any of their affiliates is a party or may be subject, and at the direction of the Company and with its consent, our opinion makes no assumption concerning, and therefore does not consider, the possible assertion of claims, outcomes or damages arising out of any such matters.
     With respect to the Forecasts provided to us by the Company, we have, with your consent, assumed that such Forecasts were prepared in good faith on reasonable bases reflecting management’s current best estimates and judgments of the Division’s future financial performance were it not to be sold to Buyer. We have also assumed, with your consent, that the financial results reflected in such Forecasts would be realized in the amounts and at the times projected, and we assume no responsibility for and express no view as to such Forecasts or the assumptions on which they are based, provided that we have also been informed by the senior management team of the Company that the ability to realize such results would require the Company to raise additional financing in an amount that exceeds the amount of financing readily available to the Company as of the date of this opinion. Further, without limiting the foregoing, we have, with your consent, assumed, without independent verification, that the historical and projected financial information provided to us by the Company accurately reflects the historical and projected operations of the Company and the Division, and that there has been no material change in the assets, financial condition, business or prospects of the Company or the Division since the respective dates of the most recent financial statements made available to us.
     We have made no independent investigation of any legal matters involving Sellers or Buyer, and we have assumed the correctness of all statements with respect to legal matters made or otherwise provided to the Company and us by the Company’s counsel or by Buyer’s counsel.
     Our opinion is based on market, economic, financial and other circumstances and conditions as they exist as of the date of this letter. Our opinion can be evaluated only as of the date of this letter and any material change in such circumstances and conditions would require a reevaluation of this opinion, which we are under no obligation to undertake. We assume no responsibility to update or revise our opinion based upon events or circumstances occurring after the date hereof.
     This letter does not constitute a recommendation to the Board of Directors of the Company or any other person with respect to the Transaction, and does not address the relative merits of the Transaction over any other alternative transactions which may be available to the Company. We express no opinion as to the underlying business decision of the Company to effect the Transaction, the structure, or accounting treatment or taxation consequences of the Transaction or the availability or the advisability of any alternatives to the Transaction. We express no opinion with respect to any other reasons, legal, business, or otherwise, that may support the decision of the Board of Directors of the
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Company to approve or cause the Company to enter into the Agreement or consummate the Transaction. No opinion is expressed with respect to the fairness (financial or otherwise) of the amount, nature or any other aspect of any compensation payable to any of the officers, directors or employees of the Company, or class of such persons, whether independently or relative to the Consideration, including whether such compensation is reasonable in the context of the Transaction, and we also express no opinion as to the price at which the common stock of the Company will trade upon announcement of the Transaction or at any future time. We have not made any independent investigation of any legal, accounting or tax matters affecting the Company, and we have assumed the correctness of all legal, accounting and tax advice given to the Company and its Board of Directors. This letter does not address the fairness of any specific portion of the Consideration or any other particular component of the Transaction, does not address the fairness of the allocation of the Consideration between Sellers, and does not address the fairness to the stockholders of the Company of the portion of the Consideration that may ultimately become distributable to such stockholders following consummation of the Transaction.
     We also have assumed, with your consent, that in the course of obtaining necessary regulatory and third party approvals and consents for the Transaction, no modification, delay, limitation, restriction or condition will be imposed that will have an adverse effect on the Company or the contemplated benefits of the Transaction and that the Transaction will be consummated in accordance with the terms of the Agreement, without waiver, modification or amendment of any material term, condition or agreement therein. We also have assumed that all of the representations and warranties of the parties set forth in the Agreement and all related agreements and documents are true and correct, that each party to the Agreement and such other agreements will fully and timely perform all of the covenants and agreements required to be performed by such party, and that the final form of the Agreement reviewed by us will not vary in any regard that is material to our analysis from the Draft Agreement, and that the Transaction will be consummated in accordance with the terms thereof, including that, in all respects material to our analysis, the representations and warranties made by the parties thereto are accurate and complete.
     It is understood that this letter is solely for the information of the Company’s Board of Directors in evaluating the Transaction and does not confer rights or remedies upon the stockholders of the Company or any creditor of the Company or any other person, and we express no opinion or recommendation as to how any stockholder of the Company should vote or act in connection with the Transaction. Furthermore, this letter should not be construed as creating any fiduciary duty on our part to the Company, the Company’s Board of Directors or any other party. This opinion is not to be reproduced, summarized, described or referred to or given to any other person or otherwise made public or used for any other purpose, or published or referred to at any time, in whole or in part, without our prior written consent. The issuance of this opinion was approved by our Fairness Opinion Review Committee.
     Inverness Advisors, a division of KEMA Partners LLC (“Inverness”), as part of its investment banking services, is regularly engaged in the valuation of businesses and securities in connection with mergers, acquisitions, private placements and valuations for corporate and other purposes. Inverness
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and its affiliates in the ordinary course of business provides and in the future may continue to provide investment banking services to the Company and may receive fees for the rendering of such services. In addition, in the ordinary course of our businesses, we and our affiliates may actively trade the debt and equity securities of the Company or Buyer for our own account or for the accounts of customers and, accordingly, we may at any time hold long or short positions in such securities.
     Inverness has been engaged by the Company as its financial advisor pursuant to the engagement and indemnity agreement dated October 31, 2010, by and between Inverness and the Company (the “Inverness Engagement Letter”). In connection with the Transaction, Inverness will receive a fee for the rendering of this opinion and certain additional fees for our services in connection with the Transaction. In addition, the Company has agreed to indemnify us against and exculpate us from certain liabilities that may arise out of our engagement, all as more fully described in the Inverness Engagement Letter.
     Based on and subject to the foregoing, and in reliance thereon, we are of the opinion that, as of the date hereof, the Consideration to be received in the Transaction is fair, from a financial point of view, to the Company.
Very truly yours,

INVERNESS ADVISORS
Inverness Advisors 535 Pacific Avenue, 3rd Floor San Francisco, CA 94133
All securities business conducted through KEMA Partners LLC a registered broker-dealer